As filed with the Securities and Exchange Commission on February 12, 2019

Registration No. 333-229144

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SUPER LEAGUE GAMING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7374 (Primary Standard Industrial Classification Code Number)	47-1990734 (I.R.S. Employer Identification Number)

2906 Colorado Ave.
Santa Monica, California 90404
(855) 248-7079
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ann Hand
President and Chief Executive Officer
Super League Gaming, Inc.
2906 Colorado Ave.
Santa Monica, California 90404
(802) 294-2754
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daniel W. Rumsey, Esq. Jessica R. Sudweeks, Esq. Disclosure Law Group, A Professional Corporation 655 West Broadway, Suite 870 San Diego, California 92101 (619) 272-7050	Jonathan R. Zimmerman, Esq. Ben A. Stacke, Esq. Ryan R. Woessner, Esq. Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 (612) 766-7000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share	2,613,636	$ 12.00	$ 31,363,632	$ 3,801.28

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2)
Includes an additional 340,909 shares that the underwriters have the option to purchase to cover over- allotments, if any.

(3)
The registrant previously paid $3,030.00 of this amount in connection with a prior filing of this Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2019

PRELIMINARY PROSPECTUS

2,272,727 Shares

SUPER LEAGUE GAMING, INC.

We are offering 2,272,727 shares of our common stock. This is our initial public offering and no public market currently exists for our common stock. The initial public offering price of our common stock is expected to be between $10.00 and $12.00 per share. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “SLGG.”

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary – Implications of Being an Emerging Growth Company.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
In addition, we have agreed to issue a warrant to purchase up to 68,182 shares of our common stock to the underwriters, which equates to 3.0% of the number of shares of our common stock to be issued and sold in this offering, and to reimburse the underwriters for certain expenses. See “Underwriting” for additional information regarding this warrant and underwriting compensation generally.

We have granted the underwriters an option to buy up to an additional 340,909 shares of our common stock to cover over-allotments, if any. The underwriters may exercise this option at any time during the 30-day period from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares will be made on or about                     , 2019, subject to customary closing conditions.

Joint Book-Running Managers
Northland Capital Markets	Lake Street

Co-Manager
National Securities Corporation

The date of this prospectus is                     , 2019

You should rely only on the information contained in this prospectus or in any free writing prospectus we or the underwriters may authorize to be delivered or made available to you. Neither we or the underwriters have authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, financial condition, operating results and prospects may have changed since that date.

For investors outside of the United States: No action is being taken in any jurisdiction outside of the United States that would permit a public offering of the shares of our common stock or possession or distribution of this prospectus in any such jurisdiction. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

In this prospectus, unless the context indicates otherwise, references to “Super League,” “SLG,” “we,” the “Company,” “our” and “us” refer to Super League Gaming, Inc., a Delaware corporation, and references to the “Board” or the “Board of Directors” means the Board of Directors of the Company.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision.

We are a leading amateur esports community and content platform offering a personalized experience to the large and underserved global audience of 2.3 billion gamers, as estimated by NewZoo. According to the Electronic Software Association, the avid gamer, identified as individuals who are considered the most frequent gamers, sees gameplay as central to their social life with 55% playing video games to connect with friends and 46% to spend time with family members. Through our proprietary, cloud-based technology platform, we connect our network of gamers, venues and brand partners to enable local, social and competitive esports that can be uniquely broadcast through our platform. We offer daily and season-focused offerings for which amateur competitive gamers establish meaningful connections with each other while improving their skills.

As a first-mover in defining the amateur esports category in 2015, we believe we are one of the most recognizable brands for amateur gamers. We have multi-year strategic partnerships with leading game publishers such as Microsoft Corporation (“Microsoft”) and Riot Games, Inc. (“Riot Games”) with titles including Minecraft and League of Legends, respectively, as well as relationships with Supercell and Epic Games with respect to Clash Royale and Fortnite, respectively, to drive use among our member base and further penetrate our target market. We deliver enhanced gaming experiences to our members with these titles through our platform, and we provide our venue and brand partners access to our member network and platform technology. We believe our members and the organizations that use our platform are only beginning to leverage the power of the consumer experience, commercial benefits, and data analytics our technology enables. Targeting Generation Z and Millennials, members join through accessible, free-to-play experiences, allowing us to reach the expansive amateur gaming market. We intend to convert members into subscribers by offering two tiers of competitive gameplay engagement: (i) our monthly subscription for the more casual competitive player, offering access to exclusive online tournaments and member benefits; and (ii) our semi-annual season pass for the more competitive player offering access to our city leagues and advanced amateur esports offers along with membership rewards.

Our Platform

Our proprietary cloud-based platform provides amateur gamers a modernized way to connect, play and view games in real-time. We believe our platform will become central to the esports ecosystem and allow us to capture a significant portion of our members’ gameplay hours and share-of-wallet for greater lifetime value. Our platform aggregates a diverse audience of gamers across multiple game titles and provides our members with access to online, in-person and hybrid competitive experiences and broadcasts that are accessible to a broad range of ages and demographics. Through our platform, we have three core components that enable differentiated and immersive gameplay at scale: (i) our matchmaking system allows members to create their public-facing gamer persona and applies distinct criteria and filters around team size, skill level and geography to intelligently match our members for competitive gameplay and facilitate rich online and in-person social connections; (ii) our tournament system supports all major components of tournament operations and automation including, for example, ticketing, user management, event management, event operations, Application Program Interface (“API”) integrations that power direct connectivity between our platform and the servers of each game publisher, data services, leaderboards and prize fulfillment; and (iii) our proprietary, cloud-based visualization and broadcast system is capable of capturing and live streaming gameplay across all digital distribution platforms and delivering separate streams simultaneously to multiple locations and channels.

The end broadcast result is our customizable Heads-up-Display (“HUD”), which complements gameplay through dynamic visualization of player and team statistics, competitive status updates and contextual content that can also be uniquely displayed on a hyper-local level with content specific to the target markets, associated communities and players participating across multiple venues. In addition, our proprietary SuperLeagueTV digital network is the first esports media property principally dedicated to amateur players and teams. Currently, live stream gameplay and video-on-demand (“VOD”) content is broadcast through SuperLeagueTV on Twitch and YouTube. We believe SuperLeagueTV’s digital broadcast distribution is an essential way to drive viewership and membership interest, along with new game title expansion and additional online and in-person experiences through our distributed venue partner network.

Our Vision and History

Our vision is to make Super League Gaming the preeminent brand and platform for amateur esports. We do this by providing a proprietary, end-to-end platform that allows our members to compete, socialize and spectate premium amateur esports gameplay and enables a wide ecosystem of partners to bring Super League experiences at scale to gamers around the world.

After securing strategic partnerships with the publishers of top-tier game titles beginning in 2016, we became the first consumer of our platform technology through the establishment of our city league consisting of 16 teams based in various U.S. cities built around Minecraft, League of Legends and, most recently, Clash Royale. In 2017, we further differentiated our offering by migrating to a cloud-based technology platform for scale while continuing to build and establish the Super League Gaming brand. We also developed intelligent technology that facilitates personalized experiences and matchmaking for gamers, and audience-targeted gameplay broadcasting content at scale. We are now positioned to unlock the platform more extensively to new game titles and a distributed network of venue operators and gameplay organizers in order to further develop a self-organizing marketplace for online and in-person gaming experiences.

Industry Overview - The Esports Ecosystem

The consumer appetite for esports continues to grow at a rapid pace with passionate fans across the globe. According to NewZoo, the overall value of the global gaming market could reach approximately $137.9 billion by the end of 2018, representing an estimated year over year increase of 13.3%, or $16.2 billion from 2017. The consumer appetite for esports continues to grow at a rapid pace with passionate fans across the globe. Key trends fueling this growth include the rise of live streaming, real-time social networking within games, and multi-generational and lifestyle gaming that integrates several aspects of an individual gamer’s life with the core game, including online play, downloadable content, achievements and item collection.

In particular, the professional esports industry is growing quickly, evidenced through new leagues, teams and broadcast distribution channels, and this growth is attracting high-profile esports investments from brands, media organizations and traditional sports rights holders. As professional esports player salaries and the value of broadcast media rights have risen substantially, there is large unmet demand at the amateur level for competitions and viewing content, which, for esports fans, is predominantly consumed through live streaming and over-the-top (“OTT”) channels. The following data points illustrate the vast growth opportunity for global esports:

●
Recent reports show a “$15 billion blue sky revenue opportunity” for professional esports due to the highly engaged and untapped fanbase (Merrill Lynch Interactive Report, 2018).

●
In 2018,  approximatley 560 billion minutes of esports were viewed on Twitch, an increase of 58% year-over-year, and by 2022, esports is on track to reach  an estimated 276 million global viewers (up from approximately 167 million global viewers currently), similar to the current audience size of the National Football League (“NFL”) (TwitchTracker.com; Goldman Sachs Esports Equity Research, 2018).

●
Gaming video content is estimated to be a $4.6 billion market with more viewers than HBO, Netflix, ESPN and Hulu combined (SuperData Research, 2017).

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Just a few top-tier game titles currently deliver hundreds of millions of gamers; estimated monthly active users (“MAU”) for Fortnite, League of Legends and Minecraft is 125 million, 100 million and 74 million, respectively (Statista and Microsoft, 2018).

●
The average U.S. gaming household has 1.7 gamers with 70% of parents believing gaming “has a positive influence on their children’s lives” (Electronic Software Association, 2018).

●
Esports enthusiasts on average have higher college graduation rates and average household incomes, with 43% earning greater than $75,000 per year, relative to traditional sports fans (Mindshare, Esports Fans: What Marketers Should Know, 2016).

●
An average esports viewer spends up to nine hours per week watching esports-related content in addition to over eight hours of gameplay per week (Nielsen Esports Playbook, 2017).

Our Opportunity

We believe our esports community platform will transform the way amateur gamers connect, interact, socialize and compete. Our premium, competitive gameplay experiences and elite amateur broadcasts, coupled with the expansion of our game title portfolio, our retail venue partner network and our strategic brand sponsorships, introduce new gamers into our customer funnel to drive membership growth and subscription conversion. Esports is still in its early stages and entering a new phase of growth. Despite the significant growth potential outlined above, there are several key challenges facing stakeholders in the esports landscape for which we can offer solutions:

Stakeholder	Challenge	Super League’s Solution
Amateur Gamers	As a highly fragmented, often anonymous community, gamers have limited ways to find gamers of similar skill-level for heightened competitive play and new social connections.	Through our end-to-end platform, we connect players online and locally for deeper competition and socialization along with providing a unique lens on amateur gameplay.
Game Publishers
With significant capital investment in developing game titles and increased competition, publishers need to grow and retain their gamer base to extend the lifecycle and franchise value of their intellectual property.
Through our offers and variety of alternative, premium experiences, we introduce titles to new audiences while deepening engagement among existing gamers for greater long-term retention.
Venue Operators (including restaurants and retailers)	To improve asset utilization and optimize weaker day-parts, venue operators need to draw new foot-traffic to establishments, improve overall customer satisfaction and retention.	Through our licensable technology, we provide access to our platform and enable esports experiences that attract a new customer base of both players and spectators to grow same-store sales.
Sponsors and Advertisers
In a world of increasing fragmentation of content distribution and ad-blocking technology, sponsors need to identify channels to reach gamers, particularly Generation Z and Millennials, with high quality and non-invasive advertising.
Through a range of high-touch experiences and customizable content, we deliver a highly targeted marketing channel that offers a relevant path for brands to build affinity with the target demographic.
Professional Esports Teams and Owners
With significant investments in esports teams, owners need to rapidly develop a fanbase to achieve franchise values similar to traditional sports teams as well as identify the next generation of professionals.
Through amateur youth and young adult leagues, we cultivate the future professional esports fanbase and provide a feeder system to the professional level.

Our Strengths

We differentiate ourselves from potential competition through the power of a pure horizontal platform and established partnerships that enable experiences, community, content and commerce. Our core strengths include the following:

●
Game Publisher Agreements provide access to existing user bases via strategic partnerships with some of the largest game publishers. These partnerships draw subscription interest and provide a line of defense against our competitors. Our ability to interact with this highly attractive, engaged user base draws brands and sponsors to us to reach this otherwise hard-to-reach demographic.

●
Proprietary and Curated Content provides us with a unique perspective to amateur competitive gameplay currently absent from the esports ecosystem and is highly complementary and valuable to the needs of large video streaming providers.

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Patent-Pending Technology allows for unique, intelligent content capture enabling us to display the most relevant gameplay activity in real time and broad visualization of active gameplay to facilitate maximum scale of interactive, in-person gaming, broadcast experience, and content monetization.

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Over Three Years of Brand and Technology Development provides us a strong, distinctive lead on followers with no obvious competitors in the holistic community, league operations and media platform category.

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A Diverse Set of Enterprise and Commercial Revenue Streams enabled by a pure platform play that protects us from the risk of online-only offers subject to commoditization and advertising revenue dependency.

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A Growing Member Base coupled with highly customized gaming and viewing experiences allows us to capture a global, highly engaged, yet somewhat elusive community that we believe will provide many new ways to monetize over time.

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Creation of Intangible Brand Value in the quality of our offer, game titles, brand partners, and investor base that validates our trusted, premium brand and distinctive positioning to drive value in the fragmented, burgeoning esports landscape.

Our Growth Strategy

Our core strategy is to pursue initiatives that promote the viral growth of our member base, and in doing so drive subscription, sponsorships and other new revenue streams utilizing the following levers:

●
Member Growth and Network Effect is driven organically through direct marketing, partner and influencer promotion, and search engine optimization. We believe the most efficient member acquisition, however, will come through organic word of mouth and other customer-based referrals.

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Mutually Beneficial Relationships with Game Publishers, along with our game-agnostic platform interface, allow us to access large, built-in customer bases from game titles amassing access to hundreds of millions of MAU and offering enhanced competitive gameplay experiences to deepen their connection to the game titles.

●
Strategic Retail Venue Partnerships allow us to reach domestic and international scale by leveraging the infrastructure, operations and marketing efforts of our retail venue partners to create daily, weekly and monthly in-person experiences with amateur gamers to drive more membership and competitive gameplay through our platform.

●
Brand and Media Partnerships, which often include commitments to promote our brand, events and content across their social channels outside of our events and platform, have the potential to extend the utilization of our platform by leveraging the reach of our partners’ existing broadcast, social and customer loyalty programs which, in turn, can extend our audience reach and potentially drive more gamers and viewers to our amateur esports gaming content and technology platform.

●
International Expansion, as we continue to prove the model domestically, will enable us to access the massive global scale of gamers worldwide and unlock greater brand partnership and media rights revenue opportunities through global audience development.

Selected Risks Related to our Business

Our business is subject to numerous risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects, that you should consider before making an investment decision. Some of the more significant risks and uncertainties relating to an investment in our company are listed below. These risks are more fully described in the “Risk Factors” section of this prospectus immediately following this prospectus summary:

●
overall strength and stability of general economic conditions, and of the esports industry, both in the United States and globally;

●
changes in consumer demand for, and acceptance of, the game titles that we license for our tournaments and activities, as well as online multiplayer competitive amateur gaming in general;

●
changes in the competitive environment, including new entrants in the market for online amateur competitive gaming, tournaments and competitions that compete with our own;

●
competition from new entrants in the amateur esports space, and if we are unable to compete effectively, we may not be able to achieve or maintain significant market penetration or improve our results of operations;

●
our ability to generate consistent revenue;

●
our ability to effectively execute our business plan;

●
changes in the licensing fees charged by the publishers of the most popular online video games;

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changes in laws or regulations governing our business and operations;

●
our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to us;

●
our ability to effectively market our amateur city leagues, tournaments and competitions;

●
our ability to obtain and protect our existing intellectual property protections, including patents, trademarks and copyrights;

●
our ability to obtain and enter into new licensing agreements with game publishers and owners;

●
our ability to list our shares on the Nasdaq Capital Market or any other national exchange and maintain such listing; and

●
other risks described from time to time in periodic and current reports that we file with the Securities and Exchange Commission (the “SEC”).

Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●
A requirement to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●
An exemption from the auditor attestation requirement on the effectiveness of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

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An extended transition period for complying with new or revised accounting standards;

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Reduced disclosure about our executive compensation arrangements; and

●
No non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions from the JOBS Act until the end of the fiscal year in which the fifth anniversary of this offering occurs, or such earlier time when we no longer qualify as an emerging growth company. We would cease to be an emerging growth company on the earlier of (i) the last day of the fiscal year (a) in which we have more than $1.07 billion in annual revenue or (b) in which we have more than $700 million in market value of our capital stock held by non-affiliates, or (ii) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens under the JOBS Act. We have irrevocably taken advantage of other reduced reporting requirements in this prospectus, and we may choose to do so in future filings. To the extent we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold equity interests.

Corporate Information

Super League Gaming, Inc. was incorporated under the laws of the State of Delaware on October 1, 2014 as Nth Games, Inc. On July 13, 2015, we changed our corporate name from Nth Games, Inc. to Super League Gaming, Inc. Our principal executive offices are located at 2906 Colorado Avenue, Santa Monica, California 90404, and our telephone number is (855) 248-7079. Our corporate website address is www.superleague.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Offering

The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Issuer	Super League Gaming, Inc.

Common stock offered by us	2,272,727 shares.

Over-allotment option	The underwriters have an option for a period of 30 days from the date of this prospectus to purchase up to 340,909 additional shares of our common stock to cover over-allotments, if any
Common stock to be outstanding after this offering	8,338,020 shares, or 8,678,929 shares if the underwriters exercise their option to purchase additional shares in full.
Use of proceeds
We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $22.4 million, or approximately $25.8 million if the underwriters exercise their option to purchase additional shares from us in full, assuming an initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. We intend to use the net proceeds of this offering for working capital and general corporate purposes, including sales and marketing activities, product development and capital expenditures. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors
You should read the “Risk Factors” section of this prospectus and the other information in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed listing	We have applied to have our common stock listed on the Nasdaq Capital Market in connection with this offering. No assurance can be given that such listing will be approved.

Proposed Nasdaq Capital Market symbol	“SLGG”

The number of shares of our common stock to be outstanding after this offering is based on 4,610,109 shares of our common stock outstanding as of February 11, 2019, and excludes:

●
2,390,968 shares of common stock issuable upon exercise of warrants to purchase our common stock, of which 1,208,936 warrants (subject to adjustment as described below) are callable at the election of the Company, at any time following the completion of this offering;

●
1,524,468 shares of common stock issuable upon exercise of options held and 274,698 shares of common stock reserved for issuance pursuant to our 2014 Plan (as defined herein); and

●
 68,182 shares of common stock issuable upon the exercise of the warrant to be issued to the underwriters, which equates to 3.0% of the number of shares of our common stock to be issued and sold in this offering.

Except as otherwise indicated, all information in this prospectus assumes the following:

●
automatic conversion of our outstanding 9.00% secured convertible promissory notes issued between May 2018 and August 2018 into 1,455,184 shares of our common stock;

●
a one-for-three reverse stock split of our common stock which was effected on February 8, 2019 (all share and per share amounts in this prospectus have been presented on a retrospective basis to reflect the reverse stock split); and

●
no exercise by the underwriters of their option to purchase up to 340,909 additional shares of common stock from us in this offering to cover over-allotments, if any.

SUMMARY FINANCIAL DATA

The following tables set forth a summary of our historical financial data as of, and for the periods ended on, the dates indicated. We have derived the statements of operations data for the years ended December 31, 2018 and 2017 from our audited financial statements included elsewhere in this prospectus. You should read this data together with our financial statements and related notes included elsewhere in this prospectus and the sections in this prospectus entitled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results for any prior period are not indicative of our future results.

	Year Ended December 31,
	2018	2017
Statements of Operations Data:
Sales	$ 1,046,359	201,182
Cost of goods sold	684,105	1,487,905
Gross profit (loss)	362,254	(1,286,723)
Operating expenses:
Selling, marketing and advertising	1,525,525	1,155,506
Research and development	17,197	61,543
General and administrative	14,979,732	12,451,636
Total operating expenses	16,522,454	13,668,685

Loss from operations	(16,160,200)	(14,955,408)
Other income (expense), net	(4,466,616)	-
Net loss	$ (20,626,816)	$ (14,955,408)

Net loss per share attributable to common stockholders (1) (2)
Basic	$ (4.48)	$ (3.52)
Diluted	$ (4.48)	$ (3.52)
Weighted average shares outstanding used in computing net income (loss) per share attributable to common stockholders (1) (2)
Basic	4,606,951	4,246,626
Diluted	4,606,951	4,246,626

(1)
See Note 1 to our audited financial statements included elsewhere in this prospectus for an explanation of the methods used to calculate the historical net income (loss) per share, basic and diluted, and the number of shares used in the computation of the per share amounts.

(2)
All share and per share data has been retrospectively adjusted to reflect the one-for-three reverse stock split of our common stock, which was effected on February 8, 2019.

	As of December 31, 2018
	Actual	As Adjusted (1)
Balance Sheet Data:		(unaudited)
Cash	$2,774,421	$ 25,128,369
Working capital	(8,032,686)	25,243,863
Total assets	4,987,157	27,341,105
9.00% Convertible notes payable	10,922,601	-

Additional paid-in capital	48,325,146	89,825,509
Accumulated deficit	(55,133,473)	(63,361,015)
Total stockholders’ deficit	(6,794,496)	26,482,053

(1)
Pro forma as adjusted balance sheet data reflects the pro forma items described immediately above plus our sale of 2,272,727 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Pro forma as adjusted balance sheet data is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed initial public offering price of $11.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease pro forma as adjusted cash, total assets and total stockholders' deficit by approximately $2.1 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. A 1,000,000 share increase or decrease in the number of shares offered by us would increase or decrease pro forma as adjusted cash, total assets and total stockholders' deficit by approximately $10.2 million, assuming that the assumed initial price to public remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. These unaudited pro forma adjustments are based upon available information and certain assumptions we believe are reasonable under the circumstances.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could harm our business, financial condition, operating results, and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to Our Business and Industry

We have incurred significant losses since our inception and we may continue to experience losses in the future.

We incurred net losses of $20.6 million and $14.9 million during the years ended December 31, 2018 and 2017, respectively.  Noncash expenses (excluding depreciation and amortization of fixed and intangible assets) totaled $8,850,074 and $5,000,243 for the years ended December 31, 2018 and 2017, respectively. As of December 31, 2018, we had an accumulated deficit of $55.1 million. The report of our independent registered public accounting firm to the financial statements for our fiscal year ended December 31, 2018, included elsewhere in the prospectus, contains an explanatory paragraph stating that our recurring losses from operations, accumulated deficit and cash used in operating activities raise substantial doubt about our ability to continue as a going concern. We cannot predict if we will achieve profitability soon or at all. We expect to continue to expend substantial financial and other resources on, among other things:

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investments to expand and enhance our esports technology platform and technology infrastructure, make improvements to the scalability, availability and security of our platform, and develop new offerings;

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sales and marketing, including expanding our customer acquisition and sales organization and marketing programs, and expanding our programs directed at increasing our brand awareness among current and new customers;

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investments in bandwidth to support our video streaming functionality;

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contract labor costs and other expenses to host our leagues and tournaments;

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costs to retain and attract gamers and license first tier game titles, grow our online gamer community and generally expand our business operations;

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hiring additional employees;

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expansion of our operations and infrastructure, both domestically and internationally; and

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general administration, including legal, accounting and other expenses related to being a public company.

We may not generate sufficient revenue to offset such costs to achieve or sustain profitability in the future. We expect to continue to invest heavily in our operations, our online and in person experiences, business development related to game publishers, advertisers, sponsors and gamer acquisition, to accelerate as well as maintain our current market position, support anticipated future growth and to meet our expanded reporting and compliance obligations as a public company.

We expect operating losses to continue in the near term in order to carry out our strategic objectives. We consider historical operating results, capital resources and financial position, in combination with current projections and estimates, as part of our plan to fund operations over a reasonable period of time.

Commencing in February through August 2018, we issued 9.00% secured convertible promissory notes in the aggregate principal amount of approximately $13,000,000. The notes (i) accrue simple interest at the rate of 9.00% per annum, (ii) mature on the earlier of the closing of an initial public offering (“IPO”) of our common stock on a national securities exchange or April 30, 2019, and (iii) all outstanding principal and accrued interest is automatically convertible into shares of common stock upon the closing of an IPO, as described elsewhere herein.

We intend to use the proceeds from the issuance of the notes for business expansion, merger and/or acquisitions, game licensing, and working capital. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are deemed satisfactory.

We believe our current cash, net proceeds from debt issuances and the amount available from future issuances of common stock, including shares to be issued as a part of this offering, will be sufficient to fund our working capital requirements beyond the next 12 months. This belief assumes, among other things, that we will be able to raise additional equity financing, will continue to be successful in implementing our business strategy and that there will be no material adverse developments in the business, liquidity or capital requirements. If one or more of these factors do not occur as expected, it could have a material adverse impact on our activities, including (i) reduction or delay of our business activities, (ii) forced sales of material assets, (iii) defaults on our obligations, or (iv) insolvency. Our planned investments may not result in increased revenue or growth of our business. We cannot assure you that we will be able to generate revenue sufficient to offset our expected cost increases and planned investments in our business and platform. As a result, we may incur significant losses for the foreseeable future, and may not be able to achieve and/or sustain profitability. If we fail to achieve and sustain profitability, then we may not be able to achieve our business plan, fund our business or continue as a going concern. The financial statements included in this prospectus do not contain any adjustments which might be necessary if we were unable to continue as a going concern.

We are a relatively young company, and we may not be able to sustain our rapid growth, effectively manage our anticipated future growth or implement our business strategies.

We have a limited operating history. Although we have experienced significant growth since our gaming platform for amateur online and in person gaming experiences was launched, and we established our amateur city leagues, tournaments and competitions, our historical growth rate may not be indicative of our future performance due to our limited operating history and the rapid evolution of our business model, including a focus on subscription-based gaming. We may not be able to achieve similar results or accelerate growth at the same rate as we have historically. As our amateur city leagues, tournaments and competitions continue to develop, we may adjust our strategy and business model to adapt. These adjustments may not achieve expected results and may have a material and adverse impact on our financial condition and results of operations.

In addition, our rapid growth and expansion have placed, and continue to place, significant strain on our management and resources. This level of significant growth may not be sustainable or achievable at all in the future. We believe that our continued growth will depend on many factors, including our ability to develop new sources of revenues, diversify monetization methods including our subscription offerings, attract and retain competitive gamers, increase engagement, continue developing innovative technologies, tournaments and competitions in response to shifting demand in esports and online gaming, increase brand awareness, and expand into new markets. We cannot assure you that we will achieve any of the above, and our failure to do so may materially and adversely affect our business and results of operations.

We are subject to risks associated with operating in a rapidly developing industry and a relatively new market.

Many elements of our business are unique, evolving and relatively unproven. Our business and prospects depend on the continuing development of live streaming of competitive esports gaming. The market for esports and amateur online gaming competition is relatively new and rapidly developing and are subject to significant challenges. Our business relies upon our ability to cultivate and grow an active gamer community, and our ability to successfully monetize such community through tournament fees, subscriptions for our esports gaming services, and advertising and sponsorship opportunities. In addition, our continued growth depends, in part, on our ability to respond to constant changes in the esports gaming industry, including rapid technological evolution, continued shifts in gamer trends and demands, frequent introductions of new games and titles and the constant emergence of new industry standards and practices. Developing and integrating new games, titles, content, products, services or infrastructure could be expensive and time-consuming, and these efforts may not yield the benefits we expect to achieve at all. We cannot assure you that we will succeed in any of these aspects or that the esports gaming industry will continue to grow as rapidly as it has in the past.

We generate a portion of our revenues from advertising and sponsorship. If we fail to attract more advertisers and sponsors to our gaming platform or tournaments or competitions, or if advertisers or sponsors are less willing to advertise with or sponsor us, our revenues may be adversely affected.

We generate a growing portion of our revenues from advertising and sponsorship, which we expect to further develop and expand in the near future as online viewership of our esports gaming offerings expand. Our revenues from advertising and sponsorship partly depend on the continual development of the online advertising industry and advertisers’ willingness to allocate budgets to online advertising in the esports gaming industry. In addition, companies that decide to advertise or promote online may utilize more established methods or channels, such as more established internet portals or search engines, over advertising on our gaming platform. If the online advertising and sponsorship market does not continue to grow, or if we are unable to capture and retain a sufficient share of that market, our ability to increase our current level of advertising and sponsorship revenue and our profitability and prospects may be materially and adversely affected.

Furthermore, our core and long-term priority of optimizing the gamer experience and satisfaction may limit our gaming platform’s ability to generate revenues from advertising and sponsorship. For example, in order to provide our gamers with an uninterrupted competitive gaming experience, we do not place significant amounts of advertising on our streaming interface or insert pop-up advertisements during streaming. While this decision could adversely affect our operating results in the short-term, we believe it enables us to provide a superior gamer experience on our gaming platform, which will help us expand and maintain our current base of gamers and enhance our monetization potential in the long-term. However, this philosophy of putting our gamers first may also negatively impact our relationships with advertisers, sponsors or other third parties, and may not result in the long-term benefits that we expect, in which case the success of our business and operating results could be harmed.

Our revenue model may not remain effective and we cannot guarantee that our future monetization strategies will be successfully implemented or generate sustainable revenues and profit.

We generate revenues from advertising and sponsorship of our league tournaments, and through the operation of our live streaming gaming platform using a revenue model whereby gamers can get free access to certain live streaming of amateur tournaments, and gamers pay fees to compete in league competition. We have generated, and expect to continue to generate, a substantial portion of revenues using this revenue model in the near term. We are, however, particularly focused on implementing a subscription model for our expanding gamer base. Although our business has experienced significant growth in recent years, there is no guarantee that our subscription packages will gain significant traction to maximize our growth rate in the future, as the demand for our offerings may change, decrease substantially or dissipate, or we may fail to anticipate and serve gamer demands effectively.

The loss of or a substantial reduction in activity by one or more of our largest customers and/or vendors could materially and adversely affect our business, financial condition and results of operations.

During the years ended December 31, 2018 and 2017, (i) four customers accounted for 82% and three customers accounted for 47% of our revenue, respectively, (ii) three and four customers accounted for 96% of accounts receivable, respectively, and (iii) three vendors accounted for 43% and two vendors accounted for 32% of accounts payable, respectively. The loss of or a substantial reduction in activity by one or more of our largest customers could materially and adversely affect our business, financial condition and results of operations.

Our marketing and advertising efforts may fail to resonate with amateur gamers.

Our amateur city league tournaments and competitions are marketed through a diverse spectrum of advertising and promotional programs such as online and mobile advertising, marketing through websites, event sponsorship and direct communications with our gaming community including via email, blogs and other electronic means. An increasing portion of our marketing activity is taking place on social media platforms that are either outside, or not totally within, our direct control. Changes to gamer preferences, marketing regulations, privacy and data protection laws, technology changes or service disruptions may negatively impact our ability to reach target gamers. Our ability to market our amateur city league tournaments and competitions is dependent in part upon the success of these programs. If the marketing for our amateur city league tournaments and competitions fails to resonate and expand with the gamer community, or if advertising rates or other media placement costs increase, our business and operating results could be harmed.

We have a unique community culture that is vital to our success. Our operations may be materially and adversely affected if we fail to maintain this community culture as we expand in our addressable gamer communities.

We have cultivated an interactive and vibrant online social gamer community centered around amateur online and in person gaming. We ensure a superior gamer experience by continuously improving the user interface and features of our gaming platform along with offering a multitude of competitive and recreational gaming experiences with first tier esports games. We believe that maintaining and promoting a vibrant community culture is critical to retaining and expanding our gamer community. We have taken multiple initiatives to preserve our community culture and values. Despite our efforts, we may be unable to maintain our community culture and cease to be the preferred platform for our target gamers as we expand our gamer footprint, which would be detrimental to our business operations.

The amateur esports gaming industry is intensely competitive. Gamers may prefer our competitors’ amateur leagues, competitions or tournaments over our own.

Competition in the amateur esports gaming industry generally is intense. Our competitors range from established leagues and championships owned directly, as well as leagues franchised by, well known and capitalized game publishers and developers, interactive entertainment companies and diversified media companies to emerging start-ups, and we expect new competitors to continue to emerge throughout the amateur esports gaming ecosystem. If our competitors develop and launch competing amateur city leagues, tournaments or competitions, or develop a more successful amateur online gaming platform, our revenue, margins, and profitability will decline.

The amateur esports gaming industry is very “hit” driven. We may not have access to “hit” games or titles.

Select game titles dominate competitive amateur esports and online gaming, including League of Legends, Minecraft, Fortnite and Overwatch, and many new games titles are regularly introduced in each major industry segment (console, mobile and PC free-to-download). Despite the number of new entrants, only a very few “hit” titles account for a significant portion of total revenue in each segment.

The size and engagement level of our online and in person gamers are critical to our success and are closely linked to the quality and popularity of the esports game publishers with which we have licenses. Esports game publishers on our gaming platform, including those who have entered into license agreements with us, may leave us for other gaming platforms or amateur leagues which may offer better competition, and terms and conditions than we do. Furthermore, we may lose esports game publishers if we fail to generate the number of gamers to our amateur tournaments and competitions expected by such publishers. In addition, if popular esports game publishers cease to license their games to us, or our live streams fail to attract gamers, we may experience a decline in gamer traffic, subscriptions and engagement, which may have a material and adverse impact on our results of operations and financial conditions.

Although we have entered into multi-year agreements with the publishers of League of Legends and Minecraft, if we fail to license multiple additional “hit” games or any of our existing licensed esports game publishers with which we currently have a license decide to breach the license agreement or choose not to continue with us once the term of the license agreement expires, the popularity of our amateur city leagues, tournaments and competitions may decline and the number of our gamers may decrease, which could materially and adversely affect our results of operations and financial condition.

In addition to the esports games we have licensed, we must continue to attract and retain the most popular esports gaming titles in order to maintain and increase the popularity of our amateur city leagues, tournaments and competitions, and ensure the sustainable growth of our gamer community. We must continue to identify and enter into license agreements with esports gaming publishers developing “hit’ games that resonate with our community on an ongoing basis. We cannot assure you that we can continue to attract and retain the same level of first-tier esports game publishers and our ability to do so is critical to our future success.

We have not entered into definitive license agreements with certain game publishers that we currently have relationships with, and we may never do so.

Although we have relationships with Supercell and Epic Games for experiences involving Clash Royale and Fortnite, respectively, we currently do not have definitive license agreements in place with respect to these relationships. We currently anticipate that we will enter into license agreements with both parties in the future, however no assurances can be given as to when we will be able to come to terms agreeable to both parties, if ever. In the event that we are not able to come to mutually agreeable terms and enter into definitive license agreements with each of Supercell and Epic Games, they may unilaterally choose to discontinue their relationship with the Company, thereby preventing us from offering experiences on our platform using Clash Royale or Fortnite, as the case may be. Should either Supercell or Epic Games choose not to allow us to offer experiences involving Clash Royale and Fortnite to our users, the popularity of our amateur city leagues, tournaments and competitions may decline and the number of our gamers may decrease, which could materially and adversely affect our results of operations and financial condition.

If we fail to keep our existing gamers highly engaged, to acquire new gamers, to successfully implement a subscription model for our gaming community, our business, profitability and prospects may be adversely affected.

Our success depends on our ability to maintain and grow the number of amateur gamers attending and participating in our in-person and online tournaments and competitions, and using our gaming platform, and keeping our gamers highly engaged. Of particular importance is the successful deployment and expansion of our subscription model to our gaming community for purposes of creating predictable recurring revenues.

In order to attract, retain and engage amateur gamers and remain competitive, we must continue to develop and expand our city leagues, including internationally, produce engaging tournaments and competitions, successfully license the newest “hit” esports games and titles, implement new technologies and strategies, improve features of our gaming platform and stimulate interactions in our gamer community.

A decline in the number of our amateur gamers in our ecosystem may adversely affect the engagement level of our gamers, the vibrancy of our gamer community, or the popularity of our amateur league play, which may in turn reduce our monetization opportunities, and have a material and adverse effect on our business, financial condition and results of operations. If we are unable to attract and retain, or convert gamers into subscription-based paying gamers, our revenues may decline and our results of operations and financial condition may suffer.

We cannot assure you that our online and in person gaming platform will remain sufficiently popular with amateur gamers to offset the costs incurred to operate and expand it. It is vital to our operations that we remain sensitive and responsive to evolving gamer preferences and offer first-tier esports game content that attracts our amateur gamers. We must also keep providing amateur gamers with new features and functions to enable superior content viewing, and social interaction. Further, we will need to continue to develop and improve our gaming platform and to enhance our brand awareness, which may require us to incur substantial costs and expenses. If such increased costs and expenses do not effectively translate into an improved gamer experience and subscription-based, long-term engagement, our results of operations may be materially and adversely affected.

The ability to grow our business is dependent in part on the success and availability of mass media channels developed by third parties, as well as our ability to develop commercially successful content, and amateur tournaments and competitions.

The success of our business is driven in part by the commercial success and adequate supply of third-party mass media channels for which we may distribute our content, amateur league tournaments and competitions, including Twitch, YouTube and ESL.tv. Our success also depends on our ability to accurately predict which channels and platforms will be successful with the esports gaming community, our ability to develop commercially successful content and distribute via SuperLeagueTV, which is presently available on Twitch, amateur tournaments and competition for these channels and gaming platforms and our ability to effectively manage the transition of our gamers from one generation or demographic to the next. Additionally, we may enter into certain exclusive licensing arrangements that affect our ability to deliver or market our amateur gaming tournaments and competitions on certain channels and platforms. A channel or platform may not succeed as expected or new channels or platforms may take market share and gamers away from platforms for which we have devoted significant resources. If demand for the channels or platforms for which we are developing amateur tournaments or competitions is lower than our expectations, we may be unable to fully recover the investments we have made, and our financial performance may be harmed. Alternatively, a channel or platform for which we have not devoted significant resources could be more successful than we initially anticipated, causing us to not be able to take advantage of meaningful revenue opportunities.

Our business is subject to risks generally associated with the entertainment industry.

Our business is subject to risks that are generally associated with the entertainment industry, many of which are beyond our control. These risks could negatively impact our operating results and include the popularity, price to play, and timing of release of our esports licensed games, economic conditions that adversely affect discretionary consumer spending, changes in gamer demographics, the availability and popularity of other forms of entertainment, and critical reviews and public tastes and preferences, which may change rapidly and cannot necessarily be predicted.

If we fail to maintain and enhance our brand or if we incur excessive expenses in this effort, our business, results of operations and prospects may be materially and adversely affected.

We believe that maintaining and enhancing our brand is of significant importance to the success of our business. A well-recognized brand is important to increasing the number of esports gamers and the level of engagement of our overall gaming community which is critical in enhancing our attractiveness to advertisers and sponsors. Since we operate in a highly competitive market, brand maintenance and enhancement directly affect our ability to maintain and enhance our market position.

Although we have developed our brand and amateur tournaments and competitions through word of mouth referrals, key strategic partners and our esports game publisher licensors, as we expand, we may conduct various marketing and brand promotion activities using various methods to continue promoting our brand. We cannot assure you, however, that these activities will be successful or that we will be able to achieve the brand promotion effect we expect.

In addition, any negative publicity in relation to our league tournaments or competitions, or operations, regardless of its veracity, could harm our brands and reputation. Negative publicity or public complaints from gamers may harm our reputation, and if complaints against us are not addressed to their satisfaction, our reputation and our market position could be significantly harmed, which may materially and adversely affect our business, results of operations and prospects.

Negative gamer perceptions about our brand, gaming platform, amateur city leagues, tournaments or competitions and/or business practices may damage our business and increase the costs incurred in addressing gamer concerns.

Esports gamer expectations regarding the quality, performance and integrity of our amateur city league tournaments and competitions are high. Esports gamers may be critical of our brand, gaming platform, amateur city leagues, tournaments or competitions and/or business practices for a wide variety of reasons. These negative gamer reactions may not be foreseeable or within our control to manage effectively, including perceptions about gameplay fairness, negative gamer reactions to game content via social media or other outlets, components and services, or objections to certain of our business practices. Negative gamer sentiment about our business practices also can lead to investigations from regulatory agencies and consumer groups, as well as litigation, which, regardless of their outcome, may be costly, damaging to our reputation and harm our business.

Technology changes rapidly in our business and if we fail to anticipate or successfully implement new technologies or adopt new business strategies, technologies or methods, the quality, timeliness and competitiveness of our amateur city leagues, tournaments or competition may suffer.

Rapid technology changes in the esports gaming market require us to anticipate, sometimes years in advance, which technologies we must develop, implement and take advantage of in order to be and remain competitive in the esports gaming market. We have invested, and in the future may invest, in new business strategies including a subscription model, technologies, products, or games or first-tier game titles to continue to persistently engage the amateur gamer and deliver the best online and in person gaming experience. Such endeavors may involve significant risks and uncertainties, and no assurance can be given that the technology we choose to adopt and the features that we pursue will be successful. If we do not successfully implement these new technologies, our reputation may be materially adversely affected and our financial condition and operating results may be impacted. We also may miss opportunities to adopt technology, or develop amateur city leagues, tournaments or competitions that become popular with gamers, which could adversely affect our financial results. It may take significant time and resources to shift our focus to such technologies, putting us at a competitive disadvantage.

Our development process usually starts with particular gamer experiences in mind, and a range of technical development and feature goals that we hope to be able to achieve. We may not be able to achieve these goals, or our competitors may be able to achieve them more quickly and effectively than we can based on having greater operating capital and personnel resources. If we cannot achieve our technology goals within the original development schedule, then we may delay their release until these goals can be achieved, which may delay or reduce revenue and increase our development expenses. Alternatively, we may be required to significantly increase the resources employed in research and development in an attempt to accelerate our development of new technologies, either to preserve our launch schedule or to keep up with our competitors, which would increase our development expenses.

We may experience security breaches and cyber threats.

We continually face cyber risks and threats that seek to damage, disrupt or gain access to our networks and our gaming platform, supporting infrastructure, intellectual property and other assets. In addition, we rely on technological infrastructure, including third party cloud hosting and broadband, provided by third party business partners to support the in person and online functionality of our gaming platform. These business partners are also subject to cyber risks and threats. Such cyber risks and threats may be difficult to detect. Both our partners and we have implemented certain systems and processes to guard against cyber risks and to help protect our data and systems. However, the techniques that may be used to obtain unauthorized access or disable, degrade, exploit or sabotage our networks and gaming platform change frequently and often are not detected. Our systems and processes, and the systems and processes of our third-party business partners, may not be adequate. Any failure to prevent or mitigate security breaches or cyber risks, or respond adequately to a security breach or cyber risk, could result in interruptions to our gaming platform, degrade the gamer experience, cause gamers to lose confidence in our gaming platform and cease utilizing it, as well as significant legal and financial exposure. This could harm our business and reputation, disrupt our relationships with partners and diminish our competitive position.

Successful exploitation of our networks and gaming platform can have other negative effects upon the gamer experience we offer. In particular, the virtual economies that exist in certain of our licensed game publishers’ games are subject to abuse, exploitation and other forms of fraudulent activity that can negatively impact our business. Virtual economies involve the use of virtual currency and/or virtual assets that can be used or redeemed by a player within a particular online game or service.

Our business could be adversely affected if our data privacy and security practices are not adequate, or perceived as being inadequate, to prevent data breaches, or by the application of data privacy and security laws generally.

In the course of our business, we may collect, process, store and use gamer and other information, including personally identifiable information, passwords and credit card information, the latter of which is subject to PCI-DSS compliance. Although we take measures to protect this information from unauthorized access, acquisition, disclosure and misuse, our security controls, policies and practices may not be able to prevent the improper or unauthorized access, acquisition or disclosure of such information. The unauthorized access, acquisition or disclosure of this information, or a perception that we do not adequately secure this information could result in legal liability, costly remedial measures, governmental and regulatory investigations, harm our profitability and reputation and cause our financial results to be materially affected. In addition, third party vendors and business partners receive access to information that we collect. These vendors and business partners may not prevent data security breaches with respect to the information we provide them or fully enforce our policies, contractual obligations and disclosures regarding the collection, use, storage, transfer and retention of personal data. A data security breach of one of our vendors or business partners could cause reputational harm to them and/or negatively impact our ability to maintain the credibility of our gamer community.

Data privacy, data protection, localization, security and consumer-protection laws are evolving, and the interpretation and application of these laws in the United States, Europe (including compliance with the General Data Protection Regulation), and elsewhere often are uncertain, contradictory and changing. It is possible that these laws may be interpreted or applied in a manner that is averse to us or otherwise inconsistent with our practices, which could result in litigation, regulatory investigations and potential legal liability or require us to change our practices in a manner adverse to our business. As a result, our reputation and brand may be harmed, we could incur substantial costs, and we could lose both gamers and revenue.

We depend on servers to operate our games with online features and our proprietary online gaming service. If we were to lose server functionality for any reason, our business may be negatively impacted.

Our business relies on the continuous operation of servers, some of which are owned and operated by third parties. Although we strive to maintain more than sufficient server capacity, and provide for active redundancy in the event of limited hardware failure, any broad-based catastrophic server malfunction, a significant service-disrupting attack or intrusion by hackers that circumvents security measures, a failure of disaster recovery service or the failure of a company on which we are relying for server capacity to provide that capacity for whatever reason could degrade or interrupt the functionality of our platform, and could prevent the operation of our platform for both in-person and online gaming experiences.

We also rely on networks operated by third parties to support content on our platform, including networks owned and operated by game publishers. An extended interruption to any of these services could adversely affect the use of our platform, which would have a negative impact on our business.

Further, insufficient server capacity could also negatively impact our business. Conversely, if we overestimate the amount of server capacity required by our business, we may incur additional operating costs.

Our online gaming platform and games offered through our gaming platform may contain defects.

Our online gaming platform and the games offered through our gaming platform are extremely complex, and are difficult to develop and distribute. We have quality controls in place to detect defects in our gaming platform before they are released. Nonetheless, these quality controls are subject to human error, overriding, and reasonable resource or technical constraints. Further, we have not undertaken independent third-party testing, verification or analysis of our gaming platform and associated systems and controls. Therefore, our gaming platform and quality controls and preventative measures we have implemented may not be effective in detecting all defects in our gaming platform. In the event a significant defect in our gaming platform and associated systems and controls is realized, we could be required to offer refunds, suspend the availability of our city league competitions and other gameplay, or expend significant resources to cure the defect, each of which could significantly harm our business and operating results.

We may experience system failures, outages and/or disruptions of the functionality of our platform. Such failures, delays and other problems could harm our reputation and business, cause us to lose customers and expose us to customer liability.

We may experience system failures, outages and/or disruptions of our infrastructure, including information technology system failures and network disruptions, cloud hosting and broadband availability at in person and online experiences. Our operations could be interrupted or degraded by any damage to or failure of:

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our computer software or hardware, or our customers’ or suppliers’ computer software or hardware;

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our network, our customers’ networks or our suppliers’ networks; or

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our connections and outsourced service arrangements with third parties.

Our systems and operations are also vulnerable to damage or interruption from:

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power loss, transmission cable cuts and other telecommunications and utility failures;

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hurricanes, fires, earthquakes, floods and other natural disasters;

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a terrorist attack in the U.S. or in another country in which we operate;

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interruption of service arising from facility migrations, resulting from changes in business operations including acquisitions and planned data center migrations;

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computer viruses or software defects;

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loss or misuse of proprietary information or customer data that compromises security, confidentiality or integrity; or

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errors by our employees or third-party service providers.

From time to time in the ordinary course of our business, our network nodes and other systems experience temporary outages. As a means of ensuring continuity in the services we provide to our members, we have invested in system redundancies via partnerships with industry leading cloud service providers, proactive alarm monitoring and other back-up infrastructure, though we cannot assure you that we will be able to re-route our services over our back-up facilities and provide continuous service to customers in all circumstances without material degradation. Because many of our services play a critical role for our members, any damage to or failure of the infrastructure we rely on could disrupt or degrade the operation of our network, our platform and the provision of our services and result in the loss of current and potential members and harm our ability to conduct normal business operations.

We use third-party services and technologies in connection with our business, and any disruption to the provision of these services and technologies to us could result in negative publicity and a slowdown in the growth of our users, which could materially and adversely affect our business, financial condition and results of operations.

Our business partially depends on services provided by, and relationships with, various third parties, including cloud hosting and broadband providers, among others. To this end, when our cloud hosting and broadband vendors experience outages, our esports gaming services will be negatively impacted and alternative resources will not be immediately available. In addition, certain third-party software we use in our operations is currently publicly available free of charge. If the owner of any such software decides to charge users or no longer makes the software publicly available, we may need to incur significant costs to obtain licensing, find replacement software or develop it on our own. If we are unable to obtain licensing, find or develop replacement software at a reasonable cost, or at all, our business and operations may be adversely affected.

We exercise no control over the third-party vendors that we rely upon for cloud hosting, broadband and software service. If such third parties increase their prices, fail to provide their services effectively, terminate their service or agreements or discontinue their relationships with us, we could suffer service interruptions, reduced revenues or increased costs, any of which may have a material adverse effect on our business, financial condition and results of operations.

Growth and engagement of our gamer community depends upon effective interoperability with mobile operating systems, networks, mobile devices and standards that we do not control.

We make our services available across a variety of mobile operating systems and devices. We are dependent on the interoperability of our services with popular mobile devices and mobile operating systems that we do not control, such as Android and iOS. Any changes in such mobile operating systems or devices that degrade the functionality of our services or give preferential treatment to competitive services could adversely affect usage of our services. In order to deliver high quality services, it is important that our services work well across a range of mobile operating systems, networks, mobile devices and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing services that operate effectively with these operating systems, networks, devices and standards. In the event that it is difficult for our users to access and use our services, particularly on their mobile devices, our user growth and user engagement could be harmed, and our business and operating results could be adversely affected.

Our business depends substantially on the continuing efforts of our executive officers, key employees and qualified personnel, and our business operations may be severely disrupted if we lose their services.

Our future success depends substantially on the continued efforts of our executive officers and key employees. If one or more of our executive officers or key employees were unable or unwilling to continue their services with us, we might not be able to replace them easily, in a timely manner, or at all. Since the esports gaming industry is characterized by high demand and intense competition for talents, we cannot assure you that we will be able to attract or retain qualified staff or other highly skilled employees. In addition, as the Company is relatively young, our ability to train and integrate new employees into our operations may not meet the growing demands of our business which may materially and adversely affect our ability to grow our business and hence our results of operations.

If any of our executive officers and key employees terminates their services with us, our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected and we may incur additional expenses to recruit, train and retain qualified personnel. If any of our executive officers or key employees joins a competitor or forms a competing company, we may lose gamers, know-how and key professionals and staff members. Certain of our executive officers and key employees have entered into a non-solicitation and non-competition agreements with us. However, certain provisions under the non-solicitation and non-competition agreement may be deemed legally invalid or unenforceable. If any dispute arises between our executive officers and us, we cannot assure you that we would be able to enforce these non-compete agreements.

Our business is subject to regulation, and changes in applicable regulations may negatively impact our business.

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet. In addition, laws and regulations relating to user privacy, data collection, retention, electronic commerce, virtual items and currency, consumer protection, content, advertising, localization, and information security have been adopted or are being considered for adoption by many jurisdictions and countries throughout the world. These laws could harm our business by limiting the products and services we can offer consumers or the manner in which we offer them. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws or the application of these laws in an unanticipated manner may harm our business and result in penalties or significant legal liability.

In addition, we include modes in our gaming platform that allow players to compete against each other. Although we structure and operate these skill-based competitions with applicable laws in mind, our skill-based competitions in the future could become subject to evolving rules and regulations and expose us to significant liability, penalties and reputational harm.

Our online activities are subject to various laws and regulations relating to privacy and child protection, which, if violated, could subject us to an increased risk of litigation and regulatory actions.

In addition to our gaming platform, we use third-party applications, websites, and social media platforms to promote our amateur tournaments and competitions and engage gamers, as well as monitor and collect certain information about gamers in our online forums. A variety of laws and regulations have been adopted in recent years aimed at protecting children using the internet such as the Children’s Online Privacy and Protection Act of 1998 (“COPPA”). COPPA sets forth, among other things, a number of restrictions on what website operators can present to children under the age of 13 and what information can be collected from them. COPPA is of particular concern to us, and in an effort to minimize our risk of potential exposure, we retained a COPPA expert as a consultant and have posted a compliant privacy policy, terms of use and various other policies on our website. We undertake significant effort to implement certain precautions to ensure that access to our gaming platform for competitive gameplay is COPPA compliant. Despite our efforts, no assurances can be given that such measures will be sufficient to completely avoid exposure and COPPA violations, any of which could expose us to significant liability, penalties, reputational harm and loss of revenue, among other things.

The laws and regulations concerning data privacy are continually evolving. Failure to comply with these laws and regulations could harm our business.

Consumers are able to play our licensed game titles online, using our platform. We collect and store information about our consumers both personally identifying and non-personally identifying information. Numerous federal, state and international laws address privacy, data protection and the collection, storing, sharing, use, disclosure and protection of personally identifiable information and other user data. Numerous states already have, and are looking to expand, data protection legislation requiring companies like ours to consider solutions to meet differing needs and expectations of creators and attendees. Outside the United States, personally identifiable information and other user data is increasingly subject to legislation and regulations in numerous jurisdictions around the world, the intent of which is to protect the privacy of information that is collected, processed and transmitted in or from the governing jurisdiction. Foreign data protection, privacy, information security, user protection and other laws and regulations are often more restrictive than those in the United States. In particular, the European Union and its member states traditionally have taken broader views as to types of data that are subject to privacy and data protection laws and regulations, and have imposed greater legal obligations on companies in this regard. For example, in April 2016, European legislative bodies adopted the General Data Protection Regulation (“GDPR”), which became effective on May 25, 2018. The GDPR applies to any company established in the European Union as well as to those outside of the European Union if they collect and use personal data in connection with the offering of goods or services to individuals in the European Union or the monitoring of their behavior. The GDPR enhances data protection obligations for processors and controllers of personal data, including, for example, expanded disclosures about how personal information is to be used, limitations on retention of information, mandatory data breach notification requirements and onerous new obligations on service providers. Non-compliance with the GDPR may result in monetary penalties of up to €20 million or 4% of annual worldwide revenue, whichever is higher. In addition, some countries are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering our services. The GDPR and other changes in laws or regulations associated with the enhanced protection of certain types of personal data could greatly increase our cost of providing our products and services or even prevent us from offering certain services in jurisdictions in which we operate. The European Commission is also currently negotiating a new ePrivacy Regulation that would address various matters, including provisions specifically aimed at the use of cookies to identify an individual’s online behavior, and any such ePrivacy Regulation may provide for new compliance obligations and significant penalties. Any of these changes to European Union data protection law or its interpretation could disrupt and/or harm our business.

Further, following a referendum in June 2016 in which voters in the United Kingdom approved an exit from the European Union, the United Kingdom government has initiated a process to leave the European Union, which has created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, although a Data Protection Bill designed to be consistent with the GDPR is pending in the United Kingdom’s legislative process, it is unclear whether the United Kingdom will enact data protection laws or regulations designed to be consistent with the GDPR and how data transfers to and from the United Kingdom will be regulated. The interpretation and application of many privacy and data protection laws are, and will likely remain, uncertain, and it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or product features. Although player interaction on our platform is subject to our privacy policies, end user license agreements (“EULAs”), and terms of service, if we fail to comply with our posted privacy policies, EULAs, or terms of service, or if we fail to comply with existing privacy-related or data protection laws and regulations, it could result in proceedings or litigation against us by governmental authorities or others, which could result in fines or judgments against us, damage our reputation, impact our financial condition and/or harm our business.

In addition to government regulation, privacy advocacy and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to us. Any inability to adequately address privacy, data protection and data security concerns or comply with applicable privacy, data protection or data security laws, regulations, policies and other obligations could result in additional cost and liability to us, damage our reputation, inhibit sales and harm our business. Further, our failure, and/or the failure by the various third-party service providers and partners with which we do business, to comply with applicable privacy policies or federal, state or similar international laws and regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in the unauthorized release of personally identifiable information or other user data, or the perception that any such failure or compromise has occurred, could damage our reputation, result in a loss of creators or attendees, discourage potential creators and attendees from trying our platform and/or result in fines and/or proceedings by governmental agencies and/or users, any of which could have an adverse effect on our business, results of operations and financial condition. In addition, given the breadth and depth of changes in data protection obligations, ongoing compliance with evolving interpretation of the GDPR and other regulatory requirements requires time and resources and a review of the technology and systems currently in use against the requirements of GDPR and other regulations.

The preparation of our financial statements involves the use of good faith estimates, judgments and assumptions, and our financial statements may be materially affected if such good faith estimates, judgments or good faith assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) typically require the use of good faith estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of assets, share-based compensation and the timing and amount of cash flows from assets. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes would require a restatement of our financial statements and could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our financial statements and our business.

We may be held liable for information or content displayed on, retrieved from or linked to our gaming platform, or distributed to our users.

Our interactive live streaming platform enables gamers to exchange information and engage in various other online activities. Although we require our gamers to register their real name, we do not require user identifications used and displayed during gameplay to contain any real-name information, and hence we are unable to verify the sources of all the information posted by our gamers. In addition, because a majority of the communications on our online and in person gaming platform is conducted in real time, we are unable to examine the content generated by gamers before they are posted or streamed. Therefore, it is possible that gamers may engage in illegal, obscene or incendiary conversations or activities, including publishing of inappropriate or illegal content that may be deemed unlawful. If any content on our platform is deemed illegal, obscene or incendiary, or if appropriate licenses and third-party consents have not been obtained, claims may be brought against us for defamation, libel, negligence, copyright, patent or trademark infringement, other unlawful activities or other theories and claims based on the nature and content of the information delivered on or otherwise accessed through our platform. Moreover, the costs of compliance may continue to increase when more content is made available on our platform as a result of our growing base of gamers, which may adversely affect our results of operations.

Intensified government regulation of the Internet industry could restrict our ability to maintain or increase the level of traffic to our gaming platform as well as our ability to capture other market opportunities.

The Internet industry is increasingly subject to strict scrutiny. New laws and regulations may be adopted from time to time to address new issues that come to the authorities’ attention. We may not timely obtain or maintain all the required licenses or approvals or make all the necessary filings in the future. We also cannot assure you that we will be able to obtain the required licenses or approvals if we plan to expand into other Internet businesses. If we fail to obtain or maintain any of the required licenses or approvals or make the necessary filings, we may be subject to various penalties, which may disrupt our business operations or derail our business strategy, and materially and adversely affect our business, financial condition and results of operations.

From time to time we may become involved in legal proceedings.

From time to time we may become subject to legal proceedings, claims, litigation and government investigations or inquiries, which could be expensive, lengthy, disruptive to normal business operations and occupy a significant amount of our employees’ time and attention. In addition, the outcome of any legal proceedings, claims, litigation, investigations or inquiries may be difficult to predict and could have a material adverse effect on our business, operating results, or financial condition.

Our amended and restated bylaws designate a state or federal court located within the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our amended and restated bylaws, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to this provision. The forum selection clause in our amended and restated bylaws may have the effect of discouraging lawsuits against us or our directors and officers and may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Risks Related to Intellectual Property

We may be subject to claims of infringement of third-party intellectual property rights.

From time to time, third parties may claim that we have infringed their intellectual property rights. For example, patent holding companies may assert patent claims against us in which they seek to monetize patents they have purchased or otherwise obtained. Although we take steps to avoid knowingly violating the intellectual property rights of others, it is possible that third parties still may claim infringement.

Existing or future infringement claims against us, whether valid or not, may be expensive to defend and divert the attention of our employees from business operations. Such claims or litigation could require us to pay damages, royalties, legal fees and other costs. We also could be required to stop offering, distributing or supporting esports games, our gaming platform or other features or services which incorporate the affected intellectual property rights, redesign products, features or services to avoid infringement, or obtain a license, all of which could be costly and harm our business.

In addition, many patents have been issued that may apply to potential new modes of delivering, playing or monetizing interactive entertainment software products and services, such as those offered on our gaming platform or that we would like to offer in the future. We may discover that future opportunities to provide new and innovative modes of game play and game delivery to gamers may be precluded by existing patents that we are unable to license on reasonable terms.

Our technology, content and brands are subject to the threat of piracy, unauthorized copying and other forms of intellectual property infringement.

We regard our technology, content and brands as proprietary and take measures to protect our technology, content and brands and other confidential information from infringement. Piracy and other forms of unauthorized copying and use of our technology, content and brands are persistent, and policing is difficult. Further, the laws of some countries in which our products are or may be distributed either do not protect our intellectual property rights to the same extent as the laws of the United States, or are poorly enforced. Legal protection of our rights may be ineffective in such countries. In addition, although we take steps to enforce and police our rights, factors such as the proliferation of technology designed to circumvent the protection measures used by our business partners or by us, the availability of broadband access to the Internet, the refusal of Internet service providers or platform holders to remove infringing content in certain instances, and the proliferation of online channels through which infringing product is distributed all have contributed to an expansion in unauthorized copying of our technology, content and brands.

Third parties may register trademarks or domain names or purchase internet search engine keywords that are similar to our registered trademark or pending trademarks, brands or websites, or misappropriate our data and copy our gaming platform, all of which could cause confusion, divert gamers away from our gaming platform and league tournaments, or harm our reputation.

Competitors and other third parties may purchase (i) trademarks that are similar to our trademarks and (ii) keywords that are confusingly similar to our brands or websites in Internet search engine advertising programs and in the header and text of the resulting sponsored links or advertisements in order to divert gamers from us to their websites. Preventing such unauthorized use is inherently difficult. If we are unable to prevent such unauthorized use, competitors and other third parties may continue to drive potential gamers away from our gaming platform to competing, irrelevant or potentially offensive platforms, which could harm our reputation and cause us to lose revenue.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our registered trademark and pending trademarks, service marks, pending patents, domain names, trade secrets, proprietary technologies and similar intellectual property as critical to our success. We rely on trademark and patent law, trade secret protection and confidentiality and license agreements with our employees and others to protect our proprietary rights.

We have invested significant resources to develop our own intellectual property and acquire licenses to use and distribute the intellectual property of others on our gaming platform. Failure to maintain or protect these rights could harm our business. In addition, any unauthorized use of our intellectual property by third parties may adversely affect our current and future revenues and our reputation.

Policing unauthorized use of proprietary technology is difficult and expensive. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Further, we require every employee and consultant to execute proprietary information and invention agreements prior to commencing work. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot assure you that the steps we have taken will prevent misappropriation of our intellectual property. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

Our patent and trademark applications may not be granted and our patent and trademark rights, once patents are issued and trademarks are registered, may be contested, circumvented, invalidated or limited in scope, and our patent and trademark rights may not protect us effectively once issued and registered, respectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies and trademarks, which could have a material and adverse effect on our business operations, financial condition and results of operations.

Currently, we have three patent applications pending, one registered trademark and eighteen pending trademark applications, along with licenses from game publishers to utilize their proprietary games. For our pending patent applications and we cannot assure you that we will be granted patents pursuant to our pending applications as well as future patent applications we intend to file. Even if our patent applications succeed, it is still uncertain whether these patents will be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with sufficient protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. It is also possible that the intellectual property rights of others will bar us from licensing and from exploiting any patents that issue from our pending applications. Numerous U.S. and foreign issued patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our pending patent and trademark applications may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

We may be held liable for information or content displayed on, retrieved from or linked to our gaming platform, or distributed to our users.

Our interactive live streaming platform enables gamers to exchange information and engage in various other online activities. Although we require our gamers to register their real name, we do not require user identifications used and displayed during gameplay to contain any real-name information, and hence we are unable to verify the sources of all the information posted by our gamers. In addition, because a majority of the communications on our online and in person gaming platform is conducted in real time, we are unable to examine the content generated by gamers before they are posted or streamed. Therefore, it is possible that gamers may engage in illegal, obscene or incendiary conversations or activities, including publishing of inappropriate or illegal content that may be deemed unlawful. If any content on our platform is deemed illegal, obscene or incendiary, or if appropriate licenses and third-party consents have not been obtained, claims may be brought against us for defamation, libel, negligence, copyright, patent or trademark infringement, other unlawful activities or other theories and claims based on the nature and content of the information delivered on or otherwise accessed through our platform. Moreover, the costs of compliance may continue to increase when more content is made available on our platform as a result of our growing base of gamers, which may adversely affect our results of operations.

Intensified government regulation of the Internet industry could restrict our ability to maintain or increase the level of traffic to our gaming platform as well as our ability to capture other market opportunities.

The Internet industry is increasingly subject to strict scrutiny. New laws and regulations may be adopted from time to time to address new issues that come to the authorities’ attention. We may not timely obtain or maintain all the required licenses or approvals or make all the necessary filings in the future. We also cannot assure you that we will be able to obtain the required licenses or approvals if we plan to expand into other Internet businesses. If we fail to obtain or maintain any of the required licenses or approvals or make the necessary filings, we may be subject to various penalties, which may disrupt our business operations or derail our business strategy, and materially and adversely affect our business, financial condition and results of operations.

From time to time we may become involved in legal proceedings.

From time to time we may become subject to legal proceedings, claims, litigation and government investigations or inquiries, which could be expensive, lengthy, disruptive to normal business operations and occupy a significant amount of our employees’ time and attention. In addition, the outcome of any legal proceedings, claims, litigation, investigations or inquiries may be difficult to predict and could have a material adverse effect on our business, operating results, or financial condition.

Risks Related to our Common Stock and this Offering

There is currently no trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

There is no current market for any of our shares of common stock and a market may not develop. We have applied to list our common stock on the Nasdaq Capital Market and intend to list our common stock on the Nasdaq Capital Market if we raise sufficient capital in this offering, but there is no guarantee that we will be able to do so. If we are not successful in listing our shares of common stock on the Nasdaq Capital Market, our common stock may be traded on an over-the-counter market to the extent any demand exists. Even if listed on the Nasdaq Capital Market, a liquid trading market may not develop. Investors should assume that they may not be able to liquidate their investment for some time or be able to pledge their shares as collateral.

If we successfully list on Nasdaq Capital Market, our shares are likely to be thinly traded for some time and an active market may never develop.

If we successfully list on the Nasdaq Capital Market, it is likely that initially there will be a very limited trading market for our common stock and we cannot ensure that a robust trading market will ever develop or be sustained. Our shares of common stock may be thinly traded, and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock in the future. The market liquidity will be dependent on the perception of our operating business, competitive forces, state of the esports gaming industry, growth rate and becoming cash flow profitable on a sustainable basis, among other things. We may, in the future, take certain steps, including utilizing investor awareness campaigns, press releases, road shows, and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require we compensate financial public relations firms with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our company due to, among other things, availability of sellers of our shares. If a market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low-priced shares of common stock as collateral for any loans.

Our stock price may be volatile, and you could lose all or part of your investment.

The trading price of our common stock following this offering may fluctuate substantially and may be higher or lower than the initial public offering price. This may be especially true for companies with a small public float. The trading price of our common stock following this offering will depend on several factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the trading price of our common stock include:

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changes to our industry, including demand and regulations;

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we may not be able to compete successfully against current and future competitors;

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competitive pricing pressures;

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our ability to obtain working capital financing as required;

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additions or departures of key personnel;

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sales of our common stock;

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our ability to execute our business plan;

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operating results that fall below expectations;

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loss of any strategic relationship, sponsor or licensor;

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any major change in our management;

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changes in accounting standards, procedures, guidelines, interpretations or principals; and

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economic, geo-political and other external factors.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock will be influenced in part by any research reports that securities industry analysts publish about us. We may not obtain any future research coverage by securities industry analysts. In the event we are covered by research analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our common stock could be negatively affected.

You will experience dilution as a result of future equity offerings.

We may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. Although no assurances can be given that we will consummate a future financing, in the event we do, or in the event we sell shares of common stock or other securities convertible into shares of our common stock in the future, additional and potentially substantial dilution will occur. In addition, investors purchasing shares or other securities in the future could have rights superior to investors in this offering.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment will likely be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Since we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, stock price appreciation, if any, will be your sole source of gain.

We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, appreciation, if any, in the market price of our common stock will be your sole source of gain for the foreseeable future.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which would rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock.

In the future, we may attempt to increase our capital resources by offering debt securities. In the event of a bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock in the future, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred securities in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our common stock must bear the risk that any such future offerings we conduct or borrowings we make may adversely affect the level of return they may be able to achieve from an investment in our common stock.

We may need to implement additional finance and accounting systems, procedures and controls as we grow our business and organization and to satisfy new reporting requirements.

Upon becoming subject to reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we will be required to comply with a variety of extensive reporting, accounting, and other rules and regulations. Compliance with each of these requirements is expensive, time consuming and intricate. Further requirements may increase our costs and require additional management time and resources. We may need to implement additional finance and accounting systems, procedures and controls to satisfy our reporting requirements. If our internal controls over financial reporting are determined to be ineffective, such failure could cause investors to lose confidence in our reported financial information, negatively affect the market price of our common stock, subject us to regulatory investigations and penalties, cause us to have to restate our financial statements, and adversely impact our business and financial condition.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies,” including:

●	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

●	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years following the completion of this offering. Our status as an emerging growth company will end as soon as any of the following takes place:

●	the last day of the fiscal year in which we have more than $1.07 billion in annual revenue;

●	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

●	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

●	the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

We cannot predict if investors will find our common stock less attractive if we choose to rely on the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, stockholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Because of our status as an emerging growth company, you will not be able to depend on any attestation from our independent registered public accounting firm as to our internal control over financial reporting for the foreseeable future.

Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an “emerging growth company” as defined in the JOBS Act. Accordingly, you will not be able to depend on any attestation concerning our internal control over financial reporting from our independent registered public accounting firm for the foreseeable future. Subsequent to the time frame above, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act until such time that the Company becomes an “accelerated filer,” as defined by the SEC.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on the Nasdaq Capital Market or if the price of our common stock falls below $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements would likely have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority, Inc. (“FINRA”), has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares, as well as overall liquidity, of our common stock.

We will incur increased costs as a result of operating as a listed public company and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

If at some point in the future we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we have not incurred in the past. The Sarbanes-Oxley Act, the JOBS Act, the listing requirements of the Nasdaq Capital Market and other applicable securities rules and regulations impose various requirements on public companies beyond what management has experienced in operating a privately held company. Our management and other personnel will need to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a listed public company, or the timing of such costs, but such costs will be significant.

We are evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We may be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act, defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

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had a public float of less than $75.0 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

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in the case of an initial registration statement under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act for shares of its common equity, had a public float of less than $75.0 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

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in the case of an issuer whose public float was zero, had annual revenues of less than $50.0 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we would not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we would provide only two years of financial statements; and we would not need to provide the table of selected financial data. We also would have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, and also could make it more difficult for our stockholders to sell their shares.

Changes in tax laws or regulations that are applied adversely to us or our customers may have a material adverse effect on our business, cash flow, financial condition or results of operations.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could affect the tax treatment of our earnings and adversely affect our operations, and our business and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, on December 22, 2017, President Trump signed tax legislation into law, commonly referred to as the Tax Cuts and Jobs Act of 2017, that contains many significant changes to the U.S. tax laws. The new legislation reduced the corporate income tax rate from 34% to 21% effective January 1, 2018, causing all of our deferred income tax assets and liabilities, including NOLs, to be measured using the new rate and which value is reflected in the valuation of these assets as of December 31, 2017. As a result, the value of our deferred tax assets decreased by approximately $4.3 million and the related valuation allowance has been reduced by the same amount. Our analysis and interpretation of this legislation is ongoing. Given the full valuation allowance provided for net deferred tax assets for the periods presented herein, the change in tax law did not have a material impact on our financial statements provided herein. There may, however, be additional tax impacts identified in subsequent fiscal periods in accordance with subsequent interpretive guidance issued by the SEC or the Internal Revenue Service. Further, there may be other material adverse effects resulting from the legislation that we have not yet identified. No estimated tax provision has been recorded in the financial statements included herein for tax attributes that are incomplete or subject to change.

The foregoing items could have a material adverse effect on our business, cash flow, financial condition or results of operations. In addition, it is unclear how these U.S. federal income tax changes will affect state and local taxation, which often uses federal taxable income as a starting point for computing state and local tax liabilities. The impact of this tax legislation on holders of our common stock is also uncertain and could be adverse. We urge our stockholders and investors to consult with our legal and tax advisors with respect to this legislation and the potential tax consequences of investing in or holding our common stock.

Our management has broad discretion as to the use of certain of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds of the offering for working capital and general corporate purposes, including sales and marketing activities, game licensing, product development, and capital expenditures. Our management will have considerable discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of those proceeds. Our management may spend the proceeds in ways that do not improve our operating results or enhance the value of our common stock, and you will not have the opportunity to influence management’s decisions on how to use the proceeds from this offering. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds of this offering in a manner that does not produce income or that loses value. See “Use of Proceeds” below for more information.

If we fail to maintain an effective system of internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our common stock may be materially and adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Although management has reviewed our current internal controls over financial reporting and concluded that our internal controls are effective, our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future and we may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, we may identify weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting. Generally, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our common stock. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all. Furthermore, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.

To grow our business and remain competitive, we may require additional capital from time to time for our daily operation. Our ability to obtain additional capital is subject to a variety of uncertainties, including:

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our market position and competitiveness in the esports and online amateur gaming market;

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our future profitability, overall financial condition, results of operations and cash flows; and

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economic, political and other conditions in the U.S. and internationally.

We may be unable to obtain additional capital in a timely manner or on acceptable terms or at all. In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our stockholders.

Our existing stockholders have substantial influence over our company and their interests may not be aligned with the interests of our other stockholders, which may discourage, delay or prevent a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their securities.

As of the date of this prospectus, certain stockholders control approximately 44.5% of the voting power in us, including management. As a result, these stockholders have substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of any contemplated sale of our company and may reduce the price of our common stock.

Because our offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase common stock in this offering, you will pay more for your common stock than the amount paid by our existing stockholders for their common stock on a per share basis. As a result, you will experience immediate and substantial dilution of $7.91 per share, representing the difference between the assumed initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and our net tangible book value per share as of December 31, 2018, after giving effect to the net proceeds to us from this offering. In addition, you may experience further dilution to the extent that our shares are issued upon the exercise of any share options. See “Dilution” for a more complete description of how the value of your investment in our common stock will be diluted upon completion of this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our common stock for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our common stock as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Delaware General Corporation Law. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our common stock will likely depend entirely upon any future price appreciation of our common stock. There is no guarantee that our common stock will appreciate in value after this offering or even maintain the price at which you purchased the common stock. You may not realize a return on your investment in our common stock and you may even lose your entire investment in our common stock.

Substantial future sales or perceived potential sales of our common stock in the public market could cause the price of our common stock to decline.

Sales of our common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. Immediately after the completion of this offering, we will have 8.3 million shares of common stock outstanding, assuming the underwriters do not exercise their option to purchase additional shares of common stock from us. All common stock sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining shares outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of Northland Securities, Inc. and Lake Street Capital Markets, LLC. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our common stock could decline.

We have granted, and may continue to grant, share incentive awards, which may result in increased share-based compensation expenses.

We adopted our Amended and Restated 2014 Stock Option and Incentive Plan (the “2014 Plan”) in October 2014, for purposes of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours. We account for compensation costs for all share-based awards issued under the 2014 Plan using a fair-value based method and recognize expenses in our statements of comprehensive loss in accordance with GAAP. Under the 2014 Plan, we are authorized to grant options to purchase shares of common stock of our Company, restricted share units to receive shares of common stock and restricted shares of common stock. Following the approval of an amendment to the 2014 Plan to increase the number shares which may be issued pursuant to all awards under the 2014 Plan by our Board of Directors and holders of a majority of our outstanding voting securities, the number of shares of common stock available for issuance under the 2014 Plan is now 1,833,334. As of the date of this prospectus, options to purchase 1,524,468 shares of common stock have been granted and are outstanding, 23,334 shares of our common stock have been issued pursuant to the exercise of options, and 10,834 restricted share units have been granted, of which 834 restricted share units have vested. For the years ended December 31, 2018 and 2017, we recorded share-based compensation expense of $2.5 million and $1.9 million, respectively, primarily related to issuances under the 2014 Plan.

We believe the granting of share incentive awards is important to our ability to attract and retain employees, and we will continue to grant share incentive awards to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

State securities laws may limit secondary trading of our common stock if our common stock is not listed on a national securities exchange, which may restrict the states in which and conditions under which you can sell shares purchased in this offering.

Secondary trading of the shares sold in this offering will not be possible in any state until the shares are qualified for sale under the applicable securities laws of the state, or there is confirmation that an exemption, such as resulting from the potential listing of our common stock on the Nasdaq Capital Market or another national securities exchange or listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to list our common stock on a national securities exchange and otherwise fail to register, qualify, obtain or verify an exemption for the secondary trading of our common stock in any particular state, any shares purchased in this offering may not be offered, sold to, or be purchased by a resident of such state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for our common stock could be significantly impacted, thus causing you to suffer a loss on your investment. While we intend to seek to facilitate secondary trading in our common stock in the event our common stock is not listed on a national securities exchange, there can be no assurances that we will be successful in qualifying or finding an exemption in each state or other jurisdictions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections of this prospectus entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” or “would,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements include statements about:

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overall strength and stability of general economic conditions and of the electronic video game sports (“esports”) industry in the United States and globally;

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changes in consumer demand for, and acceptance of, our services and the games that we license for our tournaments and other experiences, as well as online gaming in general;

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changes in the competitive environment, including adoption of technologies, services and products that compete with our own;

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our ability to generate consistent revenue;

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our ability to effectively execute our business plan;

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changes in the price of streaming services, licensing fees, and network infrastructure, hosting and maintenance;

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changes in laws or regulations governing our business and operations;

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our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to us;

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our ability to effectively market our services;

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costs and risks associated with litigation;

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our ability to obtain and protect our existing intellectual property protections, including patents, trademarks and copyrights;

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our ability to obtain and enter into new licensing agreements with game publishers and owners;

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changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

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interest rates and the credit markets;

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our ability to list our shares on the Nasdaq Capital Market or any other exchange and maintain such listing; and

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other risks described from time to time in periodic and current reports that we file with the SEC.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this prospectus, including in the sections entitled “Risk Factors,” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to our Company, including but not limited to the fact that we have no operating history as a public company. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

You should read this prospectus, the documents referenced herein and those documents filed as exhibits to the registration statement, of which this prospectus is a part, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

INDUSTRY AND MARKET DATA

In addition to the industry, market and competitive position data referenced in this prospectus from our own internal estimates and research, some market data and other statistical information included in this prospectus are based in part upon information obtained from third-party industry publications, research, surveys and studies, none of which we commissioned. Third-party industry publications, research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

We are responsible for all of the disclosure in this prospectus and while we believe that each of the publications, research, surveys and studies included in this prospectus are prepared by reputable sources, neither we, nor the underwriters have independently verified market and industry data from third-party sources. In addition, while we believe our internal company research and estimates are reliable, such research and estimates have not been verified by independent sources. Assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of shares of our common stock in this offering will be approximately $22.4 million (or approximately $25.8 million if the underwriters exercise their option to purchase additional shares of common stock from us in full), based on an assumed initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $2.1 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $10.2 million, assuming the assumed initial public offering price stays the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional capital to support our operations, to create a public market for our common stock and to facilitate our future access to the public equity markets. We currently intend to use the net proceeds we receive from this offering for working capital and general corporate purposes, including sales and marketing activities, product development and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses. However, we have no present commitments or agreements to enter into any acquisitions or investments. Pending these uses, we may invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

The amounts and timing of our actual expenditure, including expenditure related to sales and marketing and product development will depend on numerous factors, including the status of our product development efforts, our sales and marketing activities, expansion internationally, the amount of cash generated or used by our operations, competitive pressures and other factors described under “Risk Factors” in this prospectus. We therefore cannot estimate the amount of net proceeds to be used for the purposes described above. As a result, we may find it necessary or advisable to use the net proceeds for other purposes. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering. Investors will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions regarding the use of these proceeds.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our current and future debt agreements, and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2018:

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on an actual basis;

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on a pro forma basis, giving effect to the automatic conversion of all outstanding principal and accrued but unpaid interest on our outstanding 9.00% secured convertible promissory notes, totaling $13.6 million at December 31, 2018, into an aggregate of 1,455,184 shares of our common stock immediately prior to the closing of this offering (assuming an initial public offering price of $11.00, the midpoint of the price range set forth on the cover page of this prospectus, and a conversion price of $9.35); and

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on a pro forma as adjusted basis to reflect the sale by us of 2,272,727 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma and pro forma as adjusted information below is illustrative only, and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing as well as our actual expenses. You should read this table together with “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto appearing elsewhere in this prospectus.

	As of December 31, 2018
	Actual	Pro Forma	Pro Forma As Adjusted (1)
		(unaudited)	(unaudited)
Cash	$ 2,774,421	$ 2,774,421	$ 25,128,369

Convertible notes payable	10,922,601	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 4,610,109 shares issued and outstanding, actual; 6,065,293 shares issued and outstanding, pro forma; 8,338,020 shares issued and outstanding, pro forma as adjusted	13,831	15,286	17,559
Additional paid-in capital	48,325,146	67,473,834	89,825,509
Accumulated deficit	(55,133,473)	(63,361,015)	(63,361,015)
Total stockholders’ deficit	(6,794,496)	4,128,105	26,482,053
Total capitalization	$ 4,128,105	$ 4,128,105	$26,482,053
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(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of cash, total stockholders’ (deficit) equity and total capitalization by approximately $2.1 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) each of cash, total stockholders’ (deficit) equity and total capitalization by approximately $10.2 million, assuming that the assumed initial public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

The number of shares of common stock that will be outstanding after this offering is based on 4,610,109 shares of common stock outstanding as of December 31, 2018, and excludes as of such date:

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2,390,968 shares of common stock issuable upon exercise of warrants to purchase our common stock, including an estimated 1,208,936 warrants (subject to adjustment as described below) that are callable, at the election of the Company, at any time following the completion of this offering;

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1,524,468 shares of common stock issuable upon exercise of options held and 274,698 shares of common stock reserved for issuance pursuant to our 2014 Plan; and

●
68,182 shares of common stock issuable upon the exercise of the warrant to be issued to the underwriters, which equates to 3.0% of the number of shares of our common stock to be issued and sold in this offering.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the assumed initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after the completion of this offering. Net tangible book value per share of our common stock is determined at any date by subtracting our total liabilities from the amount of our total tangible assets (total assets, less intangible assets) and dividing the difference by the number of shares of our common stock deemed to be outstanding at that date.

Our historical net tangible book value (deficit) as of December 31, 2018 was $(7.5) million, or $(1.63) per share of common stock. Our historical net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding as of December 31, 2018.

Our pro forma net tangible book value as of December 31, 2018 was $3.4 million, or $0.56 per share of common stock. Pro forma net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding as of December 31, 2018, after giving effect to the automatic conversion of all principal and accrued but unpaid interest on our outstanding 9.00% convertible promissory notes, totaling $13.6 million at December 31, 2018, into an aggregate of 1,455,184 shares of our common stock immediately prior to the closing of this offering.

After further giving effect to (i) the pro forma adjustment described above, and (ii) our receipt of approximately $22.4 million of estimated net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, from our sale of common stock in this offering at an assumed initial public offering price of  $11.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, our pro forma as adjusted net tangible book value as of December 31, 2018, would have been approximately $25.8 million, or $3.09 per share. This amount represents an immediate increase in net tangible book value of  $2.53 per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of  $7.91 per share of our common stock to new investors purchasing shares of common stock in this offering.

 The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$11.00
Historical net tangible book value (deficit) per share as of December 31, 2018	$(1.63)
Pro forma increase in net tangible book value per share attributable to the transactions described above	$2.19
Pro forma net tangible book value per share as of December 31, 2018	$0.56
Increase in pro forma net tangible book value per share attributed to new investors purchasing shares from us in this offering	$2.53

Pro forma as adjusted net tangible book value per share after giving effect to this offering		$3.09

Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$7.91

The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering to be determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value by approximately $2.1 million, or by approximately $0.30 per share, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of common stock offered by us would increase (decrease) the pro forma as adjusted net tangible book value per share by approximately $10.2 million, or approximately $0.76 per share, assuming the assumed initial public offering price remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares in full in this offering, the pro forma as adjusted net tangible book value after this offering would be approximately $29.3 million, or approximately $3.37 per share, the increase in pro forma net tangible book value to existing stockholders would be $0.28 per share, and the dilution per share to new investors would be $7.63 per share, in each case based on an assumed initial public offering price of  $11.00 per share, the midpoint of the price range set forth on the cover page of this prospectus.

The following table summarizes as of  December 31, 2018, on the pro forma as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by our existing stockholders and (ii) to be paid by investors purchasing our common stock in this offering at an assumed initial public offering price of $11.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing Stockholders	6,065,293	73%	$ 43,054,978	63%	$ 7.10
New Investors	2,272,727	27%	$ 25,000,000	37%	$ 11.00
Total	8,338,020	100%	$ 68,054,978	100%

The number of shares of common stock that will be outstanding after this offering is based on 4,610,109 shares of common stock outstanding as of  December 31, 2018, and excludes as of such date:

●
2,390,968 shares of common stock issuable upon exercise of warrants to purchase our common stock, including an estimated 1,208,936 warrants (subject to adjustment as described below) that are callable, at the election of the Company, at any time following the completion of this offering;

●
1,524,468 shares of common stock issuable upon exercise of options held and 274,698 shares of common stock reserved for issuance pursuant to our 2014 Plan; and

●
68,182  shares of common stock issuable upon the exercise of the warrant to be issued to the underwriters, which equates to 3.0% of the number of shares of our common stock to be issued and sold in this offering.

If the underwriters exercise their option to purchase additional shares in full, the percentage of shares of common stock held by existing stockholders will decrease to approximately 70% of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will increase to  2,613,636, or approximately 30% of the total number of shares of common stock outstanding after the offering.

To the extent that options or warrants are exercised, new options or other securities are issued under our equity incentive plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED FINANCIAL DATA

The following selected financial data should be read together with our financial statements and related notes thereto, as well as the information found under the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. We derived the selected financial data as of and for the years ended December 31, 2018 and 2017 from our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in future periods.

	Year Ended December 31,
	2018	2017

Sales	$1,046,359	$201,182
Cost of sales	684,105	1,487,905
Gross profit (loss)	362,254	(1,286,723)

Operating expense:
Sales, marketing and advertising	1,525,525	1,155,506
Research and development	17,197	61,543
General and administrative	14,979,732	12,451,636
Total operating expense	16,522,454	13,668,685
Loss from operations	(16,160,200)	(14,955,408)

Other Income (expense), net:
Interest expense, net	(4,468,692)	-
Other	2,076	-
Other income (expense), net	(4,466,616)	-
Net loss	$(20,626,816)	$(14,955,408)

Net loss per share:
Basic and diluted	$ (4.48)	$ (3.52)
Weighted average common shares used to compute net loss per share:
Basic and diluted	4,606,951	4,246,626
Pro forma net loss per share (unaudited):
Basic and diluted (1) (2)	$ (4.76)	$ (3.52)
Pro forma weighted average common shares outstanding (unaudited):
Basic and diluted (1) (2)	$ 6,062,135	$ 4,246,626
  _______________
(1)
See Note 1 to our audited financial statements included elsewhere in this prospectus for an explanation of the method used to calculate the historical and pro forma net loss per share, basic and diluted, and the number of shares used in the computation of the per share amounts.

Pro forma basic and diluted net loss per common share and pro forma weighted average shares outstanding have been calculated assuming, as of the beginning of the applicable period: (a) the automatic conversion of all outstanding principal and accrued but unpaid interest on our outstanding 9.00% secured convertible promissory notes, totaling $13.6 million at December 31, 2018, into an aggregate of 1,455,184 shares of our common stock immediately prior to the closing of this offering (assuming an initial public offering price of $11.00, the midpoint of the price range set forth on the cover page of this prospectus, and a conversion price of $9.35); and (b) the immediate amortization as interest expense, the beneficial conversion feature (“BCF”) associated with the 2018 Notes, which is exercisable upon the consummation of an initial public offering, as described at Note 6 to the audited financial statements included herein. The intrinsic value of the BCF at December 31, 2018, which was limited to the net proceeds allocated to the debt on a relative fair value basis, was approximately $8,227,542.

(2)
All share and per share data has been retrospectively adjusted to reflect the one-for-three reverse stock split of our common stock, which was effected on February 8, 2019.

	As of December 31,
	2018	2017
Balance Sheet Data:
Cash	$ 2,774,421	$ 1,709,473
Accounts receivable	487,398	113,702
Prepaid expenses and other current assets	487,148	780,111
Property and equipment, net	531,369	1,137,817
Intangible and other assets, net	706,821	340,998
Accounts payable, accrued expenses and other	859,052	383,814
Convertible debt, net	10,922,601	-
Total stockholders’ equity (deficit)	(6,794,496)	3,698,287

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Overview

We are a leading amateur esports community and content platform offering a personalized experience to the large and underserved global audience of 2.3 billion gamers, as estimated by NewZoo. Through our proprietary, cloud-based technology platform, we connect our network of gamers, venues and brand partners to enable local, social and competitive esports that can be uniquely broadcast through our platform. We offer daily and season-focused offerings for which amateur competitive gamers establish meaningful connections with each other while improving their skills.

As a first-mover in defining the amateur esports category in 2015, we believe we are one of the most recognizable brands for amateur gamers. We have multi-year strategic partnerships with leading game publishers such as Microsoft and Riot Games with titles including Minecraft and League of Legends, respectively, as well as relationships with Supercell and Epic Games with respect to Clash Royale and Fortnite, respectively, to drive use among our member base and further penetrate our target market. We deliver enhanced gaming experiences to our members with these titles through our platform, and we provide our venue and brand partners access to our member network and platform technology. We believe that our members and the organizations that use our platform are only beginning to leverage the power of the consumer experience, commercial benefits, and data analytics our technology enables. Primarily targeting Generation Z and Millennials, members join through accessible, free-to-play experiences allowing us to reach the expansive amateur gaming market. We intend to convert members into subscribers through offering two tiers of competitive gameplay engagement: (i) our monthly subscription for the more casual competitive player, offering access to exclusive online tournaments and member benefits; and (ii) our semi-annual season pass for the more competitive player, offering access to our city leagues and advanced amateur esports offers along with membership rewards.

Components of Results of Operations

Revenue

We generate revenues and related cash flows from (i) the sale of subscriptions to gamers for participation in our in-person and online multiplayer gaming experiences, and (ii) brand and media partnerships.

Subscription Revenue. To date, subscription revenues have consisted of the sale of season passes to gamers for participation in our in-person and or online multiplayer gaming experiences. For the periods presented herein, season passes for gaming experiences were primarily comprised of multi-week packages and also include one-time, single experience admissions. The majority of the gaming experiences we have offered to date have occurred in movie theatres.

We intend to convert members into subscribers by offering our members two tiers of competitive gameplay engagement: (i) a monthly subscription for the more casual competitive player, offering access to exclusive online tournaments and member benefits; and (ii) a semi-annual season pass for the more competitive player, offering access to our city leagues and advanced amateur esports offers along with membership rewards.

Brand and Media Partnerships. We generate brand and media partnership revenues primarily from sales of various forms of sponsorships and promotional campaigns for our online platforms and from sponsorship at our in-person esports experiences. We also generate brand and media partnership revenues from the development of content tailored specifically for our partners’ distribution channels. We actively pursue the sale of sponsorships through our brand and media partnerships, including arrangements that may include: exclusive or non-exclusive title sponsorships, marketing benefits, official product status exclusivity, product visibly and additional infrastructure placement, social media rights (including rights to create and post social content and clips), rights to on-screen activations and promotions, display material rights, media rights, hospitality and tickets and merchandising rights.

We expect our brand and media partnerships revenues to increase in the foreseeable future as we introduce new brand and media partnership solutions and attract more sponsorship partners, particularly as we license additional game titles, grow our subscriber base, and generate a large volume of amateur gaming content.

Cost of Sales

Cost of sales includes direct costs incurred for the production of our in-person and online gaming experiences, including venue rental, licenses and contract services.

Venue rental. Venue rental costs consists of net revenue share payments primarily to our contracted theatre groups, including Cinemark, National Amusements, Studio Movie Grill and others, for hosting our in-person experiences.

Licenses Fees. License agreements with game developers generally include the grant to us of a license, during the applicable term, to (i) reproduce, publicly display and publicly perform the applicable game and approved game content to authorized users of the game as part of our leagues, and (ii) display approved advertising content in connection with game developer-approved advertising, marketing and promotion of our leagues. License agreements may also include a license to create derivative works using game content and/or game publisher marks in connection with the creation of merchandise. In consideration for the licenses granted, we are typically obligated to pay a royalty to the game-publisher. We are currently parties to license agreements with Riot Games and Microsoft for the use of League of Legends and Minecraft, respectively. Although we have relationships with Supercell and Epic Games for experiences involving Clash Royale and Fortnite, respectively, we currently do not have definitive license agreements in place with respect to these relationships.

License fees for the year ended December 31, 2017 also include amortized noncash license fee expense related to a June 2016 gaming license agreement whereby we issued restricted stock units to a third-party upon the achievement of certain game related service conditions. As we continue to become a more widely recognized brand in the esports space, we expect we will be in a position to secure more favorable terms in future license agreements with game publishers.

Contract Services. Contract services includes agency and contract labor costs incurred in connection with the execution of our in-person experiences held in theatres and other venues, including onsite staff to manage logistics and technical support, assist participants and ensure and promote the quality of the brand and overall gaming experience.

Materials / Giveaways and Prizing. Materials, giveaways and prizing costs include the costs of apparel and other paraphernalia, as well as the cost of scholarships, cash prizes and other awards provided in connection with our amateur esports league seasons.

Selling, Marketing and Advertising.

Selling, marketing and advertising expenses include the cost of creating and implementing marketing strategies, conducting market research, building relationships with our target audience, and increasing the overall exposure of our amateur esports brand to gamers. In-person gaming experience and Super League brand related advertising costs include the cost of producing advertisements, social media, print media, marketing, promotions, and merchandising. We expense advertising costs as incurred.

Research and Development

Research and development costs represent costs incurred in connection with the testing of game-play on our technology platform, comprised of third-party consultant and contractor costs. Research and development costs are expensed as incurred.

General and Administrative

General and administrative expenses consist primarily of personnel-related costs, including salaries and benefits, non-cash stock compensation expenses, office and facilities costs, legal, accounting and other professional fees, public relations costs and other corporate and administrative costs.

Results of Operations

Comparison of the Results of Operations for the Years Ended December 31, 2018 and 2017

The following table sets forth a summary of our statements of operations for the years ended December 31, 2018 and 2017:

	Year Ended December 31,
	2018	2017
SALES	$1,046,359	$201,182
COST OF SALES	684,105	1,487,905
GROSS PROFIT (LOSS)	362,254	(1,286,723)

OPERATING EXPENSES
Selling, marketing and advertising	1,525,525	1,155,506
Research and development	17,197	61,543
General and administrative	14,979,732	12,451,636
Total operating expenses	16,522,454	13,668,685

NET LOSS FROM OPERATIONS	(16,160,200)	(14,955,408)

OTHER INCOME (EXPENSE), NET	(4,466,616)	-

NET LOSS	$(20,626,816)	$(14,955,408)

Revenue

	Year Ended December 31,
	2018	2017	$ Change	% Change
Subscription	$ 135,260	$ 87,480	$ 47,780	55%
Brand & Media Partnerships	911,099	113,702	797,397	+300%
	$ 1,046,359	$ 201,182	$ 845,177	+300%

Revenue for the year ended December 31, 2018 (“Fiscal 2018”) increased $845,177, or over 300%, compared to the year ended December 31, 2017 (“Fiscal 2017”). Revenues for the periods presented were comprised of the following:

Subscription. Subscription revenue for Fiscal 2018 increased $47,780, or 55%, compared to the prior year period. The increase was primarily due to the expansion of our City Champs amateur esports competitions into 16 cities in Fiscal 2018, as compared to 12 cities in Fiscal 2017, and running two complete League of Legends City Champs seasons in Fiscal 2018, as compared to one League of Legends City Champs season in Fiscal 2017. In addition, the third and fourth quarters of Fiscal 2018 included revenues recognized in connection with our Minecraft related database asset acquisition in June 2018.

Brand and Media Partnerships. Brand and media partnerships revenue for Fiscal 2018 increased $797,397, or over 300%, compared to the prior year period. This year over year increase was primarily attributable to the growing visibility of our brand and platform, and an increase in marketing and sales resources and related activities focusing on increasing the number of new brand and media partnerships and strengthening existing brand and media partnerships. Brand and media partnerships revenue for Fiscal 2018 included amounts from Logitech, Inc. (“Logitech”), Red Bull North America, Inc., Sony Pictures Entertainment (“Sony”), Viacom Media Networks (“Nickelodeon”), Tribeca Film Festival and Samsung. Brand and media partnerships revenues Fiscal 2017 was primarily comprised of revenues from partnerships with Advanced Micro Devices, Inc., Nickelodeon, Mattel, Inc. and DMG Entertainment.

Cost of Sales
	Year Ended December 31,
	2018	2017	$ Change	% Change
Cost of sales	$684,105	$ 1,487,905	$ (803,800)	(54%)

Cost of sales for Fiscal 2018 decreased $803,800, or (54%), compared to Fiscal 2017. The change in cost of sales was primarily due to the following:

●
License Fees. License fees for Fiscal 2018 decreased $1,040,058, or 98%, compared to the same period in 2017. In June 2016, we entered into a gaming license agreement whereby we issued 183,334 restricted stock units (“License RSUs”) upon the achievement of certain game related service conditions. Noncash license fee expense included in cost of sales for Fiscal 2017 was $1,054,167, all of which related to License RSUs and was recognized over the contractual license term of 18-months beginning June 2016 and ending December 31, 2017. As of December 31, 2017, the License RSUs were fully expensed and no further expense related to the License RSUs will be recorded in the statement of operations in periods subsequent to December 31, 2017.

●
Contract Services. Contract services costs for Fiscal 2018 increased $84,817, or 39%, compared to the same period in 2017, which amount was relatively consistent with the related increase in subscriptions revenue for the same period. The increase was primarily due to the expansion of our City Champs amateur esports competitions into 16 cities in Fiscal 2018, as compared to 12 cities in Fiscal 2017, and running two complete League of Legends City Champs seasons in Fiscal 2018, as compared to one League of Legends City Champs season in Fiscal 2017. In addition, in the fourth quarter of Fiscal 2018 we incurred additional contract services costs for influencers utilized in connection with our dedicated Minecraft build and monthly online gaming competitions in partnership with Sony, in connection with its cinematic release of “Spider Man into the Spider-Verse.”

Operating Expenses

Selling, Marketing and Advertising

	Year Ended December 31,
	2018	2017	$ Change	% Change
Selling, Marketing and Advertising	$ 1,525,525	$ 1,155,506	$ 370,019	32%

Selling, marketing and advertising expenses for Fiscal 2018 increased $370,019, or 32%, compared to the same period in Fiscal 2017, primarily due to the amortization of noncash in-kind advertising costs which were initially capitalized pursuant to a June 2017 third-party investment agreement. The investment agreement included in-kind advertising for use in future periods, valued at $1.0 million, as a component of the consideration paid to us in exchange for equity in the Company. This prepaid advertising cost was amortized over an 18-month period ending as of December 31, 2018. In addition, selling, marketing and advertising costs for Fiscal 2018 included approximately $86,000 of costs incurred in connection with the development of a pilot program and related activities for use in the launch of SuperLeagueTV in April 2018.

Research and Development

	Year Ended December 31,
	2018	2017	$ Change	% Change
Research and development	$ 17,197	$ 61,543	$ (44,346)	(72%)

Research and development expense for Fiscal 2018 decreased $44,346 or 72%, compared to the same period in Fiscal 2017, primarily due to a slight reduction in new game integration testing costs paid to third-party contractors and consultants. Third party research and development related game testing expenses vary period to period based on the timing of the acquisition and installation of new game properties and modifications to the functionalities and features of existing game properties on the platform.

General and Administrative

General and administrative expense for the periods presented was comprised of the following:

	Year Ended December 31,
	2018	2017	$ Change	% Change
Personnel costs	$ 6,912,955	$ 5,184,986	1,727,969	33%
Office and facilities	365,562	267,290	98,272	37%
Professional fees	666,416	469,965	196,451	42%
Stock-based compensation	3,943,128	3,612,743	330,385	9%
Depreciation and amortization	1,105,989	1,237,609	(131,620)	(11%)
Other	1,985,682	1,679,043	306,639	18%
Total general and administrative expense	$ 14,979,732	$ 12,451,636	$ 2,528,096	20%

General and administrative expenses for Fiscal 2018 increased $2,528,096, or 20%, compared to Fiscal 2017. A summary of the main drivers of the change in general and administrative expenses is as follows:

●
Increase in personnel costs totaling $1,727,969, due primarily to an increase in headcount since the end of Fiscal 2017 in connection with the continued expansion of our technology platform, product offerings and marketing activities, requiring additional internal resources across our technology platform engineering and development, product, operations, and commercial departments. During each of Fiscal 2018 and Fiscal 2017, we had average full-time equivalent employees of 44 and 33, respectively. As of December 31, 2018 and 2017, we had 46 and 38 full-time equivalent employees, respectively.

●	Increase in office and facilities expense totaling $98,271, primarily due to the increase in leased office space in June 2018 in connection with the expansion of our operations.

●
Increase in professional fees totaling $196,451, primarily due to an increase in technical consulting expenses related to the launch of SuperLeagueTV, the development of our subscription and game related offerings and our content series, an increase in audit fees incurred in connection with the completion of  audits of our financial statements for the years ended December 31, 2017 and 2016 incurred during Fiscal 2018, and an increase in placement fees incurred in connection with technology team contract positions that were converted to full-time employee positions during the period.

●
Increase in noncash stock compensation totaling $330,385, primarily due to noncash stock compensation expense for employee stock options granted during Fiscal 2018 in connection with the increase in headcount described above, partially offset by a decrease in noncash common stock purchase warrant expense related to warrants issued to members of our Board of Directors and consultants that vested immediately upon grant and, as a result, were fully expensed in the prior year period.

●
Increase in other general and administrative expenses totaling $306,639 primarily due to an increase in insurance, travel, broad-band, software and subscription costs in connection with the expansion of operations.

Other Income (expense)

Other income (expense), net, was primarily comprised of interest expense, as follows:

Year Ended December 31, 2018
Accretion of discount on convertible notes	$ 3,508,176
Accrued interest expense on convertible notes	605,972
Accretion of convertible note issuance costs	354,544
$ 4,468,692
Interest Expense

Interest expense for Fiscal 2018 totaled $4,468,692, relating to the issuance of 9.00% secured convertible promissory notes, with an aggregate principal amount of approximately $13,000,000, during Fiscal, 2018, as described below under Liquidity and Capital Resources.

Liquidity and Capital Resources

General

Cash totaled $2,774,421 at December 31, 2018, compared to $1,709,473 at December 31, 2017.

We have experienced net losses and negative cash flows from operations since our inception. As of December 31, 2018, we had negative working capital of approximately $8,032,688, and sustained cumulative losses attributable to common stockholders of approximately $55,133,473. Total noncash charges included in accumulated deficit since inception, primarily related to noncash stock compensation, License RSUs, amortization of the discount on the 2018 Notes (defined below) and in-kind advertising expense, totaled $17,673,778. During Fiscal 2018, the Company issued 9.00% secured convertible promissory notes, as described below, in an aggregate principal amount of approximately $13,000,000. Approximately 1.2 million of the warrants issued in conjunction with the 2018 Notes are callable at the election of the Company at any time following the completion of this offering.

We believe that our cash on hand, including the approximately $22.4 million in net proceeds received from this offering (or approximately $25.8 million if the underwriters exercise their option to purchase additional shares from us in full) will sustain operations at least until February, 2020. We are dependent on obtaining, and are continuing to pursue, the necessary funding from outside sources, including obtaining additional funding from the sale of securities in order to continue our operations. Without adequate funding, we may not be able to meet our obligations. We believe these conditions raise substantial doubt about our ability to continue as a going concern.

To date, our principal sources of capital used to fund our operations have been the net proceeds we received from private sales of equity securities and proceeds received from the issuance of convertible debt, as described below.

We expect to continue to incur substantial expenditures in the foreseeable future at rates consistent with expenditures incurred during Fiscal 2018 and Fiscal 2017, for the continued development and expansion of our esports brand, community and technology platform. We will require additional financing to further develop and market our esports technology platform, fund operations, and otherwise implement our business strategy at amounts relatively consistent with Fiscal 2018 expenditure levels disclosed above. Our current financial condition raises substantial doubt about our ability to continue as a going concern. Our failure to raise capital as and when needed would have a material adverse impact on our financial condition, our ability to meet our obligations, and our ability to pursue our business strategies. We will seek funds through additional equity or debt financings, collaborative or other arrangements with corporate sources, or through other sources of financing.

We are focused on expanding our service offering through internal development, collaborations, and through strategic acquisitions. We are continually evaluating potential asset acquisitions and business combinations. To finance such acquisitions, we might raise additional equity capital, incur additional debt, or both.

Cash Flows for the Years Ended December 31, 2018 and 2017

The following table summarizes changes in cash for Fiscal 2018 and Fiscal 2017:
	Year Ended December 31,
	2018	2017

Net cash used in operating activities	$ (10,680,375)	$ (8,968,886)
Net cash used in investing activities	(865,365)	(437,069)
Net cash provided by financing activities	12,610,688	8,244,882
Increase (decrease) in cash	1,064,948	(1,161,073)
Cash at beginning of period	1,709,473	2,870,546
Cash at end of period	$ 2,774,421	$ 1,709,473

Cash Flows from Operating Activities. Net cash used in operating activities during Fiscal 2018 was $10,680,375, which primarily reflected our net loss of $20,626,816, net of adjustments to reconcile net loss to net cash used in operating activities of $9,946,441, which included $3,943,128 of noncash stock compensation charges, noncash accrued interest and amortization of discount on the 2018 Notes issued by us during Fiscal 2018 totaling $4,468,692, as described below, noncash amortization of prepaid in-kind advertising totaling $666,667 and $1,105,989 of noncash depreciation and amortization charges. Changes in working capital primarily reflected the impact of increases in receivables and the settlement of payables in the ordinary course. Net cash used in operating activities during Fiscal 2017 was $8,968,886, which primarily reflected our net loss of $14,955,408, net of adjustments to reconcile net loss to net cash used in operating activities of $5,986,522, which included $4,666,910 of non-cash stock compensation and game royalty charges, noncash amortization of prepaid in-kind advertising totaling $333,333 and $1,237,608 of non-cash depreciation and amortization charges. Changes in working capital primarily reflected increases in receivables and the settlement of payables in the ordinary course of business during the periods.

Cash Flows from Investing Activities. Cash flows from investing activities were comprised of the following for Fiscal 2018 and Fiscal 2017:

	Year Ended December 31,
	2018	2017

Purchase of property and equipment	$ (254,766)	$ (327,351)
Capitalization of software development costs	(518,630)	(109,718)
Acquisition of other intangible and other assets	(91,969)	–
Net cash used in investing activities	$ (865,365)	$ (437,069)

Cash Flows from Financing Activities. Cash flows from financing activities were comprised of the following for Fiscal 2018 and Fiscal 2017:

	Year Ended December 31,
	2018	2017

Proceeds from issuance of common stock, net of issuance costs	$ -	$ 8,244,882
Proceeds from convertible notes payable, net of issuance cost	12,610,688	-
Net cash provided by financing activities	$ 12,610,688	$ 8,244,882

During Fiscal 2017, the Company issued 788,280 shares of common stock at a price of $10.80 per share, raising aggregate net proceeds of approximately $8.2 million.

In February through April 2018, we issued 9.00% secured convertible promissory notes with a collective face value of $3,000,000 (the “Initial 2018 Notes”). The Initial 2018 Notes (i) accrued simple interest at the rate of 9.00% per annum, (ii) matured on the earlier of December 31, 2018 or the close of a $15,000,000 equity financing (“Qualifying Equity Financing”) by us, and (iii) all outstanding principal and accrued interest was automatically convertible into equity or equity-linked securities sold in a Qualifying Equity Financing based upon a conversion rate equal to (x) a 10% discount to the price per share of a Qualifying Equity Financing, with (y) a floor of $10.80 per share. In addition, the holders of the Initial 2018 Notes were collectively issued warrants to purchase approximately 55,559 shares of common stock, at an exercise price of $10.80 per share and a term of five years (the “Initial 2018 Warrants”).

In May through August 2018, we issued additional 9.00% secured convertible promissory notes with a collective face value of $10,000,000 (the “Additional 2018 Notes”). In May 2018, all of the Initial 2018 Notes and related accrued interest, totaling $3,056,182, were converted into the Additional 2018 Notes, resulting in an aggregate principal amount of $13,056,182 (hereinafter collectively, the “2018 Notes”). The holders of the converted Initial 2018 Notes retained their respective Initial 2018 Warrants.

The 2018 Notes (i) accrue simple interest at the rate of 9.00% per annum, (ii) mature on the earlier of the closing of an initial public offering (“IPO”) of our common stock on a national securities exchange or April 30, 2019, and (iii) all outstanding principal and accrued interest is automatically convertible into shares of common stock upon the closing of an IPO at the lesser of (x) $10.80 per share or (y) a 15% discount to the price per share of the IPO. In addition, the holders of the 2018 Notes were collectively issued 1,208,936 warrants to purchase common stock equal to 100% of the aggregate principal amount of the 2018 Notes divided by $10.80 per share (the “2018 Warrants”). The number of 2018 Warrants ultimately issued is subject to adjustment upon the closing of an IPO and will be determined by dividing 100% of the face value of the 2018 Notes by the lesser of (x) $10.80 per share or (y) a 15% discount to the price per share of the IPO. The 2018 Warrants are exercisable for a term of five years, commencing on the close of an IPO, at an exercise price equal to the lesser of (x) $10.80 per share or (y) a 15% discount to the IPO price per share and are callable at our election at any time following the closing of an IPO.

Contractual Obligations

As of December 31, 2018, we had no significant commitments for capital expenditures, nor do we have any committed lines of credit, noncancelable operating leases obligations, other committed funding or long-term debt, and no guarantees.

The operating lease for our corporate headquarters expired on May 31, 2017 and was subsequently amended to operate on a month-to-month basis.

Rent expense for Fiscal 2018 and Fiscal 2017 totaled approximately $317,000 and $238,000, respectively. Rent expense is included in general and administrative expense in the accompanying statements of operations included elsewhere in this prospectus. Rental payments are expensed in the statements of operations in the period to which they relate. Scheduled rent increases, if any, are amortized on a straight-line basis over the lease term.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our financial statements included elsewhere in this prospectus. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not currently exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates and assumptions include the fair value of the Company’s common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company’s deferred tax assets.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers. Subsequently, the FASB issued additional ASUs to clarify the guidance in ASU 2014-09. ASU 2014-09 and its related ASUs are collectively referred to herein as the “new revenue standard.” The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption.

The new  revenue standard is effective for emerging growth companies for annual periods beginning after December 15, 2018, with early adoption permitted. We are in the process of evaluating the impact, if any, of the update on our financial position, results of operations and financial statement disclosures.

In February 2016, the FASB issued an ASU that requires lessees to present right-of-use assets and lease liabilities on the balance sheet. The new guidance is to be applied using a modified retrospective approach at the beginning of the earliest comparative periods in the financial statements and is effective for fiscal years beginning after December 15, 2019 and early adoption is permitted. The Company is evaluating the impact that this guidance will have on its financial position, results of operations and financial statement disclosures.

In June 2016, the FASB issued guidance on the measurement and recognition of credit losses on most financial assets. For trade receivables, loans, and held-to-maturity debt securities, the current probable loss recognition methodology is being replaced by an expected credit loss model. For available-for-sale debt securities, the recognition model on credit losses is generally unchanged, except the losses will be presented as an adjustable allowance. The guidance will be applied retrospectively with the cumulative effect recognized as of the date of adoption. The guidance will become effective at the beginning of our first quarter of fiscal year ending December 31, 2021 but can be adopted as early as the beginning of our first quarter of fiscal year ending December 31, 2020. Management is currently assessing the impact that adopting this new accounting guidance will have on our financial statements and footnote disclosures.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Relaxed Ongoing Reporting Requirements

Upon the completion of this offering, we expect to become a public reporting company under the Exchange Act, and will be required to publicly report on an ongoing basis. We expect to elect to report as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●
taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●
being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●
being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our stockholders could receive less information than they might expect to receive from more mature public companies.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

OUR BUSINESS
Overview

We are a leading amateur esports community and content platform offering a personalized experience to the large and underserved global audience of 2.3 billion gamers, as estimated by NewZoo. According to the Electronic Software Association, the avid gamer, identified as individuals who are considered the most frequent gamers, sees gameplay as central to their social life with 55% playing video games to connect with friends and 46% to spend time with family members. Through our proprietary, cloud-based technology platform, we connect our network of gamers, venues and brand partners to enable local, social and competitive esports that can be uniquely broadcast through our platform. We offer daily and season-focused offerings for which amateur competitive gamers establish meaningful connections with each other while improving their skills.

As a first-mover in defining the amateur esports category in 2015, we believe we are one of the most recognizable brands for amateur gamers. We have multi-year strategic partnerships with leading game publishers such as Microsoft and Riot Games with titles including Minecraft and League of Legends, respectively, as well as relationships with Supercell and Epic Games with respect to Clash Royale and Fortnite, respectively, to drive use among our member base and further penetrate our target market. We deliver enhanced gaming experiences to our members with these titles through our platform, and we provide our venue and brand partners access to our member network and platform technology. We believe our members and the organizations that use our platform are only beginning to leverage the power of the consumer experience, commercial benefits, and data analytics our technology enables. Targeting Generation Z and Millennials, members join through accessible, free-to-play experiences allowing us to reach the expansive amateur gaming market. We intend to convert members into subscribers by offering two tiers of competitive gameplay engagement: (i) our monthly subscription for the more casual competitive player, offering access to exclusive online tournaments and member benefits; and (ii) our semi-annual season pass for the more competitive player offering access to our city leagues and advanced amateur esports offers along with membership rewards.

 The Esports Player Pyramid

______________________
* Based on the average esports viewer, Nielsen Esports Playbook, 2017.

Our Vision

Our vision is to make Super League Gaming the preeminent brand and platform for amateur esports. We do this by providing a proprietary, end-to-end platform that allows our members to compete, socialize and spectate premium amateur esports gameplay and enabling a wide ecosystem of partners to bring Super League experiences at scale to gamers around the world.

After securing strategic partnerships with the publishers of top-tier game titles beginning in 2016, we became the first consumer of our platform technology through the establishment of our city leagues, consisting of 16 teams based in various U.S. cities built around Minecraft, League of Legends and, most recently, Clash Royale. In 2017, we further differentiated our offering by migrating to a cloud-based technology platform for scale while continuing to build and establish the Super League Gaming brand. We also developed intelligent technology that facilitates personalized experiences and matchmaking for gamers, and audience-targeted gameplay broadcasting content at scale.

Strategy and Milestones

	2015 to 2017	2018
Theme	Technology and Brand Foundation	Community and Network Foundation
Core Objectives	● Establish the brand ● Build technology platform ● Establish amateur leagues	● Cultivate audience and user base ● Enhance technology platform for scale ● Establish nodes of distributed network
Technology and Web	● Develop automated tournament operations, including ticketing, team formation and leaderboards ● Create local visualization from local hardware devices
● Develop cloud-based streaming infrastructure for scale of local, custom gameplay
● Complete automation of API integration on our platform
● Enhance standardized ticketing and gameplay launcher to streamline operation of Super League experiences
● Create robust game statistics management
● Provide “always-on” offers, allowing members to play anytime

Brand	● Super League Gaming (Master Brand) ● 12 City Clubs ● National tournament (City Champs)	● SuperLeagueTV ● Establish four additional City Clubs ● Introduction of additional gameplay offers
Game Titles	Execute Microsoft and Riot licensing agreements	Addition of two new, top-tier game titles to our platform
Network	● Theatres ● Action Squad, our local, city-by-city contract workforce
● Retailers: Expanding array of venue types (e.g. LAN centers retail and restaurants (food and beverage)), now viable gameplay locations as a result of centralized, cloud-based infrastructure and IP delivery, along with ever-decreasing local hardware and bandwidth requirements
● Pro Teams, local organizers and ambassadors
● Brands: national and local sponsors

Since the launch of the Super League brand in 2015, we have continually strengthened our brand and platform by:

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developing our proprietary, highly automated community, tournament and broadcast system;

●
executing multi-year agreements with top tier game titles;

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creating a product library of 10 unique game modes related to our licensed game titles that are exclusive to Super League and utilized during our gaming experiences;

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launching our City Club League consisting of 16 city-based teams across the U.S. supported by a fleet of installed gaming auditoriums;

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establishing a flexible event-specific contract labor workforce, consisting of over 150 trained and engaged individuals;

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executing multi-year, global brand sponsorship deals, such as Logitech and Nickelodeon;

●
securing 38 protected logos and wordmarks domestically, collectively, and two logos and wordmarks in China for our master brand and 16 of our City Clubs; and

●
establishing three patent families in the U.S. around multi-player gameplay and visualization.

We are now positioned to expand the utility of our platform for new game titles and a distributed network of venue operators and gameplay organizers to further develop a self-organizing marketplace for online and in-person gaming experiences. This expansion of game titles, across multiple hardware platforms, venue partners and offerings will bring new audiences to Super League to increase the breadth of our audience and depth of engagement through our “always on” gameplay experiences.

Our Platform

Our proprietary cloud-based platform provides amateur gamers a modernized way to connect, play and view games in real-time. We believe our platform will become central to the esports ecosystem and allow us to capture a significant portion of our members’ gameplay hours and share-of-wallet for greater lifetime value. Our platform aggregates a diverse audience of gamers across multiple game titles and provides our members with access to online, in-person and hybrid competitive experiences and broadcasts that are accessible to a broad range of ages and demographics. Through our platform, we have three core components that enable differentiated and immersive gameplay at scale for both online and in-person experiences:

(i)
Match-Making allows members to create their public-facing gamer persona and applies distinct criteria and filters around team size, skill level and geography to intelligently match our members for competitive gameplay and facilitate rich online and in-person social connections.

(ii)
Tournament Operations supports all major components of tournament operations and automation including, for example, ticketing, user management, event management, event operations, API integrations, data services, leaderboards and prize fulfillment.

(iii)
Our Proprietary Visualization and Broadcast System is capable of capturing and live streaming gameplay across all digital distribution platforms and delivering separate streams simultaneously to multiple locations and channels, including through our Player and Spectator Third-Person Experience and the SuperLeagueTV digital network, as further described below.

Our Player Interface, illustrated below, is the entry point of use for our members that offers a user-friendly and engaging interaction from profile creation to tournament operations, and provides our members with real-time reporting of personal statistics, national leaderboards and other individualized gaming content.

  Super League’s User Portal

Our Player and Spectator Third-Person Experience, as illustrated below, provides players and spectators with pre-gameplay content and a unique “birds-eye” view during gameplay that is captured by our platform and overlaid with additional interactive content allowing us to introduce a new screen to the gameplay experience beyond the traditional first-person and spectating views. The end broadcast result is our customizable Heads-up-Display (“HUD”), which complements gameplay through dynamic visualization of player and team statistics, competitive status updates and contextual content that can also be uniquely displayed on a hyper-local level across venues. Before gameplay begins, players entering our experiences are greeted with a welcome screen that contains key information, including experience start-time, team assignments, log-in status of individual teams and players and other entertaining content.

  Super League’s HUD Pre-Gameplay View

Animated logos of participating cities
Animated video
Log-in status of teams
Dynamic content customized to specific audiences
Live countdown to start of gameplay
Content slot for graphics, animations, text
LEAGUE OF LEGENDS
CITY CHAMPS
STATUS
A B C D E F G H I J K L
WELCOME TO SUPER LEAGUE'S CITY CHAMPS GAME BETWEEN
LOS ANGELES SHOCKWAVES
AND
MIAMI MENACE
1. Get on the SUPERLEAGUE wifi. Password: joinsuperleague
2. Go to superleague.com and log in
3. Copy your game 1 code and join your LoL game lobby
There will be an intermission after all teams complete their first games.
GAME STARTS IN: 10:00
SLG
KNOW YOUR ENEMY
Miami's most played champion this season is Ezreal
If your entire team and your opponents are logged in, start your game!
CURRENT SCORE
0
0
Post your pics with #joinsuperleague

Once gameplay is launched, players and spectators enjoy a unique third-person perspective of gameplay along with dynamic leaderboards, statistics and other tournament-specific content including brand sponsor integration, local team and player statistics, instructional tips and other pertinent content, as illustrated below. Dynamic leaderboards update in real-time during gameplay and provide recaps of team and individual scoring highlights at intermission and at the conclusion of competition.

Super League’s HUD Gameplay View

Featured match and status bar of completed matches
Philadelphia Team A VS Washington Dc Team A
3rd person view of gameplay
Data extracted from game publisher's API is graphically represented for spectator audience logitech G
As soon as all 10 players are logged into your game, please go ahead and start!
CURRENT SCORE 0 17
Post your pics with #FightForYourCity
Content slot for graphics, animations, text
Smart messaging announcement box
City scores update in real time

In addition, our proprietary SuperLeagueTV digital network is the first esports media property principally dedicated to amateur players and teams. Currently, live stream gameplay and video-on-demand (“VOD”) content is broadcast through SuperLeagueTV on Twitch and YouTube. We believe that SuperLeagueTV’s digital broadcast distribution is an essential way to drive viewership and membership interest, along with new game title expansion and additional online and in-person experiences through our distributed venue partner network.

Industry Overview

The consumer appetite for esports continues to grow at a rapid pace with passionate fans across the globe. According to NewZoo, the overall value of the global gaming market could reach approximately $137.9 billion by the end of 2018, representing an estimated year over year increase of 13.3%, or $16.2 billion from 2017. Key trends fueling this growth include the rise of live streaming, real-time social networking within games, and multi-generational and lifestyle gaming that integrates several aspects of an individual gamer’s life with the core game, including online play, downloadable content, achievements and item collection.

In particular, the professional esports industry is growing quickly, evidenced through new leagues, teams and broadcast distribution channels, and this growth is attracting high-profile esports investments from brands, media organizations and traditional sports rights holders. As professional esports player salaries and the value of broadcast media rights have risen substantially, there is large unmet demand at the amateur level for competitions and viewing content, which, for esports fans, is predominantly consumed through live streaming and over-the-top (“OTT”) channels. The following data points illustrate the vast growth opportunity for global esports:

The esports audience is already comparable to leading entertainment platforms, with gamers and viewer numbers in the hundreds of millions.

Esports, a term generally used to refer to competitive video game play by professional and amateur players, have been around for as long as the video game industry itself. However, recent growth in the gaming audience and player engagement has elevated esports into mainstream culture with a massive global following that, in some instances, exceeds the monthly audience of large professional sports leagues. For example:

●
The average global monthly esports audience is estimated to reach 167 million people in 2018, which is larger than estimates for the monthly average audience of Major League Baseball (“MLB ”) and the National Hockey League (“NHL”) (Goldman Sachs Esports Equity Research, 2018).

●
The esports audience is on track to reach approximately an estimated 276 million people by 2022, which is similar to the 2017 monthly average audience size of the National Football League (“NFL ”) (Goldman Sachs Esports Equity Research, 2018).

The following chart reflects the monthly average audience size in 2017 for the four largest professional sports leagues, as compared to the global monthly esports audience in 2017:

Source: Goldman Sachs: The World of Games- esports- From Wild West to Mainstream, June 26, 2018. Figures reflect global monthly average audience sizes in 2017.

The esports audience is also young, digital and global. Is it estimated that more than half of esports viewers are in Asia and 79% of viewers are under the age of 35 (Goldman Sachs Esports Equity Research, 2018). In addition, online video sites like YouTube Gaming and Twitch have larger audiences than HBO, Netflix and ESPN combined, as shown below:

Source: Goldman Sachs: The World of Games- esports- From Wild West to Mainstream, June 26, 2018. Amounts reported for each platform represent annual audience figures data as of the end of 2016.

Moreover, there is still vast opportunity for audience growth in esports with the introduction of new game titles and increasing popularity of online gaming content.

●
A portfolio of just a few top tier game titles can bring access to hundreds of millions of gamers, as the estimated monthly active users (“MAU ”) for Fortnite, League of Legends and Minecraft is 125 million, 100 million and 74 million, respectively (Statista and Microsoft, 2018).

●
In 2018, approximately 560 billion minutes of esports were viewed on Twitch, an increase of 58% year-over-year (TwitchTracker.com).

Demographics centered on the highly sought after, younger segments.

Video games have a positive social impact.

●
70% of parents believing gaming “has a positive influence on their children’s lives” (Electronic Software Association, 2018).
●
Esports enthusiasts, on average, have higher college graduation rates and average household incomes, with 43% earning greater than $75,000 per year, relative to traditional sports fans (Mindshare, Esports Fans: What Marketers Should Now, 2016).

Revenue potential is valued at billions of dollars and broad based.

●
Recent reports show a “$15 billion blue sky revenue opportunity” for professional esports due to the highly engaged and untapped fanbase (Merrill Lynch Interactive Report, 2018).
●
Gaming video content is estimated to be a $4.6 billion market with more viewers than HBO, Netflix, ESPN and Hulu combined (SuperData Research, 2017).
●
Currently, an estimated 40% of professional esports revenues come from brand and media sponsorships (endemic and non-endemic) and 19% from media rights, with the latter expected to grow to 40% by 2022 (BofA Merrill Lynch Global Research, 2018).

Revenue potential is not only very large, but also growing rapidly.

Source: Goldman Sachs: The World of Games- esports- From Wild West to Mainstream, June 26, 2018. Reflects an estimated 35% five-year compound annual growth rate through 2022.

Our Opportunity

We believe our esports community platform will transform the way amateur gamers connect, interact, socialize and compete. Our premium, competitive gameplay experiences and elite amateur broadcasts, coupled with the expansion of our game title portfolio, our retail venue partner network and our strategic brand sponsorships introduce new gamers into our customer funnel to drive membership growth and subscription conversion. Esports is still in its early stages and entering a new phase of growth, but top game titles attract large, global audiences and just a few titles provide us access to hundreds of millions of players. Examples include:

Game Title Sample Set

TITLE	PUBLISHER	GENRE	TARGET DEMOGRAPHIC (AGE)	ESTIMATED MAU/PLAYERS
League of Legends	Riot Games	Multiplayer Online Battle Arena (“MOBA”)	14 – 34	100MM1
Minecraft	Microsoft (Mojang)	Sandbox	6 – 14	74MM2
Clash Royale	Supercell	Collectible Card Game (“CCG”); Tower Defense; Real Time Strategy (“RTS”); “MOBA”	14 – 50	100MM3
Fortnite	Epic Games	Battle Royale	8 – 34	125MM1
______________________
(1) statista.com.

(2) popsugar.com, “Minecraft Boss Helen Chiang on Her New Role, Breaking Records, and What's in Store For 2018,” May 8, 2018.

(3) 100MM MAU across all four of Supercell’s games announced via twitter.com, March 7, 2016.

With each game title we are able to offer on our platform, we benefit from an established audience of MAUs or other players who may be interested in different opportunities to play the game they are already familiar with. We believe access to these audiences provides us with opportunities to increase our revenue by bringing new members to the platform, increasing enrollment for our experiences, expanding viewership of our online content and promoting additional merchandise sales. However, we are currently unable to accurately calculate the estimated increase in revenue associated with increasing our MAUs and/or the addition of players of new game titles.

Despite the significant growth potential outlined above, there are several key challenges facing stakeholders in the esports landscape:

●
Amateur Gamers are a highly fragmented, often anonymous community with limited ways to find gamers of similar skill-level and gaming interest online and locally. In addition, the lack of amateur esports infrastructure results in few experiences with no clear path to the professional esports level for players who wish to develop and test their skills while forging social connections.

●
Game Publishers must find alternative methods to attract new gamer audiences to their game titles and offer premium experiences that drive greater gamer retention. The lack of diversity in gaming, along with increased competition amongst titles, requires marketing partnerships to extend the lifecycle and franchise value of their intellectual property.

●
Venue Operators, including restaurants and retailers, must grow same-store sales in order to capture new sources of foot-traffic and deeper customer loyalty. Millennials and Generation Z generally value experiences, but tend to purchase more content and products online, making them an attractive demographic to widen a venue’s customer base and improve asset utilization.

●
Sponsors and Advertisers are limited in their channels to reach the “cord cutting” Generation Z and Millennials due to the increasing fragmentation of content distribution and use of advertising-blocking technology. Given these demographic groups consume most content online, brands are challenged to target these audiences in an authentic way and achieve efficient marketing spend.

●
Professional Esports Teams and Owners have made significant investments in their teams and must rapidly develop a fanbase to achieve franchise values similar to traditional sports teams. However, there is no formal structure to identify the next generation of esports professionals to build their long-term rosters to support long-term fan loyalty.

Super League’s Solution for Esports Ecosystem Stakeholders

Our platform offers the following solutions for these key stakeholders:

●
For Amateur Gamers, our platform enables online and in-person player connections and a league-based structure that provides participants and spectators with a unique lens on elite and local amateur gameplay. Over time, we expect to have a volume of broadcast content that allows us to build our own premium OTT channel network on SuperLeagueTV and, ultimately, attract broadcast rights revenue.

●
For Game Publishers, our platform introduces their game titles to new audiences and drives retention by providing an immersive, premium way to play games, leading to deeper player engagement. Through our data analytics, we believe we will become a central component to new game development and launches, and will have the ability to drive cross-game behavior across a wide portfolio of game titles.

●
For Venue Operators, we provide licenses to access our platform in order to operate esports experiences that enable these enterprises to attract new foot traffic, improve day-part utilization and drive same store sales. In addition, we expect to provide venue operators with predictive customer activity information for more targeted offers to existing customers and our members.

●
For Sponsors and Advertisers, our platform provides a highly targeted marketing channel that offers a relevant path for brands to build affinity with the hard to reach, yet highly sought after, Generation Z and Millennial demographics. Based on our member data, we will have the ability to target audiences based on our members’ profile information for more efficient marketing spend.

●
For Professional Esports Teams and Owners, we cultivate the future professional esports fanbase through amateur competitive youth leagues, while providing an amateur feeder system as a path to the professional leagues. Looking forward, we will have a comprehensive set of data and tools to provide player analytics and progress skill levels.

Our Amateur Esports Capabilities

Super League is an “always-on” operation with scalable technology and deep experiential capabilities to deliver premium player experiences in the amateur esports space. Our value propositions for all competitive amateur gamers, irrespective of our game titles, are:

●
Public-facing gamer persona that connect our members to their local community: Members can create a gamer profile that provides key gamer information, such as their unique game title identification, enabling us to manage player matchmaking, tournament gameplay and statistics tracking. Member results are dynamically updated on individual profile pages, along with national and local leaderboards.

●
High-quality, immersive gameplay experiences online and in-person: Members can initially join our platform through accessible, free-to-play, online experiences and then convert to our monthly subscription offers for a deeper engagement through exclusive online competitions across all game titles. More competitive members can subscribe to our semi-annual season pass, which includes access to our city league for more heightened, immersive gameplay. In addition, our distributed network of retail venues, will augment our subscription offers and allow for event-specific, in-person experiences to drive more members and gameplay hours to our platform.

●
Broadcasts of elite amateur gameplay competitions from a unique perspective: Our cloud-based platform allows anyone, anywhere to view gameplay with a birds-eye perspective that is interactive and contextualized. Spectators can view live gameplay and original story-driven content either in-venue or through live stream and VOD on a wide network of digital distribution channels such as Twitch and YouTube.

●
Exclusive member benefits and player status program: Members earn rewards through gameplay participation to enhance their individual gamer profile and gain exposure on national and local leaderboards on an annual and lifetime basis. In the future, members will be rewarded for the quality and length of gameplay through our platform and have access to additional member benefits in the form of exclusive experiences, content and offers available from our top consumer brand and retail partners.

●
New way to make social gaming connections: Members enjoy an easier way to meet new friends and experience the games they are passionate about through their engagement with a new social community. In addition to socializing in our competitions, our members can communicate through our media channels, including Facebook, Discord and SuperLeagueTV, as part of a positive, inclusive community.

Subscriptions

Core to our business is moving to a subscription-based model that allows gamers of varying levels of gameplay across multiple titles to engage in premium competition on our platform. Members join through accessible, free-to-play experiences that act as an introduction to our platform, and over time, convert into two tiers of consumer subscriptions. We also offer specialized commercial subscriptions for venue operators to drive new membership. Each of these offerings are further described below:

(i)
Monthly Subscriptions target the more casual competitive gamer and is set at an affordable price-point with a free trial and a discounted price, if purchased annually. The monthly pass provides competitive amateur gamers with access to exclusive online tournaments across all active game titles and member benefits. At the end of the trial period, members are enrolled as paying subscribers and billed monthly thereafter. Current pricing is estimated to be set at $4.99 per month with the option to purchase an annual subscription at the discounted price of $49.90, in effect offering two months free, not inclusive of purchases of one-off experience passes and merchandise from our website, superleague.com.

(ii)
Semi-Annual Season Passes target the more dedicated amateur gamer who has a greater share of gameplay hours and share-of-wallet to commit to intensive competition. The season pass provides access to our city leagues for a heightened level of hybrid competition, both online and in-person, over an extended number of weeks. Taking place each spring and fall, our City Club League is a national tournament lasting between six to 12 weeks and can include pre-season qualifications and post-season “All-Star” components. Current pricing for semi-annual passes range from $40.00 to $60.00 per season, translating to $80.00 to $120.00 of annual revenue for our recurring players, not inclusive of one-off experience passes and merchandise from our website, superleague.com.

(iii)
Commercial Subscriptions enable retail venue partners to license our platform to host curated Super League experiences for a monthly fee to introduce a wider reach of amateur gamers to Super League experiences and drive more membership and gameplay hours through our platform. This allows retail and restaurant operators to attract new foot traffic and enhance capacity utilization by creating interactive gaming experiences in their locations, and we, in turn, benefit from their wide national geographic reach and the leverage provided by their infrastructure, marketing and operations, ultimately bringing Super League to a wider community of amateur competitive gamers. We are exploring monthly license subscription fees with our inaugural commercial partners, with the understanding that the pilot period will provide more data on increased foot traffic and same-store sales that could lead to additional revenue sharing opportunities on food and beverage, door entry fees, and merchandise.

A Sample of Super League Experiences on superleague.com

City Club League

Our City Club League is an integral part of our effort to connect amateur gamers with one another. City Clubs not only enable our seasonal competitions, but also allow us to aggregate our community around our owned and operated clubs serving an unmet desire for amateur players to connect on a local level and exhibit civic pride for esports. Our City Clubs serve as a unifying umbrella across game titles, age groups and skill levels in 16 major metropolitan centers across the U.S., including Chicago, Los Angeles and New York City, with an intention to expand both domestically and internationally in the foreseeable future.

Super League’s City Clubs

SuperLeagueTV

SuperLeagueTV content is a core component of our offer, as well as a binding element connecting players within our local communities. Whether promoting upcoming Super League experiences, engaging players during an event, live streaming the competitive action, producing original video series or recapping the results of a tournament, SuperLeagueTV is dedicated to creating and showcasing novel and intriguing stories that emerge during and in between the approximately 175,000 hours of gameplay enjoyed by Super Leaguers this year. As a primary distribution channel, SuperLeagueTV launched on Twitch in April 2018, broadcasting from the Super League Gaming esports desk. Following several months of additional testing and development of creative concepts and production techniques enabled by the Super League platform, SuperLeagueTV now features an average of 50 hours of gameplay and entertainment programming across multiple game titles per month and will grow programming during 2019.  Additionally, over 1.4 million minutes of content was viewed in December alone, and over 150,000 unique viewers tuned in to our League of Legends City Champs Finals.

Live Stream Remote Shout-Casting and Gameplay on SuperLeagueTV

Brand and Media Partnerships

The highly sought after Millennial and Generation Z audience is increasingly difficult for brands to reach due to the proliferation of new content distribution channels, ad-blocking technology and a sentiment against overt marketing and promotion. This difficulty is compounded by the limited ways to directly reach gamers, given game publishers control of in-game content. Our ability to uniquely aggregate a diverse membership base across age ranges, skill levels and game titles can direct authentic brand integrations to our players in a targeted way. We believe that our brand is at the forefront in the mainstreaming of esports, and we stand for inclusive, positive gameplay by providing a positive access point for both endemic and non-endemic brands to enter the category.

Currently, our largest revenue stream comes by way of brand sponsorships and includes multi-year strategic partnerships with several companies, including Logitech and Nickelodeon. Additionally, in February 2019, we entered into a partnership with Topgolf to bring amateur competitive video gaming events to Topgolf locations throughout the United States. Over time, we expect to extract additional revenue through the monetization of our large volume of distributed content through advertising income. Our brand sponsorship opportunities include:

●
Master brand sponsorships covering all appropriate game titles and subscription types, providing our brand partners with promotion opportunities through our online and in-person offerings for targeted, deep engagement along with member benefits specific to the sponsors’ products and offers including discounts, free trials, and exclusive content and experiences.

●
Tournament and game specific sponsorships, allowing brands to more narrowly target specific age ranges, game genres and other demographic objectives.

●
City Club sponsorships, allowing regional and local brands to participate in geo-targeted promotion to cultivate unique gamer lifestyle brands within our City Club metropolitan areas.

●
SuperLeagueTV sponsorships enable brands to achieve wider reach through our broadcast distribution channels, including Twitch, Facebook, YouTube and in-venue channels, for both amateur esports players and spectators.

●
Tailored experience-specific sponsorships, providing brands with an opportunity to design unique experiences and content for deeper integration and wider media distribution.

It is our intention to have brand and media partnerships across various vertical categories, in order to attract both brands that are already deeply committed to esports and brands just entering the esports space and seeking a mainstream, safe brand partner and entry point. For example, in February 2019, we announced a partnership with Top Golf for amateur competitive video gaming events at venues around the United States.

Marketing and Member Acquisition

Prospective members and subscribers are introduced to Super League through seven primary channels that feed our customer funnel, consisting of:

(i)
top-tier games titles that provide access to communities in the hundreds of millions;

(ii)
continued press and public relations that drives brand awareness;

(iii)
generation of interest and audience development through SuperLeagueTV;

(iv)
retail venue partners that provide geographic coverage and access to built-in customer bases;

(v)
brand sponsors who amplify our sales and marketing through their own customer and social reach;

(vi)
brand ambassadors that drive local, organic word-of-mouth advertising for deeper engagement and loyalty; and

(vii)
member referral programs that round out the integral feedback loop for a network effect.

  Our Customer Funnel

VENUE PARTNERS
BRAND PARTNERS
NEW GAME TITLES
SUPER LEAGUE TV
MEMBER REFERRAL
ADS
COMMERCIAL LICENSING
CUSTOMER SUBSCRIPTIONS
SPONSORS
VIEWERS
REGISTERED ACCOUNTS
FREE-TO-PLAY PARTICIPANTS
MONTHLY SUBSCRIBER
SEASON PASS HOLDER

In addition to these channels, we also market our community and platform through in-game promotion, search engine optimization, online advertising, social influencers and e-mail marketing.

Members typically begin their relationship with Super League by viewing content on SuperLeagueTV, registering an email address, and/or by participating in our free-to-play experiences. Members become more engaged by creating a profile to join our network of amateur gamers where they can find and connect with other players by gaming interest, geographic location and other attributes. Membership is free, but we do monetize members as activity grows with one-off paid experiences, merchandise sales, and brand and media sponsorship revenues.

We intend to drive deeper member engagement by offering a free trial to join our monthly subscription program, which offers frequent gaming experiences, leaderboards, and prizing across all of our game titles along with benefits and discounts from our brand partners. We estimate that our monthly subscribers can generate between $50.00 and $60.00 in annual revenue per subscriber, and content from these experiences is broadcast daily on SuperLeagueTV, which drives deeper engagement among this player group and serves as a channel to attract new members.

For our most engaged players, we offer a semi-annual season pass subscription for each game title. The format varies among game titles, but our semi-annual season passes offer a combination of online and in-person premium experiences organized around our City Clubs. Due to the more formal team structure and length of season, players often spend more time practicing and communicating with each other, in addition to participating in our organized gaming experiences. Our semi-annual season pass holders generate between $80.00 and $120.00 per year per holder and produce our highest tier of premium amateur gaming content which is featured on SuperLeagueTV as well as brand partner channels. This content attracts the largest viewership among our existing Super League community and provides the greatest exposure to new audiences. In addition, professional esports teams can gain visibility to this pool of experienced amateur players for recruiting purposes.

The key performance indicators (“KPI”) driving our business model are related to “always on,” scalable offers, conversion, and engagement. The significant growth we achieved in 2018 was a function of the advancement of our technology platform, expansion of our in-person and online offer catalogue, and select customer acquisition accelerating our ability to reach and serve a larger target audience with greater frequency.

Our Customer Key Performance Indicators (“KPI”)

		2015	2016	2017	2018
Always On	Venues	0	4	20	50
	Experiences	330	1,000	250	900
Conversion	Registered Accounts	13,000	30,000	43,000	300,000
Engagement	Participations	9,000	21,000	20,000	150,000
	Gameplay Hours	19,000	43,000	61,000	175,000

Our Strengths

We differentiate ourselves from potential competition through the power of a pure horizontal platform and established partnerships that enable experiences, community, content and commerce. Our core strengths include the following:

●
Game Publisher Agreements provide access to existing user bases via strategic partnerships with some of the largest game publishers. These partnerships draw subscription interest and provide a line of defense against our competitors. Our ability to interact with this highly attractive, engaged user base draws brands and sponsors to us to reach this otherwise hard-to-reach demographic.

●
Proprietary and Curated Content provides us with a unique perspective to amateur competitive gameplay currently absent from the esports ecosystem and is highly complementary and valuable to the needs of large video streaming providers.

●
Patent-Pending Technology allows for unique, intelligent content capture enabling us to display the most relevant gameplay activity in real time and broad visualization of active gameplay to facilitate maximum scale of interactive, in-person gaming, broadcast experience, and content monetization.

●
Over Three Years of Brand and Technology Development provides us a strong, distinctive lead on followers with no obvious competitors in the holistic community, league operations and media platform category.

●
A Diverse Set of Enterprise and Commercial Revenue Streams enabled by a pure platform play that protects us from the risk of online-only offers subject to commoditization and advertising revenue dependency.

●
A Growing Member Base coupled with highly customized gaming and viewing experiences allows us to capture a global, highly engaged, yet somewhat elusive community that will provide many new ways to monetize over time.

●
Creation of Intangible Brand Value in the quality of our offer, game titles, brand partners and investor base that validates our trusted, premium brand and distinctive positioning to drive value in the fragmented, burgeoning esports landscape.

Our Growth Strategy

Our core strategy is to pursue initiatives that promote the viral growth of our member base, and in doing so drive subscription, sponsorships and other new revenue streams. Our customer acquisition and retention funnel provide the primary lens for community growth, engagement and long-term brand equity.

●
Member Growth and Network Effect is driven organically through direct marketing, partner and influencer promotion, and search engine optimization. We believe the most efficient member acquisition, however, will come through organic word of mouth and other customer-based referrals.

●
Mutually Beneficial Relationships with Game Publishers, along with our game-agnostic platform interface, allow us to access large, built-in customer bases from game titles amassing access to hundreds of millions of MAU and offering enhanced competitive gameplay experiences to deepen their connection to the game titles.

●
Strategic Retail Venue Partnerships allow us to reach domestic and international scale by leveraging the infrastructure, operations and marketing efforts of our retail venue partners to create daily, weekly and monthly in-person experiences with amateur gamers to drive more membership and competitive gameplay through our platform.

●
Brand and Media Partnerships, which often include commitments to promote our brand events and content across their social channels outside of our events and platform, have the potential to extend the utilization of our platform by leveraging the reach of our partners’ existing broadcast, social and customer loyalty programs which, in turn, can extend our audience reach and potentially drive more gamers and viewers to our amateur esports gaming content and technology platform.

●
International Expansion, as we continue to prove the model domestically, will enable us to access the massive global scale of gamers worldwide and unlock greater brand partnership and media rights revenue opportunities through global audience development.

●
Key Stakeholder Tools including a game publisher software development kit (“SDK”) and customer marketplace portals for players, tournament organizers and venue operators will scale and distribute Super League experiences in a highly automated way with low marketing and operating costs.

●
Opportunistic Acquisitions allow us to add complementary users, revenues, and/or technology components to accelerate our amateur esports member adoption and further enhance our competitive gameplay experiences.

Technology Infrastructure

Early in our inception, we utilized a local hardware solution to create interactive physical spaces, allowing amateur competitive gamers a new way to interact with their games, fellow players and our distinctive and proprietary HUD for a unique entertainment and spectating experience. We have since moved our platform to the cloud for scale, and now offer a wide use of our platform to operate Super League experiences, both online and in-person, by leveraging the infrastructure, operations and marketing of an established retail venue network. The following illustrates the evolution of our platform and current cloud-based state:

Our technology platform represents an important intellectual property asset for our Company.  It consists of various custom developed components that come together in uniquely configured ways to deliver scalable competitions, experiences and content opportunities.

The components of our platform include, among other things, user management, event management, event operations, data services, streaming, ecommerce, and user statistics and leaderboards.  These components share several data sources and enables us to offer a wide variety of gameplay experiences across multiple environments, often simultaneously, with a vast array of resulting content publishing opportunities.  Our platform also provides tools to distribute and leverage content, as well as tools around platform administration. The following illustrates our comprehensive cloud-based tournament and broadcast toolset:
Our proprietary visualization and broadcast system, which provides compelling live stream content delivery, automates and scales various gameplay processes and functions that would otherwise need to be accomplished manually.  These processes and functions primarily include ways to ensure that visualizations of gameplay and other value-added data and graphics are both captured and delivered efficiently and timely.  For example, our proprietary software is used during our experiences ensures that we are showing the most interesting aspects of gameplay, as well as switching to matches that are most relevant to the competition.  Further, we use computer vision to glean key events, graphics or data from the game screen, especially when the game publisher might not make such information available via an application programming interface (“API”).  We intend to continue to invest in and improve upon our use of computer vision in our technology platform, so that we can mitigate our dependency on game publishers providing certain APIs and toolsets, and continue to provide differentiated gameplay and spectating experiences.

As we evolve our technology, we will launch simultaneous gameplay that will allow players and spectators to watch multiple live streams at once, as illustrated below:

Title highlights the current gameplay match-up being spectated.

Sub-team players are instructed to log onto platform and get into position for gameplay launch.

Once a match begins, there is a switch to live stream gameplay. Once all matches are launched, spectators can watch six matches simultaneously.

City Champs Logo
RED SIDE
Club Logo
Club Name
VS
Club Logo
Club Name
BLUE SIDE
SLG Logo
Low Res Match Stream
MATCH B
MATCH C
MATCH D
MATCH E
MATCH F
TOP
MID
JUN
BOT
SUP
Sponsor Space
SLG Ad Space
Club Name
10
Points
-
Club Name
6
Points
Tournament Updates

Other reusable graphic blocks provide content space for sponsorship, live tournament updates, player highlights and other relevant news.

Intellectual Property and Patents

Similar to other interactive entertainment and esports companies, our business depends heavily on the creation, acquisition, licensing, use and protection of intellectual property. We have developed and own various intellectual properties, including pending and issued trademarks, patents, and copyrights.  For example, each of our City Clubs have pending trademarks related to naming and logo. We also have obtained licenses to valuable intellectual property with game publishers.  We leverage these licenses and service agreements to operate online and location-based competitions, and in parallel, use them to generate a wide array of content.

To protect our intellectual property, we rely on a combination of patent applications, copyrights, pending and issued trademarks, confidentiality provisions and procedures, other contractual provisions, trade secret laws, and restrictions on disclosure. We intend to vigorously protect our technology and proprietary rights; however, no assurances can be given that our efforts will be successful. Even if our efforts are successful, we may incur significant costs in defending our rights. From time to time, third parties may initiate litigation against us, alleging infringement of their proprietary rights or claiming they have not infringed our intellectual property rights. See the section entitled “Risk Factors” for additional information regarding the risks we face with respect to litigation related to intellectual property claims.  As of the date hereof, we have filed three nonprovisional patent applications, all of which are currently pending, and various trademark applications, some granted and most of which are currently pending, covering our technologies and brands, as more specifically set forth below. We intend to file additional applications for the grant of patents and registration of our trademarks in the United States and foreign jurisdictions as our business expands.

Our patent applications relate to creating unique, place-based visual experiences.  These experiences manifest via display by web streams of gameplay in combination with related textual, graphical, and video content targeted for consumption by players and spectators alike.  In order to achieve visualization of certain games (e.g., Minecraft or Clash Royale), we have developed technology that places a “managed” character into these games for the purpose of capturing and sharing the first-person perspective that is created.  We also filed a patent application for certain bleeding edge virtualization technologies that allow us to generate visualizations from the cloud. Instead of requiring complex and expensive local installation of hardware to enable the place-based experience, we use this technology to create web streams of all gameplay and supplementary content.  The effect of this capability is to dramatically reduce the barrier to entry for venues of all types to participate in Super League experiences.

Operations

With over 2,000 experiences completed since 2015, we have a broad understanding of the requirements to deliver online and in-person competitions from an operations, technology and customer support perspective.  With our national venue fleet and contractor network, we established training and protocols for new brand ambassadors and venue operators for scale. Our operations network includes the following:

●
Action Squad serves as an extension of Super League’s experience team and is responsible for managing logistics at local venues and facilitating an engaging and fair player experience. The team, comprised of approximately 150 contract-based members, has been interviewed and trained by Super League. In addition, we manage staffing and ongoing communication with Microsoft’s StaffHub, and have developed a proprietary mobile app to manage logistics (including player check-in) and communication to our Network Operations Center (“NOC”) during in-person experiences.

●
Our Customer Service Team uses Zendesk to manage customer inquiries that come from various channels including email, web forms, and Facebook. We run a 24-hour email and ticketing escalation system and support live chat during normal business hours and experiences. Our customer service team includes on-site staff and remote contractors that can scale based on the number of simultaneous gameplay experiences.

●
The NOC is equipped with tools to streamline issue resolution while accommodating a large volume of simultaneous gameplay experiences. All locations are set up with remote monitoring of the LAN and player device performance alerting for real-time customer service and technical escalations. The technicians are scaled on demand depending on the number of experiences run simultaneously using remote, real-time network and tournament monitoring.

Our Values and Company Culture

Super League is a player-first company, a credo embraced by every employee. We are committed to enhancing and celebrating the player experience by providing gameplay formats, competitive frameworks, technical stability, content, information and customer support that exceed player expectations.

Having produced more than 2,000 experiences over more than three years in locations ranging from movie theatres to restaurants, and retail stores to LAN centers to esports arenas, Super League specializes in delivering positive experiences to a wide range of demographic audiences that bring players and their families and friends a sense of genuine belonging to a peer group that understands them and shares their passions.

Employees and Labor Relations

As of December 31, 2018, we had 46 full-time and full-time equivalent employees. Additionally, we occasionally enter into agreements with contractors, on an as-needed basis, to perform certain services. As of December 31, 2018, four of our full-time employees were subject to fixed-term employment agreements with us, and all other employees served at-will pursuant to the terms set forth in their offer letters.

We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes. None of our employees are represented by labor unions.

Governmental Regulation

Our online gaming platforms, which target individuals ranging from elementary school age children to adults, are subject to laws and regulations relating to privacy and child protection. Through our website, online platforms and in person gaming activities we may monitor and collect certain information about child users of these forums. A variety of laws and regulations have been adopted in recent years aimed at protecting children using the internet, such as COPPA. COPPA sets forth, among other things, a number of restrictions related to what information may be collected with respect to children under the age of 13, as the kinds of content that website operators may present to children under such age. There are also a variety of laws and regulations governing individual privacy and the protection and use of information collected from individuals, particularly in relation to an individual’s personally identifiable information (e.g., credit card numbers). We employ a kick-out procedure during member registration whereby anyone identifying themselves as being under the age of 13 during the process is not allowed to register for a player account on our website or participate in any of our online experiences or tournaments without linking their account to that of a parent or guardian.

In addition, as a part of our experiences, we offer prizes and/or gifts as incentives to play. The federal Deceptive Mail Prevention and Enforcement Act and certain state prize, gift or sweepstakes statutes may apply to certain experiences we run from time to time, and other federal and state consumer protection laws applicable to online collection, use and dissemination of data, and the presentation of website or other electronic content, may require us to comply with certain standards for notice, choice, security and access. We believe that we are in compliance with any applicable law or regulation when we run these experiences.

Cost of Compliance with Environmental Laws

We have not incurred any costs associated with compliance with environmental regulations, nor do we anticipate any future costs associated with environmental compliance; however, no assurances can be given that we will not incur such costs in the future.

Facilities

Our executive offices are located in approximately 4,965 square feet of office space at 2906 Colorado Avenue, Santa Monica, California 90404, which we occupy under a month-to-month lease agreement at $19,734 per month. In addition, we have recently leased an additional 1,650 square feet on a month-to-month basis in the same complex to serve as a content studio at $5,197 per month.

We anticipate no difficulty in extending the leases of our facilities or obtaining comparable facilities in suitable locations, as needed, and we consider our facilities to be adequate for our current needs.

Legal Proceedings

As of the date hereof, we are not a party to any material legal or administrative proceedings. There are no proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages, and positions of our executive officers, directors and significant employees as of the date of this prospectus.

Name	Age	Position

Executive Officers and Directors:

Ann Hand	49	Chief Executive Officer, President, Chair of the Board
David Steigelfest	51	Chief Product and Technology Officer, Director
Clayton Haynes	49	Chief Financial Officer
Matt Edelman	48	Chief Commercial Officer
John Miller (1)	39	Director
Jeff Gehl	50	Director
Robert Stewart	51	Director
Peter Levin	48	Director
Kristin Patrick	48	Director
Michael Keller	48	Director

Significant Employees:

Andy Babb	49	Executive Vice President of Game Partnerships
Anne Gailliot	41	Chief of Staff, Vice President of Special Projects

(1)
Mr. Miller intends to resign from our Board contingent upon and effective immediately prior to the effectiveness of the registration statement to which this prospectus forms a part.

There are no arrangements or understandings between our Company and any other person pursuant to which he or she was or is to be selected as a director, executive officer or nominee. Ms. Hand, our President and Chief Executive Officer, is a first cousin of Mr. Gehl, a member of our Board. There are no other family relationships among any of our directors or executive officers. To the best of our knowledge, none of our directors or executive officers have, during the past ten years, been involved in any legal proceedings described in Item 401(f) of Regulation S-K.

Executive Officers

Ann Hand
Chief Executive Officer, President, Chair of the Board

Ms. Hand has served as our Chief Executive Officer, President and Chair of our Board since June 2015. Over the past 20 years, Ms. Hand has served as a market-facing executive with a track record in brand creation and turn- around with notable delivery at the intersection of social impact with consumer trends and technology to create bold offers, drive consumer preference and deliver bottom line results. Prior to joining the Company, from 2009 to 2015, Ms. Hand served as Chief Executive Officer and as a director of Project Frog, a venture-backed firm with a mission to democratize healthy, inspired buildings that are better, faster, greener, and more affordable than traditional construction. From 1998 through 2008, Ms. Hand served in various senior executive positions with BP plc, including Senior Vice President, Global Brand Marketing & Innovation from 2005 to 2008, during which time she led many award-winning integrated marketing campaigns and oversaw the entire brand portfolio of B2C and B2B brands, including BP, Castrol, Arco, am/pm and Aral. Additionally, she served as Chief Executive, Global Liquefied Gas Business Unit with full P&L accountability across 15 countries and 3,000 staff, covering operations, logistics, sales and marketing with over $3 billion in annual revenue. Ms. Hand was recognized by Goldman Sachs - “100 Most Intriguing Entrepreneurs” in 2014, by Fortune - “Top 10 Most Powerful Women Entrepreneurs” in 2013, and Fast Company – “100 Most Creative People” in 2011. Ms. Hand earned a Bachelor of Arts in Economics from DePauw University, an MBA from Northwestern’s Kellogg School of Management, and completed executive education at Cambridge, Harvard and Stanford Universities.

David Steigelfest
Chief Product and Technology Officer, Director

Mr. Steigelfest co-founded the Company in 2014 and has served as a director on our Board since that time. In addition, Mr. Steigelfest served has our Chief Product and Technology Officer since May 2018. An attorney by education, David has served as an executive and entrepreneur in the digital and technology space for more than 20 years. Prior to co-founding the Company in 2014, Mr. Steigelfest founded rbidr LLC, a media and technology startup and a pioneer in yield management and price optimization software, where he served as Chief Executive Officer from 2008 to 2013. From 2013 to 2014, Mr. Steigelfest worked for Cosi Consulting, where he provided management consulting services ranging from complex project management, PMO, software design, 3rd party software integration and migration, enterprise content management, data management and system-based regulatory compliance to various Fortune 500 companies. From 2001 to 2008, Mr. Steigelfest worked on Wall Street at Deutsche Bank, where he oversaw various multi-million-dollar change management projects. In addition, Mr. Steigelfest previously served as Vice President of eCommerce at Starguide Digital Networks, where he had responsibility over the streaming media portal, CoolCast. CoolCast utilized satellite technology to distribute high quality streaming content into multi-cast enabled networks bypassing Internet bottlenecks. Prior to Starguide, Mr. Steigelfest served as the Director of Product Management at Gateway Computers, where he oversaw Gateway.com and Gateway’s business-to-business extranet system, eSource. In addition, Mr. Steigelfest has consulted for companies of all sizes throughout his career addressing a wide variety of IT and business challenges, including complex business process change, software implementation and e-commerce.  Mr. Steigelfest received a Bachelor of Arts in International Relations and Psychology from Syracuse University, and a JD with an emphasis in business transactions and business law from Widener University School of Law.

Clayton Haynes
Chief Financial Officer

Mr. Haynes was appointed as our Chief Financial Officer in August 2018. From 2001 to August 2018, Mr. Haynes served as Chief Financial Officer, Senior Vice President of Finance and Treasurer of Acacia Research Corporation (NASDAQ: ACTG), an industry-leading intellectual property licensing and enforcement and technology investment company. Mr. Haynes is a party to a transition related consulting agreement with Acacia Research Corporation that expires on February 14, 2019. From 1992 to March 2001, Mr. Haynes was employed by PricewaterhouseCoopers LLP, ultimately serving as a Manager in the Audit and Business Advisory Services practice, where he provided and managed full scope financial statement audit and business advisory services for public and private company clients with annual revenues up to $1 billion in a variety of sectors, including manufacturing, distribution, oil and gas, engineering, aerospace and retail. Mr. Haynes received a Bachelor of Arts in Economics and Business/Accounting from the University of California at Los Angeles, an MBA from the University of California at Irvine Paul Merage School of Business and is a Certified Public Accountant (Inactive).

Matt Edelman
Chief Commercial Officer

Mr. Edelman oversees the Company’s revenue, marketing, content, creative services and business development activities, and has served as our Chief Commercial Officer since July 2017. Mr. Edelman is the owner of PickTheBrain, a leading digital self-improvement business, a board member and marketing committee member of the Epilepsy Foundation of Greater Los Angeles and has over 20 years of experience working in the digital and traditional media and entertainment industries. Since 2001, he has served as an advisor and consultant to numerous digital and media companies, including, amongst others, Nike, Marvel, MTV, Sony Pictures, 20th Century Fox and TV Guide. Prior to joining the Company, from 2014 to 2017, Mr. Edelman served as the Head of Digital Operations and Marketing Solutions at WME-IMG (now Endeavor), where he was responsible for several areas, including digital audience and revenue growth through content, social media and paid customer acquisition across the company’s global live events business within sports, fashion culinary and entertainment verticals; digital marketing services for consumer brands, college athletics programs and talent; and management of direct-to-consumer digital content businesses, including both eSports and Fashion OTT properties. From 2010 to 2013, Mr. Edelman served as the Chief Executive Officer of Glossi (previously ThisNext), an authoring platform enabling individuals to create their own digital magazines. Previously, Mr. Edelman also founded and/or served in executive positions at multiple early stage digital media companies. Mr. Edelman earned a Bachelor of Arts in Politics from Princeton University.

Board of Directors

Ann Hand
Chief Executive Officer, President, Chair of the Board

Please see Ms. Hand’s biography in the preceding section under the heading “Executive Officers.”

Ms. Hand’s extensive background in corporate leadership and her practical experience in brand creation and turn- around directly align with the Company’s focus, and ideally position her to make substantial contributions to the Board, both as Chair of the Board and as the leader of the Company’s executive team.

David Steigelfest
Chief Product and Technology Officer, Director

Please see Mr. Steigelfest’s biography in the preceding section under the heading “Executive Officers.”

As a co-founder of the Company and a lead developer of the Company’s platform, Mr. Steigelfest provides the Board with critical insight into the technological aspects of the Company’s operations and the ongoing development of the platform, attributes that make Mr. Steigelfest a particularly valued member of the Board.

John Miller
Director

Mr. Miller co-founded the Company in 2014 and has served as a director on our Board since its inception. In addition, Mr. Miller founded and has served as Chief Executive Officer and Chairman of Cali Group, a holding company with ownership positions in various companies focused on the development of new technologies for the restaurant and retail industries and a significant investor in the Company, since 2011. Prior to founding Cali Group, Mr. Miller worked for Arrowhead Pharmaceuticals, Inc. (NASDAQ: ARWR), where he was responsible for the formation, growth and the ultimate sale of Arrowhead’s electronics business unit. From 2005 to 2010, Mr. Miller served as Vice President of Intellectual Property at Undiym, Inc. (formerly, Nanopolaris, Inc.), which he also founded. Mr. Miller is an author of The Handbook of Nanotechnology Business, Policy, and Intellectual Property Law, as well as various other publications related to nanomaterials and nanoscale electronics. He obtained an undergraduate degree from University of Redlands and graduated Order of the Coif from Stanford Law School.

Mr. Miller’s focus on the development of new technologies and his involvement with the Company since inception has significantly supported the Board’s perspective during the early stages of the development of the Company’s platform and are key assets to the Board as the Company looks to scale the utilization of its technology.

Jeff Gehl
Independent Director

Mr. Gehl has served as a director on our Board since 2015. Mr. Gehl is a Co-Owner at VLOC LLC. Since 2001, Mr. Gehl has been a Managing Partner of RCP Advisors. Mr. Gehl is responsible for leading RCP's client relations function and covering private equity fund managers in the Western United States. He is a General Partner of BKM Capital Partners, L.P. Previously, Mr. Gehl was an Advisor at Troy Capital Partners until 2018. In addition, Mr. Gehl founded and served as Chairman and Chief Executive Officer of MMI, a technical staffing company, and acquired Big Ballot, Inc., a sports marketing firm. He currently serves as a Director of P10 Industries, Inc., a Director of Veritone, Inc. (NASDAQ: VERI) and an Advisory Board member of several of RCP’s underlying funds, as well as Accel-KKR and Seidler Equity Partners. Mr. Gehl was the Manager of VLOC. Mr. Gehl received the 1989 “Entrepreneur of the Year” award from University of Southern California’s Entrepreneur Program. He obtained a Bachelor of Science in Business Administration from the University of Southern California's Entrepreneur Program.

Mr. Gehl’s wide range of experience in financing, developing and managing high-growth technology companies, as well as his entrepreneurial experience, has considerably broadened the Board’s perspective, particularly as the Company engaged in capital raising activities to fund the early stages of its development. Mr. Gehl also serves as our Board-designated “audit committee financial expert” and as the Chair of the Board’s Audit Committee.

Robert Stewart
Independent Director

Mr. Stewart has served as a director on our Board since October 2014. From 1997 to August 2018, Mr. Stewart served in various executive officer roles with Acacia, including as Vice-President of Corporate Finance and Senior Vice-President, Corporate Finance and Investor Relations. Prior to joining Acacia, Mr. Stewart served as President of Macallan, Dunhill & Associates, a private investment fund. Mr. Stewart received a Bachelor of Science in Economics from the University of Colorado at Boulder.

Mr. Stewart’s 11 years in various executive officer roles of a public company brings extensive leadership experience and public company expertise to our Board, experience that will be invaluable to the Board following the Company becomes a public company following the completion of its initial public offering. Mr. Stewart also serves as a member of the Board’s Audit Committee, and as Chair of the Compensation Committee.

Peter Levin
Independent Director

Mr. Levin has served as a director on our Board since November 2018, and currently serves as President of Interactive Ventures and Games at Lions Gate Entertainment Corp., a position he has held since May 2014. Mr. Levin is responsible for expanding Lionsgate's content creation into video games and other interactive ventures, including incubation of new properties, investment in existing games and digital media vehicles and leveraging Lionsgate's franchises and other branded properties into the gaming space. Mr. Levin also currently serves as the President of Bellrock Media, Inc., a company engaged in the development and distribution of content for mobile and broadband platforms in North America and Japan, is a co-owner of the Chicago Rush of the Arena Football League and has been Partner of Palisades Baseball since 2000, which owns and operates three Minor League Baseball franchises. Mr. Levin serves as the Managing Director of Sedona Capital, Inc., where he steers the fund's investments and partnerships in the new media and mobile content industries. In addition, Mr. Levin has served as a director at Razz, Inc. since September 2005 and as a director of Next Games Oyj since June 2014. He also serves as Member of the Board of Advisors of Global Streams, Mofactor, MESoft, Inc. and Auctionhelper. Mr. Levin earned his Bachelor of Arts degree from the University of Southern California.

We believe Mr. Levin’s extensive experience in digital media, particularly in the gaming space, and as an owner of multiple professional sports teams enables him to provide the Board with invaluable insight in to matters involving both gaming and the organization and management of sports teams. Mr. Levin also serves as a member of the Board’s Compensation Committee and the Nominating and Corporate Governance Committee.

Kristin Patrick
Independent Director

Ms. Patrick has served as a director on our Board since November 2018, and currently serves as Global Chief Marketing Officer of Soda Brand at Pepsico, Inc., a position she has held since June 2013. Prior to her time with Pepsico, Inc., Ms. Patrick served as Chief Marketing Officer of Playboy Enterprises, Inc. from November 2011 to June 2013, and as Executive Vice President of Marketing Strategy for William Morris Endeavor from January 2010 to November 2011. Ms. Patrick has also held senior marketing positions at Liz Claiborne's Lucky Brand, Walt Disney Company, Calvin Klein, Revlon and NBC Universal and Gap, Inc. A Brandweek "Next Gen Marketer" and Reggie Award recipient, Ms. Patrick received her Bachelor of Arts from Emerson College and J.D. from Southwestern University.

As we continue to expand the visibility of our Brand, we believe Ms. Patrick will provide instrumental input on our marketing efforts, and will assist the Board and management with initiating marketing programs to enable us to meet our short-term and long-term growth objectives. Ms. Patrick also serves as a member of the Board’s Compensation Committee and the Nominating and Corporate Governance Committee.

Michael Keller
Independent Director

Mr. Keller has served as a director on our Board since November 2018. From July 2014 to February 2018, Mr. Keller served as an advisor and board member for Cake Entertainment, an independent entertainment company specializing in the production, distribution, development, financing and brand development of kids’ and family properties, as managing director of Tiedemann Wealth Management from March 2008 to December 2013, as co-founder and principal of Natrica USA, LLC from August 2006 to March 2008 and as Senior Vice President of Brown Brothers Harriman Financial Services from July 1996 to June 2006. Mr. Keller earned his Bachelors of Arts in History from Colby College.

With over 15 years of experience in asset and portfolio management, and experience in helping companies gain exposure for their products and services, including in the entertainment industry, we believe Mr. Keller provides our Board with useful insight that will help us as we allocate resources to expand the utility of our platform and other technologies. Mr. Keller also serves as Chair of the Board’s Nominating and Corporate Governance Committee and as a member of the Compensation Committee.

Significant Employees

Andy Babb
Executive Vice President of Game Partnerships

Mr. Babb overseas the Company’s game strategy and publisher and developer relationships and has served as our Executive Vice President of Game Partnerships since September 2015. Prior to joining the Company, from 2007 to 2015, Mr. Babb served as President of Brandissimo, Inc., the company that created and developed NFL RUSH, including NFL RUSH Zone, a multiplayer online virtual game world, and over 100 NFL video games and apps. From 2006 to 2007, Mr. Babb served as the President of Infusio-NA, a French mobile video game publisher, and for ten years prior to that, he managed business development for Take Two Interactive, 2K Games and SegaSoft. Throughout his career, Mr. Babb has published over 200 video games across console, handheld, PC, online and mobile platforms. He earned a Bachelor of Arts in Communications Studies from the University of California Los Angeles and an MBA from Stanford University.

Anne Gailliot
Chief of Staff, Vice President of Special Projects

Ms. Gailliot has served as our Chief of Staff since July 2015, as well as our Vice President of Special Projects since 2016. She provides oversight to strategic programs and partnerships, ranging from theatre relationships, the development of a national contracted workforce, our after-school programs, and end-to-end live event execution. Prior to joining the Company, Ms. Gailliot served as Chief of Staff of Project Frog from 2007 to 2015, where she led strategic and financial planning and supported supply chain optimization. Before pursuing a graduate degree, Anne spent several years at the National Trust for Historic Preservation managing grant programs, community advocacy efforts, and local leadership development initiatives for the western region. Ms. Gailliot earned a Bachelor of Arts in Art History from Princeton University and an MBA from University of Pennsylvania – the Wharton School.

Board Composition and Election of Directors

Board Composition

Our Board currently consists of eight members but will be reduced to seven members upon Mr. Miller's resignation immediately prior to the effectiveness of the registration statement to which this prospectus forms a part.

Each of our continuing directors will serve until our next annual meeting of stockholders or until his or her successor is elected and duly qualified. Our Board is authorized to appoint persons to the offices of Chair of the Board of Directors, Vice Chair of the Board of Directors, Chief Executive Officer, President, one or more Vice Presidents, Chief Financial Officer, Treasurer, one or more Assistant Treasurers, Secretary, one or more Assistant Secretaries, and such other officers as may be determined by the Board. The Board may also empower the Chief Executive Officer, or in absence of a Chief Executive Officer, the President, to appoint such other officers and agents as our business may require. Any number of offices can be held by the same person.

Director Independence

Our Board has determined that five of its directors qualify as independent directors, as determined in accordance with the rules of the Nasdaq Stock Market, consisting of Ms. Patrick and Messrs. Gehl, Stewart, Levin and Keller. Under the applicable listing requirements of the Nasdaq Capital Market, we are permitted to phase in our compliance with the majority independent board requirement of the Nasdaq Stock Market rules within one year of our listing on Nasdaq. The director independence definition under the Nasdaq Stock Market rule includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq Stock Market rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Ms. Hand, our President and Chief Executive Officer, is a first cousin of Mr. Gehl, a member of our Board. There are no other family relationships among any of our directors or executive officers.

Role of Board in Risk Oversight Process

Our Board has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business, and the steps we take to manage them. The risk oversight process includes receiving regular reports from Board committees and members of senior management to enable our Board to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk. Cybersecurity risk is a key consideration in our operational risk management capabilities. We are in the process of instituting a formal information security management program, which will be subject to oversight by, and reporting to, our Board. Given the nature of our operations and business, cybersecurity risk may manifest itself through various business activities and channels and is thus considered an enterprise-wide risk which is subject to control and monitoring at various levels of management throughout the business. Our Board will oversee and review reports on significant matters of corporate security, including cybersecurity. In addition, we maintain specific cyber insurance through our corporate insurance program, the adequacy of which is subject to review and oversight by our Board.

Our audit committee reviews information regarding liquidity and operations and oversees our management of financial risks. Periodically, our audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. Our compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. Matters of significant strategic risk are considered by our Board as a whole.

Board Committees and Independence

Our Board has established the following three standing committees: audit committee, compensation committee, and nominating and governance committee. Our Board has adopted written charters for each of these committees. Upon completion of this offering, we intend to make each committee’s charter available under the Corporate Governance section of our website at www.superleague.com/corporategovernance. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Audit Committee

Our audit committee is currently comprised of Jeff Gehl, who serves as the committee chair, Robert Stewart and Michael Keller, each of whom are independent directors as determined in accordance with the rules of the Nasdaq Stock Market. The audit committee’s main function is to oversee our accounting and financial reporting processes and the audits of our financial statements. Pursuant to its charter, the audit committee’s responsibilities include, among other things:

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appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

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reviewing with our independent registered public accounting firm the scope and results of their audit;

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approving the audit and non-audit services to be performed by our independent registered public accounting firm;

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evaluating the qualifications, independence and performance of our independent registered public accounting firm;

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reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;

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reviewing and discussing our annual audited financial statements and quarterly financial statements with management and the independent auditor, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the release of such information;

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reviewing and reassessing the adequacy of the audit committee’s charter, at least annually;

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reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

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reviewing on a periodic basis, or as appropriate, our policies with respect to risk assessment and management, and our plan to monitor, control and minimize such risks and exposures, with the independent public accountants, internal auditors, and management;

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reviewing any earnings announcements and other public announcements regarding our results of operations;

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preparing the report that the SEC requires in our annual proxy statement, upon becoming subject to the Exchange Act;

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complying with all preapproval requirements of Section 10A(i) of the Exchange Act and all SEC rules relating to the administration by the audit committee of the auditor engagement to the extent necessary to maintain the independence of the auditor as set forth in 17 CFR Part 210.2-01(c)(7);

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administering the policies and procedures for the review, approval and/or ratification of related party transactions involving the Company or any of its subsidiaries; and

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making such other recommendations to the Board on such matters, within the scope of its function, as may come to its attention and which in its discretion warrant consideration by the Board.

Our Board has affirmatively determined that all members of our audit committee meet the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. Our Board has determined that Mr. Gehl qualifies as an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq Stock Market rules and regulations. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market.

Compensation Committee

Our compensation committee is currently comprised of Robert Stewart, who serves as the committee chair, Kristin Patrick and Peter Levin, each of whom are independent directors as determined in accordance with the rules of the Nasdaq Stock Market. The compensation committee’s main function is to assist our Board in the discharge of its responsibilities related to the compensation of our executive officers. Pursuant to its charter, the compensation committee is primarily responsible for, among other things:

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reviewing our compensation programs and arrangements applicable to our executive officers, including all employment-related agreements or arrangements under which compensatory benefits are awarded or paid to, or earned or received by, our executive officers, and advising management and the Board regarding such programs and arrangements;

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reviewing and recommending to the Board the goals and objectives relevant to CEO compensation, evaluating CEO performance in light of such goals and objectives, and determining CEO compensation based on the evaluation;

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retaining, reviewing and assessing the independence of compensation advisers;

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monitoring issues associated with CEO succession and management development;

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overseeing and administering our equity incentive plans;

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reviewing and making recommendations to our Board with respect to compensation of our executive officers and senior management;

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reviewing and making recommendations to our Board with respect to director compensation;

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endeavoring to ensure that our executive compensation programs are reasonable and appropriate, meet their stated purpose (which, among other things, includes rewarding and creating incentives for individuals and Company performance), and effectively serve the interests of the Company and our stockholders; and

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upon becoming subject to the Exchange Act, preparing and approving an annual report on executive compensation and such other statements to stockholders which are required by the SEC and other governmental bodies.

Nominating and Governance Committee

Our nominating and governance committee is currently comprised of Michael Keller, who serves as the committee chair, Kristin Patrick and Peter Levin, each of whom are independent directors as determined in accordance with the rules of the Nasdaq Stock Market. Pursuant to its charter, the nominating and governance committee is primarily responsible for, among other things:

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assisting the Board in identifying qualified candidates to become directors, and recommending to our Board nominees for election at the next annual meeting of stockholders;

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leading the Board in its annual review of the Board’s performance;

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recommending to the Board nominees for each Board committee and each committee chair;

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reviewing and overseeing matters related to the independence of Board and committee members, in light of independence requirement of the Nasdaq Stock Market and the rules and regulations of the SEC;

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overseeing the process of succession planning of our CEO and other executive officers; and

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developing and recommending to the Board corporate governance guidelines, including our Code of Business Conduct, applicable to the Company.

Board Diversity

Upon the closing of this offering, our nominating and governance committee will be responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and governance committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

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personal and professional integrity, ethics and values;

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experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

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experience as a board member or executive officer of another publicly-held company;

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strong finance experience;

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diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

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diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience;

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experience relevant to our business industry and with relevant social policy concerns; and

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relevant academic expertise or other proficiency in an area of our business operations.

Currently, our Board evaluates, and following the closing of this offering will evaluate, each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee, at any time, have been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers on our Board of Directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our employees, officers and directors. Upon completion of this offering, we intend to make our Code of Business Conduct and Ethics available under the Corporate Governance section of our website at www.superleague.com/corporategovernance/. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus. We intend to disclose any future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of these provisions, on our website or in our filings with the SEC under the Exchange Act.

Limitation of Liability and Indemnification

Our certificate of incorporation, as amended and restated (“Charter”), and our amended and restated bylaws (“Bylaws”) provide the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). In addition, the Charter provides that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director and that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

As permitted by the DGCL, we have entered into or plan to enter into separate indemnification agreements with each of our directors and certain of our officers that require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. We expect to obtain and maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as our officers and directors. At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

EXECUTIVE COMPENSATION

We are an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last two completed fiscal years. Further, our reporting obligations extend only to our “named executive officers,” who are those individuals serving as our principal executive officer and our two other most highly compensated executive officers who were serving as executive officers at December 31, 2018, the end of the last completed fiscal year (the “Named Executive Officers”).

We have identified Ann Hand, David Steigelfest and Matt Edelman as our Named Executive Officers for the year ended December 31, 2018. Our Named Executive Officers for our fiscal year ending December 31, 2019 could change, as we may hire or appoint new executive officers.

For the fiscal years ended December 31, 2018 and 2017, compensation for our Named Executive Officers was as follows:

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Ann Hand Chief Executive Officer, President	2018	$ 400,000	$100,000	-	$ 3,526,000	-	$ 4,026,000
	2017	$ 354,000	-	-	$ 1,564,000	-	$ 1,918,000
David Steigelfest Chief Products and Technology Officer	2018	$ 300,000	-	-	$ 833,000	-	$ 1,133,000
	2017	$ 285,000	$ 20,000	-	$ 559,000	-	$ 864,000
Matt Edelman Chief Commercial Officer (2)	2018	$ 300,000	$-	-	$ 378,000	-	$ 678,000
	2017	$ 132,000	-	-	$ 574,000	-	$ 706,000

(1)
This column represents the grant date fair value calculated in accordance with the FASB’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC 718”). The methodology used to calculate the estimated value of the equity awards granted is set forth under Note 2 and Note 8 to the audited Financial Statements as of and for the years ended December 31, 2018 and 2017, included elsewhere in this prospectus. These amounts do not represent the actual value, if any, that may be realized by the Named Executive Officers.

(2)
Mr. Edelman was appointed to serve as the Company’s Chief Commercial Officer in July 2017 and did not receive any compensation from the Company prior to that time.

Elements of Compensation

Our executive compensation program consisted of the following components of compensation during the years ended December 31, 2018 and 2017:

Base Salary

Each of our executive officers receives a base salary for the expertise, skills, knowledge and experience he or she offers to our management team. The base salary of each of our executive officers is re-evaluated annually, and may be adjusted to reflect:

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the nature, responsibilities, and duties of the officer’s position;

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the officer’s expertise, demonstrated leadership ability, and prior performance;

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the officer’s salary history and total compensation, including annual equity incentive awards; and

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the competitiveness of the officer’s base salary.

Equity Incentive Awards

We believe that to attract and retain management, key employees and non-management directors, the compensation paid to these persons should include, in addition to base salary, annual equity incentives. Our compensation committee determines the amount and terms of equity-based compensation granted to each individual. In determining whether to grant certain equity awards to our executive officers, the compensation committee assesses the level of the executive officer’s achievement of meeting individual goals, as well as the executive officer’s contribution towards goals of the Company. Whenever possible, equity incentive awards are granted under our stock option plan. However, due to a prior lack of shares available for issuances under the 2014 Plan, we have granted certain awards in the form of warrants to key executive officers in the past.

Employment Agreements and Potential Payments upon Termination or Change of Control

Ann Hand

On June 16, 2017, we entered into an employment agreement with Ms. Hand to serve as our Chief Executive Officer, President and Chair of the Board. The initial term of the agreement is three years (the “Hand Initial Term”), and provided that neither party provides 30 days’ notice prior to the expiration of the Hand Initial Term or a Renewal Term (defined below) of their intent to allow the agreement to expire and thereby terminate, the agreement shall continue in effect for successive periods of one year (each, a “Hand Renewal Term”). The employment agreement with Ms. Hand provides for a base annual salary of $400,000, which amount may be increased annually, at the sole discretion of the Board. Additionally, Ms. Hand shall be entitled to (i) an annual cash bonus, the amount of which shall be determined by our compensation committee, (ii) health insurance for herself and her dependents, for which the Company shall pay 90% of the premiums, (iii) reimbursement for all reasonable business expenses, and (iv) participate in the Company’s 401(k) Plan upon the Board electing to institute it. As additional compensation, Ms. Hand was issued a warrant to purchase 100,000 shares of Company Common Stock at an exercise price of $10.80 per share (the “Hand Warrant”). The warrant has a ten-year term and shall vest at a rate of 1/36th per month, subject to the acceleration of all unvested shares upon a Change of Control, as defined in the employment agreement.

Ms. Hand’s employment agreement is terminable by either party at any time. In the event of termination by us without Cause or by Ms. Hand for Good Reason, as those terms are defined in the agreement, she shall receive a severance package consisting of the following: (i) all accrued obligations as of the termination date; (ii) a cash payment equal to the greater of (A) her base annual salary for 18 months, payable 50% upon termination, 25% 90 days after the termination date and 25% 180 days after the termination date, or (B) the remaining payments due for the term of the agreement; and (iii) an additional 18 months’ vesting on the Hand Warrant. In the event of termination by us with Cause or by Ms. Hand without Good Reason, Ms. Hand shall be entitled to all salary and benefits accrued prior to the termination date, and nothing else; provided, however, that Ms. Hand shall be entitled to exercise that portion of the Hand Warrant that has vested as of the effective date of the termination until the Hand Warrant’s expiration.

Ms. Hand’s employment agreement was amended and restated on November 15, 2018, pursuant to which the Hand Initial Term of the agreement was extended through December 31, 2021, with the terms of the Hand Renewal Term remaining the same. In addition, under the terms of the amended and restated employment agreement, Ms. Hand shall be entitled to the following compensation: (i) a base annual salary of $400,000, which amount may be increased annually, at the sole discretion of the Board; (ii) cash bonuses as follows: (a) $100,000 upon the close of a fully subscribed $10.0 million private placement of 9.00% secured convertible promissory notes, (b) $250,000 upon the consummation of the Company’s IPO or a private financing of not less than $15.0 million (a “Qualified Financing”), (c) $150,000, payable in three increments of $50,000 upon achievement of certain milestones, as determined by the compensation committee; (iii) health insurance for herself and her dependents, for which the Company shall pay 90% of the premiums; (iv) reimbursement for all reasonable business expenses; and (v) participate in the Company’s 401(k) Plan upon the Board electing to institute it. As additional compensation, Ms. Hand was also granted (i) a ten-year common stock purchase warrant to purchase up to 250,000 shares of the Company’s common stock, exercisable at $10.80 per share, which vests as follows: (a) 25% immediately upon issuance, (b) 50% upon the consummation of the Company’s IPO or a Qualified Financing, and (c) 25% on the one-year anniversary of the IPO or a Qualified Financing; and (ii) ten-year stock options to purchase 166,667 shares of Common Stock, exercisable at $10.80 per share, which shall vest as follows: (a) 50% upon consummation of the Company’s IPO or a Qualified Financing, (b) 25% upon achievement of 300,000 registered members, and (c) 25% upon achievement of 400,000 registered members. Further, pursuant to the terms of the amended and restated employment agreement, in the event that Ms. Hand is terminated other than for Cause, Ms. Hand shall be entitled to receive all of her severance benefits on the effective date of termination.

David Steigelfest

Effective October 31, 2016, we entered into an employment agreement with Mr. Steigelfest to serve as our Chief Technology Officer. The initial term of the agreement is two years (the “Steigelfest Initial Term”), and provided that neither party provides 30 days' notice prior to the expiration of the Steigelfest Initial Term or a Steigelfest Renewal Term of their intent to allow the agreement to expire and thereby terminate, the agreement shall continue in effect for successive periods of one year (each, a “Steigelfest Renewal Term”). The employment agreement with Mr. Steigelfest provides for a base annual salary of $270,000, which amount may be increased annually, at the sole discretion of the Board and was increased to $300,000 by the Board in the fourth quarter of 2017. Additionally, Mr. Steigelfest shall be entitled to (i) health insurance for himself and his dependents, for which the Company shall pay 50% of the premiums, (ii) reimbursement for all reasonable business expenses, and (iv) participate in the Company’s 401(k) Plan upon the Board electing to institute it.

Mr. Steigelfest’s employment agreement is terminable by either party at any time. In the event of termination by us without Cause, as defined in the agreement, he shall be entitled to all salary and benefits accrued prior to the date of termination, as well as six months of accelerated vesting of the Option from the date of termination. In the event of termination by us with Cause, Mr. Steigelfest shall be entitled to all salary accrued prior to the termination date, and nothing else; provided, however, that Mr. Steigelfest shall be entitled to exercise any stock options that have vested prior to the date of termination.

Mr. Steigelfest’s employment agreement was amended and restated on November 1, 2018, pursuant to which the Steigelfest Initial Term of the agreement was extended to two years from November 1, 2018 and Mr. Steigelfest shall serve as both the Company’s Chief Technology Officer and Chief Product Officer. In addition, under the terms of the amended and restated employment agreement, Mr. Steigelfest shall be entitled to the following compensation: (i) a base annual salary of $300,000, which amount may be increased annually, at the sole discretion of the Board; (ii) cash bonuses as follows: (a) $50,000 upon the consummation of the Company’s IPO or a Qualified Financing, (b) $75,000, payable in five separate increments of $15,000 upon achievement of certain milestones, as determined by the compensation committee, and (c) $100,000, payable in four separate increments of $25,000 upon achievement of certain milestones on or before June 30, 2019; (iii) health insurance for himself and his dependents, for which the Company shall pay 90% of the premiums; (iv) reimbursement for all reasonable business expenses; and (v) participate in the Company’s 401(k) Plan upon the Board electing to institute it. As additional compensation, Mr. Steigelfest was also granted ten-year stock options to purchase 100,000 shares of Common Stock, exercisable at the same price per share of the Company’s IPO, which shall vest in accordance with the Company’s traditional vesting schedule. Further, pursuant to the terms of the amended and restated employment agreement, in the event that Mr. Steigelfest is terminated other than for Cause, Mr. Steigelfest shall be entitled to receive cash equal to his annual base salary for one year on the effective date of termination.

Matt Edelman

Effective November 1, 2018, we entered into an employment agreement with Mr. Edelman to serve as our Chief Commercial Officer. The initial term of Mr. Edelman’s employment agreement is two years (the “Edelman Initial Term”), and provided that neither party provides 30 days’ notice prior to the expiration of the Edelman Initial Term or a an Edelman Renewal Term (defined below) of their intent to allow the agreement to expire and thereby terminate, the agreement shall continue in effect for successive periods of one year (each, a “an Edelman Renewal Term”). The employment agreement with Mr. Edelman provides for a base annual salary of $300,000, which amount may be increased annually, at the sole discretion of the Board. Additionally, Mr. Edelman shall be entitled to (i) health insurance for himself and his dependents, for which the Company shall pay 90% of the premiums, (ii) reimbursement for all reasonable business expenses, and (iii) participate in the Company’s 401(k) Plan upon the Board electing to institute it.

Mr. Edelman’s employment agreement is terminable by either party at any time. In the event of termination by us without Cause, as defined in the agreement, he shall be entitled to the following severance payment based upon his length of employment with the Company and his existing annual salary, which he shall receive 30 days after the final day of his employment: (i) from six to nine months of employment, one month of severance pay; (ii) from nine months to one year of employment, two months of severance pay; (iii) from one year to two years of employment, three months of severance pay; and (iv) for each additional year of employment beyond one year, one additional month of severance pay; provided, however, that in the event of a change of control transaction involving the Company, Mr. Edelman shall be entitled to six months of severance pay. In the event of such termination, and in order to receive the foregoing severance benefits, Mr. Edelman shall be required to execute a mutually agreed upon Mutual Release agreement. In the event of termination by us with Cause, Mr. Edelman shall be entitled to all salary accrued prior to the termination date, and nothing else; provided, however, that Mr. Edelman shall be entitled to exercise any stock options that have vested prior to the date of termination.

Clayton Haynes

Effective November 1, 2018, we entered into an employment agreement with Mr. Haynes to serve as our Chief Financial Officer. The initial term of Mr. Haynes’ employment agreement is two years (the “Haynes Initial Term”), and provided that neither party provides 30 days’ notice prior to the expiration of the Haynes Initial Term or a Haynes Renewal Term (defined below) of their intent to allow the agreement to expire and thereby terminate, the agreement shall continue in effect for successive periods of one year (each, a “Haynes Renewal Term”). The employment agreement with Mr. Haynes provides for a base annual salary of $300,000, which amount may be increased annually, at the sole discretion of the Board. Additionally, Mr. Haynes shall be entitled to (i) health insurance for himself and his dependents, for which the Company shall pay 90% of the premiums, (ii) reimbursement for all reasonable business expenses, and (ii) participate in the Company’s 401(k) Plan upon the Board electing to institute it.

Mr. Haynes’ employment agreement is terminable by either party at any time. In the event of termination by us without Cause, as defined in the agreement, he shall be entitled to the following severance payment based upon his length of employment with the Company and his existing annual salary, which he shall receive 30 days after the final day of his employment: (i) from six to nine months of employment, one month of severance pay; (ii) from nine months to one year of employment, two months of severance pay; (iii) from one year to two years of employment, three months of severance pay; and (iv) for each additional year of employment beyond one year, one additional month of severance pay; provided, however, that in the event of a change of control transaction involving the Company, Mr. Haynes shall be entitled to six months of severance pay. In the event of such termination, and in order to receive the foregoing severance benefits, Mr. Haynes shall be required to execute a mutually agreed upon Mutual Release agreement. In the event of termination by us with Cause, Mr. Haynes shall be entitled to all salary accrued prior to the termination date, and nothing else; provided, however, that Mr. Haynes shall be entitled to exercise any stock options that have vested prior to the date of termination.

Outstanding Equity Awards at Fiscal Year-End

The following table discloses outstanding stock option awards held by each of the Named Executive Officers as of December 31, 2018:

	Option/Warrant Awards
Name	Grant Date	Number of securities underlying unexercised options/ warrants (#) Exercisable	Number of securities underlying unexercised options/ warrants (#) Unexercisable		Option/ warrant exercise price ($)	Option/ warrant expiration date
Ann Hand	6/5/15	145,833	20,834	(1)	$ 6.00	6/5/25
	6/16/17	44,917	6,417	(2)	$ 9.00	6/15/27
	6/16/17	28,000	4,000	(3)	$ 10.80	6/15/27
	6/16/17	50,000	50,000	(4)	$ 10.80	6/6/27
	10/31/18	-	166,667	(5)	$ 10.80	10/31/28
	10/31/18	62,500	187,500	(6)	$ 10.80	10/31/28
David Steigelfest	10/16/14	116,667	-	(7)	$ 0.30	10/15/24
	6/16/17	30,334	4,334	(8)	$ 9.00	6/15/27
	6/16/17	28,000	4,000	(9)	$ 10.80	6/15/27
	10/31/18	-	100,000	(10)	$ 10.80	10/31/28
Matt Edelman	7/24/17	23,177	42,264	(11)	$ 10.80	7/24/27
	6/29/18		16,667	(12)	$ 10.80	6/29/28
	10/31/18	8,334	16,667	(13)	$ 10.80	10/31/28

(1)
Represents a warrant to purchase shares of our common stock, which warrant vests at a rate of 3,473 shares per month, and becomes fully vested on June 5, 2019. The warrant was issued in lieu of options due to the lack of sufficient available shares authorized for issuance under the 2014 Plan.

(2)
Represents an option to purchase shares of our common stock, which option vests 50% immediately upon grant, and thereafter at a rate of 2,139 shares per month, and becomes fully vested on June 16, 2019.

(3)
Represents an option to purchase shares of our common stock, which option vests 50% immediately upon grant, and thereafter at a rate of 1,333 shares per month, and becomes fully vested on June 16, 2019.

(4)
Represents a warrant to purchase shares of our common stock, which warrant vests 2,778 shares per month, and becomes fully vested on June 6, 2020. The warrant was issued in lieu of options due to the lack of sufficient available shares authorized for issuance under the 2014 Plan.

(5)
Represents an option to purchase shares of our common stock which shall vest as follows: (a) 50% upon consummation of the Company’s IPO or a Qualified Financing, (b) 25% upon achievement of 300,000 registered members, and (c) 25% upon achievement of 400,000 registered members.

(6)
Represents a warrant to purchase shares of our common stock, which warrant vests as follows: (a) 25% immediately upon issuance, (b) 50% upon the consummation of the Company’s IPO or a Qualified Financing, and (c) 25% on the one-year anniversary of the IPO or a Qualified Financing.

(7)
Represents an option to purchase shares of our common stock, which option vests at a rate of 2,778 shares per month, and becomes fully vested on April 16, 2018.

(8)
Represents an option to purchase shares of our common stock, which option vests 50% immediately upon grant, and thereafter at a rate of 1,445 shares per month, and becomes fully vested on June 16, 2019.

(9)
Represents an option to purchase shares of our common stock, which option vests 50% immediately upon grant, and thereafter at a rate of 1,334 shares per month, and becomes fully vested on June 16, 2019.

(10)
Represents an option to purchase shares of our common stock, which option shall vest with respect to 25,000 shares on October 31, 2019, and then at a rate of 2,084 shares per month, and becomes fully vested on October 30, 2022.

(11)
Represents an option to purchase shares of our common stock, which option vested with respect to 16,360 shares on July 24, 2018, and then at a rate of 1,364 shares per month, and becomes fully vested on July 24, 2021.

(12)
Represents an option to purchase shares of our common stock, which option shall vest with respect to 4,167 shares on October 31, 2019, and then at a rate of 348 shares per month, and becomes fully vested on October 30, 2022.

(13)
Represents an option to purchase shares of our common stock, which option vested with respect to 8,334 shares on December 17, 2018, and thereafter shall vest as follows: (a) 25% upon achievement of 300,000 registered members; and (b) 25,000 upon achievement of $1 million in national sponsorships.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides a summary of the securities authorized for issuance under our equity compensation plans as of December 31, 2018.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2014 Plan	1,524,468	$9.15	274,698
Equity compensation plans not approved by security holders	-	-	-
Total	1,524,468	$9.15	274,698

Stock Option and Incentive Plan

2014 Stock Option and Incentive Plan

Our Board unanimously approved the 2014 Plan on October 13, 2014. The 2014 Plan was subsequently amended in May 2015, May 2016, July 2017 and October 2018. The maximum number of shares of Common Stock issuable under the 2014 Plan is currently 1,833,334 (as adjusted for the Reverse Stock Split (defined below)) shares, subject to adjustments for stock splits, stock dividends or other similar changes in our common stock or our capital structure.

Our 2014 Plan provides for the grant of (a) Incentive Stock Options (within the meaning of Section 422 of the Code) to our full-time employees (“Employees”), subject to the requirements of Section 422(c)(6) where an Employee owns 10% or more of our voting stock outstanding; (b) Non-Qualified Options (together with Incentive Stock Options, “Options”); (c) stock awards; and (d) performance shares to any individual who is (i) an Employee, (ii) a member of our Board, or (iii) an independent contractor who provides services for the Company.

Plan Administration

Pursuant to the 2014 Plan, our Board has delegated the authority to administer the 2014 Plan to the Board’s compensation committee (the “Committee”). Subject to the provisions of our 2014 Plan, the Committee has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards, and the form of consideration, if any, payable upon exercise. The Committee also has the authority to amend, modify, extend renew or terminate outstanding Options, or may accept the cancellation of outstanding Options, whether or not granted under the 2014 Plan, in return for the grant of new Options at the same or a different price. Additionally, the Committee may shorten the vesting period, extend the exercise period, remove any or all restrictions or convert an Incentive Option to a Non-Qualified Option, if, at its sole discretion, it determines that such action is in the best interest of the Company; provided, however, that any modification made to outstanding Options requires the prior consent of the holder(s) of such Options, unless the Committee determines that the action would not materially and adversely affect such holder(s).

Incentive Stock Options

The exercise price of Incentive Stock Options granted under our 2014 Plan must at least be equal to 100% of the fair market value of our common stock on the date of grant. The term of an Incentive Stock Option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.

Non-Qualified Stock Options

The exercise price of Non-Qualified Options granted under our 2014 Plan must at least be equal to 85% of the fair market value of our common stock on the date of grant. The term of a Non-Qualified Stock Option may not exceed ten years.

Stock Awards or Sales

Eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones or the completion of a specified period of service or as a bonus for past services. The purchase price for the shares shall not be less than 100% of the fair market value of the shares on the date of issuance, and payment may be in the form of cash or past services rendered. Eligible individuals shall have no stockholder rights with respect to any unvested restricted shares or restricted share units issued to them under the stock award or sales program, however, eligible individuals shall have the right to receive any regular cash dividends paid on such shares.

Termination of Relationship

Except as the Committee may otherwise determine with respect to a Non-Qualified Stock Option, if the holder of an Option ceases to have a Relationship (as defined in the 2014 Plan) with the Company for any reason other than death or permanent disability, any Options granted to him shall terminate 90 days from the date on which such Relationship terminates; provided, however, that no Option may be exercised or claimed by the holder of an Option following the termination of his Relationship for Cause (as defined in the 2014 Plan). In the event that the Relationship terminates as a result of the death or permanent disability of the Option holder, any Options granted to him shall terminate one year from the date of his death or termination due to permanent disability. In no event may an option be exercised later than the expiration of its term.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2014 Plan, the administrator will adjust the number and class of shares available for future grants under the 2014 Plan, the exercise price of outstanding Options, the number of shares covered by each outstanding award, or the purchase price of each outstanding award. In connection with the one-for-three Reverse Stock Split (defined below) of our common stock that was effected on February 8, 2019, the terms of certain awards granted under our 2014 Plan were equitably adjusted in accordance with the provisions thereof.

Reorganization

In the event we are a party to a merger or other corporate reorganization, all outstanding Options shall be subject to the agreement of merger or reorganization. Such agreement may provide for the assumption of the outstanding Options by the surviving corporation or its parent or for their continuation by the Company (if the Company is a surviving corporation); provided, however, that if the assumption or continuation is not provided by such agreement, then the Committee, in its sole discretion, shall have the option of offering the payment of a cash settlement equal to the difference between the amount to be paid for one share under the agreement and the exercise price.

Change of Control

Under the 2014 Plan, a Change of Control is generally defined as: (i) the sale of all or substantially all of the assets of the Company, or (ii) any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or third party, the result of which is a change in the ownership of more than 50% of the voting capital stock of the Company.

In the event of a Change of Control, all restrictions on all awards or sales of shares will accelerate and vesting on all unexercised and unvested Options will occur on the Change of Control date.

Director Compensation

On January 31, 2019, our Board adopted a director compensation plan for our non-employee directors, which plan will go into effect upon completion of our IPO, the details of which are presented in the table below. We do not provide non-equity incentive plan awards, deferred compensation or retirement plans for non-employee directors.

Schedule of Director Fees

Compensation Element	Cash (1)	Equity (2)

One-Time Payment Upon Completion of IPO	$ -	$ 60,000(3)

New Director Payment	$ -	$ 60,000(4)

Annual Retainer	$ 20,000	$ 60,000(5)

(1)	Cash compensation is payable in equal installments on a quarterly basis; provided, however, that no monthly cash retainer will be paid after any termination of service.

(2)
Equity awards will be issuable in the form of restricted stock units (“RSUs”), which RSUs will vest in equal installments on a monthly basis and become fully vested on the one-year anniversary of each respective initial grant date.

(3)	Upon competition of the IPO, each non-employee director will receive that number of RSUs at a per share price equal to the per share initial public offering price disclosed in this prospectus.

(4)
Following the completion of the IPO, any new non-employee director appointed to the Board will receive a RSU having a grant date value equal to a prorated portion of annual RSU award amount, which RSU will vest in equal installments on a monthly basis and become fully vested on the earlier of (i) the one year anniversary of the initial grant date or (ii) the next annual meeting of the Company’s stockholders.

(5)
On the date of the Company’s annual meeting of stockholders, each director will receive an RSU at a per share price equal to the closing price of the Company’s common stock on the grant date, which RSU will vest in equal installments on a monthly basis and become fully vested on the one-year anniversary of the initial grant date.

2018 Summary Table of Director Compensation

The following table sets forth the compensation awarded to, earned by, or paid to each person who served as a non-employee director during the fiscal year ended December 31, 2018:

Name	Fees Earned or Paid in Cash (1) ($)	Option/Warrant Awards($)	Other Compensation ($)	Total ($)

John Miller (2)	-	$75,000(3)		$ 75,000

(1)	Our non-employee directors did not receive any cash payments as compensation for their service on our Board for Fiscal 2018.

(2)	Mr. Miller intends to resign from the Board contingent upon and effective immediately prior to the effectiveness of the registration statement to which this prospectus forms a part.

(3)
Represents $75,000 paid to Mr. Miller in consideration for providing strategic advisory services to the Company during the year ended December 31, 2018. Such payments were unrelated to those services he provided to us as a director on our Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On August 3, 2018, CaliBurger entered into a Note Purchase Agreement for the purchase of a 2018 Note in the principal amount of $1.0 million, as well as corresponding 2018 Warrants. Subsequent to August 3, 2018, $200,000 of the 2018 Notes and related 2018 Warrants were transferred to unrelated third-parties. John Miller, one of our co-founders and members of our Board, is also the founder and serves on the board of directors of CaliBurger.

On February 21, 2018, the Company issued a 9.00% Senior Secured Convertible Promissory Note with common stock purchase warrants in the original principal amount of $1.0 million, which note was converted (including all original principal and accrued interest) on May 28, 2018 into a new 9.00% Senior Secured Convertible Promissory Note with common stock purchase warrants. Subsequently, on August 2, 2018, CaliBurger purchased an additional 9.00% Senior Secured Convertible Promissory Note in the original principal amount of $1,000,000 with common stock purchase warrants.

On June 30, 2017, CaliBurger purchased 222,222 shares of our common stock at a price of $10.80 per share, resulting in total aggregate proceeds to the Company of $2.4 million.

In October 2014, we entered into an asset purchase agreement (the “APA”) with CaliBurger, pursuant to which the Company purchased certain assets from CaliBurger in exchange for 333,333 shares of our common stock, then valued at $100,000 in the aggregate.

In May 2015, we entered into a consulting agreement with Mr. Miller, pursuant to which Mr. Miller provided consulting services including assistance with business and corporate strategies, for which Mr. Miller received a monthly consulting fee of $6,250. The term of the consulting agreement ended as of December 31, 2018.

Related Party Transaction Policy

Our Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Accordingly, our Board has adopted a written policy addressing the approval of transactions with related persons, in conformity with the requirements for issuers having publicly held common stock listed on the Nasdaq Capital Market. Pursuant to our Related Persons Transactions Policy (the “Policy”), any related-person transaction, and any material amendment or modification of a related-person transaction, is required to be reviewed and approved or ratified by the Board’s audit committee, which shall be composed solely of independent directors who are disinterested, or in the event that a member of the audit committee is a Related Person, as defined below, then by the disinterested members of the audit committee; provided, however, that in the event that management determines that it is impractical or undesirable to delay the consummation of a related person transaction until a meeting of the audit committee, then the Chair of the audit committee may approve such transaction in accordance with this policy; such approval must be reported to the audit committee at its next regularly scheduled meeting. In determining whether to approve or ratify any related person transaction, the audit committee must consider all of the relevant facts and circumstances and shall approve only those transactions that are deemed to be in the best interests of the Company.

Pursuant to our Policy and SEC rules, a “related person transaction” includes any transaction, arrangement or relationship which: (i) the Company is a participant; (ii) the amount involved exceeds $120,000; and (iii) an executive officer, director or director nominee, or any person who is known to be the beneficial owner of more than 5% of our common stock, or any person who is an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, had or will have a direct or indirect material interest (each a “Related Person”).

In connection with the review and approval or ratification of a related person transaction:

●
Management shall be responsible for determining whether a transaction constitutes a related person transaction subject to the Policy, including whether the Related Person has a material interest in the transaction, based on a review of all of the facts and circumstances; and

●
Should management determine that a transaction is a related person transaction subject to the Policy, it must disclose to the audit committee all material facts concerning the transaction and the Related Person’s interest in the transaction.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of February 11, 2019 for (i) each of our executive officers and directors individually, (ii) all of our executive officers and directors as a group, and (iii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our capital stock. The percentage of beneficial ownership in the table below is based on 4,610,109 shares of common stock deemed to be outstanding as of February 11, 2019.

Name, address and title of beneficial owner (1)	Shares of Common Stock	Total Number of Shares Subject to Exercisable Options and Warrants	Total Number of Shares Issuable Upon Conversion of Outstanding Promissory Notes (2)	Total Number of Shares Beneficially Owned	Percentage of Voting Common Stock Outstanding (3)
Officers and Directors
Ann Hand Chief Executive Officer, President and Chair	73,374	563,543	-	636,917	13.8%
David Steigelfest Chief Products and Technology Officer	50,000	179,170	-	229,170	5.0%
Clayton Haynes Chief Financial Officer	-	20,001	-	20,001	*
Matt Edelman Chief Commercial Officer	-	35,600	-	35,600	*
John Miller (4) Director	56,153	186,694	168,175	411,022	8.9%
Jeff Gehl (5) Director	64,529	106,622	35,324	206,475	4.5%
Robert Stewart, Jr. (6) Director	225,926	77,907	9,387	313,220	6.8%
Peter Levin Director	-	31,251	-	31,251	*
Kristin Patrick Director	-	-	-	-	-
Michael Keller (7) Director	-	88,544	79,284	167,828	3.6%
Executive Officers and Directors as a Group (10 persons)	469,982	1,289,332	292,170	2,051,484	44.5%

Greater than 5% Stockholders
CaliBurger (8) Floor 4, Willow House, Cricket Square Grand Cayman, Cayman Islands KY1-1104	261	186,693	168,174	355,128	7.2%
Pu Luo Chung VC Private Limited (9) 37 Jalan Pemimpin # 06-12 Singapore 577177	471,129	-	-	471,129	8.9%

_______________________
  * Less than 1.0%

(1)	Unless otherwise indicated, the business address for each of the executive officers and directors is c/o Super League Gaming, Inc., 2906 Colorado Ave., Santa Monica, CA 90404.
(2)
Includes shares issuable upon conversion of outstanding 2018 Notes issued by the Company in connection with the 2018 Bridge Financing. Upon closing of the offering described in this prospectus, all outstanding principal and accrued interest will automatically convert into shares of common stock at the lesser of (x) $10.80 per share or (y) a 15% discount to the public offering price per share. For purposes of this table, we have assumed the 2018 Notes held by Mr. Gehl and the Robert B. Stewart, Jr. Sole and Separate Property Trust will convert into shares of common stock at a price of $10.80 per share and have excluded any accrued but unpaid interest.

For additional information regarding the 2018 Notes held by Mr. Gehl and the Robert B. Stewart, Jr. Sole and Separate Property Trust, as well as the 2018 Warrants issued in connection with the issuance of the 2018 Notes, see footnotes 5, 6 and 8, hereto, respectively.

(3)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership by that person, shares of voting common stock subject to outstanding rights to acquire shares of voting common stock held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage of ownership by any other person.

(4)
In January 2019, CaliBurger completed a dividend pursuant to which it distributed all of the shares of the Company’s common stock previously held by CaliBurger to its stockholders (the “CaliBurger Dividend”). Following the CaliBurger Dividend, Mr. Miller retained beneficial ownership of the following shares: (i) 804 shares held directly by Mr. Miller; (ii) 333 shares held by the Miller Investment Partnership; (iii) 5,804 shares held by Miller Resort, LLC; (iv) 47,619 shares held by Miller Time, LLC;(v) 2,318 shares held by the Miller-Lomelino Partnership; and (vi) all securities that are held by CaliBurger following the CaliBurger Dividend as described in footnote 8 below.

As a partner of the Miller Investment Partnership and the Miller-Lomelino Partnership, a principal of Miller Resort, LLC and Miller Time, LLC, and a Director of CaliBurger, Mr. Miller may be deemed to beneficially own the securities held directly by each entity.

(5)
Includes shares issuable upon conversion of 2018 Notes held by BigBoy, LLC and BigBoy Investment Partnership, entities controlled by Mr. Gehl, in the collective principal amount of $381,494, as well as shares of common stock issuable upon exercise of the 2018 Warrants issued to Mr. Gehl’s entities in connection with his purchase of the 2018 Notes. As noted in footnote 2 above, for purposes of this table, we have assumed the 2018 Notes held by Mr. Gehl’s entities will convert into shares of common stock at a price of $10.80 per share, and accordingly will result in the issuance of 35,324 shares of common stock, and the 2018 Warrants issued to Mr. Gehl’s entities will be exercisable for up to 39,954 shares of common stock. A portion of the 2018 Warrants, exercisable for 35,324 shares of common stock, are callable, at the option of the Company, at any time following the completion of the offering described in this prospectus.

Also includes 6,667 shares held by Jeff Gehl, 33,333 shares held by BigBoy Investment Partnership, LLC and 24,532 shares held by BigBoy, LLC. Mr. Gehl is the Managing Member of BigBoy Investment Partnership and BigBoy, LLC, and, therefore, may be deemed to beneficially own these shares.

The business address for BigBoy Investment Partnership and BigBoy, LLC is 111 Bayside Dr., Suite 270, Newport Beach, CA 92625.

(6)
Includes shares issuable upon conversion of 2018 Notes held by the Robert B. Stewart, Jr. Sole and Separate Property Trust (the “Stewart Trust”) in the principal amount of $101,380, as well as shares of common stock issuable upon exercise of the 2018 Warrant issued to the Stewart Trust in connection with its purchase of the 2018 Notes. As noted in footnote 2 above, for purposes of this table, we have assumed the 2018 Notes held by the Stewart Trust will convert into shares of common stock at a price of $10.80 per share, and accordingly will result in the issuance of 9,387 shares of common stock, and the 2018 Warrants held by the Stewart Trust will be exercisable for up to 9,387 shares of common stock. A portion of the 2018 Warrants, exercisable for 9,387 shares of common stock, are callable, at the option of the Company, at any time following the completion of the offering described in this prospectus.

Also includes 92,592 shares held by the Stewart Trust, additional 2018 Warrants (non-callable) to purchase up to 1,852 shares of common stock held by the Stewart Trust, and an option to purchase 33,334 shares of common stock.

Mr. Stewart is the trustee for the Stewart Trust, and, therefore, may be deemed to beneficially own these shares.

(7)
Includes shares issuable upon conversion of 2018 Notes held by Michael Keller in the principal amount of $856,245, as well as shares of common stock issuable upon exercise of the 2018 Warrants issued to Michael Keller in connection with the purchase of the 2018 Notes. As noted in footnote 2 above, for purposes of this table, we have assumed the 2018 Notes held by Michael Keller will convert into shares of common stock at a price of $10.80 per share, and accordingly will result in the issuance of 79,284 shares of common stock, and the 2018 Warrants held by Michael Keller will be exercisable for up to 88,544 shares of common stock. A portion of the 2018 Warrants, exercisable for 79,284 shares of common stock, are callable, at the option of the Company, at any time following the completion of the offering described in this prospectus.

(8)
Includes shares issuable upon conversion of 2018 Notes held by CaliBurger in the principal amount of $2,016,270, as well as shares of common stock issuable upon exercise of the 2018 Warrant issued to CaliBurger in connection with its purchase of the 2018 Notes. As noted in footnote 2 above, for purposes of this table, we have assumed the 2018 Notes held by CaliBurger will convert into shares of common stock at a price of $10.80 per share, and accordingly will result in the issuance of 168,175 shares of common stock, and the 2018 Warrants held by CaliBurger will be exercisable for up to 186,694 shares of common stock. A portion of the 2018 Warrants, exercisable for 168,175 shares of common stock, are callable, at the option of the Company, at any time following the completion of the offering described in this prospectus.

As noted in footnote 4 above, Mr. Miller, a member of our Board of Directors, is a Director of CaliBurger, and may be deemed to beneficially own these securities.

(9)	Stuart Hills, partner of Pu Luo Chung VC Private Limited has sole voting and dispositive power over these shares and may be deemed to beneficially own these securities.

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our capital stock as provided in our Charter and our Bylaws. For more detailed information, please see our Charter and Bylaws that will be in effect upon the completion of this offering, which have been filed as exhibits to the Registration Statement of which this prospectus is a part.

Summary of Securities

The following description summarizes certain terms of our capital stock, as in effect upon the completion of this offering. Our Board of Directors and holders of a majority of our outstanding voting securities approved of a second amendment and restatement of our Charter (the “Amended and Restated Charter”), which was subsequently approved by our stockholders and filed with the State of Delaware on November 19, 2018. The following description summarizes the provisions of the Amended and Restated Charter, including the number of shares of common stock that are authorized for issuance under the Amended and Restated Charter, and the authorization of shares of preferred stock. Because the foregoing is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section you should refer to our Charter and Bylaws, which are included as exhibits to this prospectus, and to the applicable provisions of Delaware law.

Common Stock

Our Amended and Restated Charter currently authorizes 100.0 million shares of common stock for issuance. As of February 11, 2019, there were 4,610,109 shares of our common stock issued and outstanding, which were held by approximately 231 stockholders of record, approximately 1,208,936 shares of common stock issuable pursuant to outstanding convertible promissory notes (assuming the 2018 Notes are convertible into shares of common stock at a price of $10.80 per share), approximately 2,390,968 shares of common stock issuable upon exercise of warrants to purchase our common stock (assuming the 2018 Notes are convertible into shares of common stock at a price of $10.80 per share, resulting in the same number of 2018 Warrants), 1,524,468 shares of common stock issuable upon exercise of options held, 10,834 shares of our common stock issuable upon the vesting of restricted stock units held and 274,698 shares of common stock authorized and available for issuance pursuant to our 2014 Plan. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Neither our Bylaws or the Amended and Restated Charter do not and will not provide for cumulative voting rights.

In addition to the Amended and Restated Charter, in September 2018 holders of a majority of our issued and outstanding securities authorized our Board of Directors, acting in its sole discretion without further approval of our stockholders, to effect a reverse split of our issued and outstanding common stock, at a ratio of not less than one-for-two, but not more than one-for-five, at any time on or before August 15, 2019 (the “Reverse Stock Split”). On January 31, 2019, our Board of Directors approved of a ratio of one-for three, and on February 8, 2019, we filed a Certificate of Amendment to our Charter to implement the Reverse Stock Split.

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Under our Amended and Restated Charter, our Board of Directors has the authority, without further action by our stockholders, to issue up to 10.0 million shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.

As of February 11, 2019, no shares of our authorized preferred stock are outstanding. Because our Board of Directors has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Registration Rights

 In connection with the 2018 Bridge Financing, we provided each holder of a 2018 Note with registration rights to register the shares of common stock issuable upon conversion of the 2018 Notes and upon exercise of the 2018 Warrants, subject to certain limitations. In addition, the holders of the 2018 Notes and the 2018 Warrants agreed to certain lock-up restrictions on the shares of common stock underlying the 2018 Notes and the 2018 Warrants that limit the ability of each holder to freely trade such shares during the 180-day period following the completion of the offering described in this prospectus.

In addition, we granted certain registration rights to Riot Games with respect to shares of common stock and shares of common stock issuable upon exercise of certain warrants issued to Riot Games pursuant to the Riot Licensing Agreement.

We have agreed to pay all of the expenses associated with each of such registrations.

Anti-Takeover Matters

Charter and Bylaw Provisions

The provisions of Delaware law, our Amended and Restated Charter, and our Bylaws include a number of provisions that may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company and discouraging takeover bids. These provisions may also have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our Bylaws provide that any vacancy on our Board may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum. Further, any directorship vacancy resulting from an increase in the size of our Board of Directors, may be filled by election of the Board of Directors, but only for a term continuing until the next election of directors by our stockholders.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless certificate of incorporation of the Company in which they own stock provides otherwise. Neither our Amended and Restated Charter nor our Bylaws provide that our stockholders shall be entitled to cumulative voting.

Delaware Anti-Takeover Statute

Upon completion of this offering, we will be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Choice of Forum

Our Bylaws provide that Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Amended and Restated Charter or our Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

This section summarizes the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our common stock acquired by “non-U.S. holders” (as defined below) pursuant to this offering. This summary does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. The information provided below is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions currently in effect. These authorities may change at any time, possibly retroactively, or the Internal Revenue Service (the “IRS”), might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of our common stock could differ from those described below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent provided below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

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banks, insurance companies or other financial institutions;

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partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors in such entities);

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corporations that accumulate earnings to avoid U.S. federal income tax;

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persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

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tax-exempt organizations or tax-qualified retirement plans;

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controlled foreign corporations or passive foreign investment companies;

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dealers in securities or currencies;

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traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

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certain former citizens or former long-term residents of the United States;

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persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

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persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

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persons deemed to sell our common stock under the constructive sale provisions of the Code.
In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, this summary does not address tax considerations applicable to partnerships that hold our common stock, and partners in such partnerships should consult their tax advisors.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

Non-U.S. Holder Defined

For purposes of this summary, a “non-U.S. holder” is any beneficial owner of our common stock, other than a partnership, that is not:

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an individual who is a citizen or resident of the United States;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States,

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any state therein or the District of Columbia;

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a trust if it (i) is subject to the primary supervision of a U.S. court and one of more U.S. persons have authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

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an estate whose income is subject to U.S. income tax regardless of source.

If you are a non-U.S. citizen that is an individual, you may, in many cases, be treated as a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock.

Dividends

We do not expect to declare or make any distributions on our common stock in the foreseeable future. If we do make distributions on shares of our common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See “Sale of Common Stock” below.

Any dividend paid to a non-U.S. holder of our common stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might apply at a reduced rate, however, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing an IRS Form W-8BEN or Form W-8BEN-E (or any successor of such forms) or appropriate substitute form to us or our paying agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder, and if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are not subject to U.S. withholding tax. To obtain this exemption, a non-U.S. holder must provide us or our paying agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition to being taxed at graduated tax rates, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Sale of Common Stock

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of our common stock unless:

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the gain (i) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States (in which case the special rules described below apply);

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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our common stock, and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the United States); or

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the rules of the Foreign Investment in Real Property Tax Act (“FIRPTA”), treat the stock as a “U.S. real property interest” as defined in Section 897 of the Code.
The FIRPTA rules may apply to a sale, exchange or other disposition of our common stock if we are, or were within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period, a “U.S. real property holding corporation” (as defined in Section 897 of the Code) (“USRPHC”). In general, we would be a USRPHC if interests in U.S. real estate comprised at least half of the value of our business assets. We do not believe that we are a USRPHC and we do not anticipate becoming one in the future. Even if we become a USRPHC, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if beneficially owned by a non-U.S. holder that actually or constructively owned more than 5% of our outstanding common stock at sometime within the five-year period preceding the disposition.

If any gain from the sale, exchange or other disposition of our common stock, (1) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (2) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by such non-U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject also to a “branch profits tax.” The branch profits tax rate is 30% unless reduced by applicable income tax treaty.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on his returns. The backup withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign, provided they establish such exemption.

Payments to non-U.S. holders of dividends on common stock generally will not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of common stock will not be subject to information reporting or backup withholding, in each case so long as the non-U.S. holder certifies its status as a non-U.S. holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied) or otherwise establishes an exemption. The certification procedures to claim treaty benefits described under “Dividends” will generally satisfy the certification requirements necessary to avoid the backup withholding tax. We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to these dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

Under the Treasury regulations, the payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and the broker does not have actual knowledge or reason to know the holder is a U.S. person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our common stock through a non-U.S. office of a broker that is:

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a U.S. person (including a foreign branch or office of such person);

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a “controlled foreign corporation” for U.S. federal income tax purposes;

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a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

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a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

A U.S. federal withholding tax of 30% may apply to dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by the applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply to dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States or by providing an IRS Form W-8BEN or similar documentation. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules and certifies as such on a Form W-8BEN-E (or any successor of such form). Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Holders should consult with their own tax advisors regarding the possible implications of the withholding described herein.

The withholding provisions described above generally apply to proceeds from a sale or other disposition of common stock if such sale or other disposition occurs on or after January 1, 2019 and to payments of dividends on our common stock.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through the underwriters listed below. Subject to the terms of the underwriting agreement, the underwriters named below have agreed to buy, severally and not jointly, the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below. Northland Securities, Inc. and Lake Street Capital Markets, LLC are acting as the joint book-running managers of this offering and representatives of the underwriters.

Underwriter	Number of Shares
Northland Securities, Inc.
Lake Street Capital Markets, LLC
National Securities Corporation

Total

The underwriters have advised us that they propose to initially offer the shares of common stock to the public at a price of $        per share. The underwriters propose to offer the shares of common stock to certain dealers at the same price less a concession of not more than $        per share. After the initial offering, these figures may be changed by the underwriters.

The shares sold in this offering are expected to be ready for delivery against payment in immediately available funds on or about                     , 2019, subject to customary closing conditions. The underwriters may reject all or part of any order.

We have granted to the underwriters an option to purchase up to an additional 340,909 shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares for which they exercise the option.

Commissions and Discounts

The table below summarizes the underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay (i) up to $275,000 of the fees and expenses of the underwriters, which may include the fees and expenses of counsel to the underwriters, and (ii), at the sole discretion of Northland Securities, Inc., an additional fee equal to 0.5% of the gross proceeds from this offering to the underwriters.

In connection with the successful completion of this offering, for the price of $50.00, the underwriters may purchase a warrant to purchase shares of our common stock equal to 3.0% of the shares sold in this offering at an exercise price that is 100% of the public offering price per share in this offering; provided further, that the underwriters will only receive such warrants relating to the over-allotment option upon the closing (if any) of the over-allotment option. The underwriters’ warrants are exercisable during the period commencing from the date of the prospectus and ending five years from the date of this prospectus. The underwriters’ warrants may not be sold during this offering, or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the underwriters’ warrants, or the shares acquirable upon exercise thereof, by any person for a period of 180 days immediately following the effective date of this registration statement, except as provided in paragraph (g)(2) of Rule 5110 of FINRA. The fees and expenses of the underwriters that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below.

We granted Northland Securities, Inc. a right of first refusal to serve as exclusive placement agent (in the case of a private offering), lead-managing underwriter (in the case of a public offering) or exclusive financial advisor (in the case of a merger, acquisition or sale transaction) in the event that we determine to undertake such transaction within one year following the effective date of this offering. In accordance with applicable rules of FINRA, Northland Securities, Inc. does not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee, and any payment or fee to waive or terminate the right of first refusal must be paid in cash and have a value not in excess of the greater of 1% of the proceeds in this offering (or, if greater, the maximum amount permitted by FINRA rules for compensation in connection with this offering) or 5% of the underwriting discount or commission paid in connection with any future financing subject to right of first refusal (including any overallotment option that may be exercised). This right of first refusal is not reflected in the table below.

Except as disclosed in this prospectus, the underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under FINRA Rule 5110. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters.

	Per Share	Total with No Over-Allotment	Total with Over-Allotment
Underwriting discount to be paid by us

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $896,052. This includes $275,000 of fees and expenses of the underwriters. These expenses are payable by us.

Indemnification

We also have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

No Sales of Common Stock

We, each of our directors and officers and certain of our significant stockholders have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Northland Securities, Inc. and Lake Street Capital Markets, LLC for a period of 180 days after the date of this prospectus. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by Northland Securities, Inc. and Lake Street Capital Markets, LLC.

Determination of Offering Price

The underwriters have advised us that they propose to offer the shares of common stock directly to the public at the estimated initial public offering price range set forth on the cover page of this prospectus. That price range and the initial public offering price are subject to change as a result of market conditions and other factors. Prior to this offering, no public market exists for our common stock. The initial public offering price of the shares was determined by negotiation between us and the underwriters. The principal factors considered in determining the initial public offering price of the shares included:

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the information in this prospectus and otherwise available to the underwriters, including our financial information;

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the history and the prospects for the industry in which we compete;

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the ability and experience of our management;

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the prospects for our future earnings;

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the present state of our development and our current financial condition;

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the general condition of the economy and the securities markets in the United States at the time of this initial public offering;

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the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

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other factors as were deemed relevant.

We cannot be sure that the initial public offering price will correspond to the price at which the shares of common stock will trade in the public market following this offering or that an active trading market for the shares of common stock will develop or continue after this offering.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may create a short position in our common stock for their own accounts by selling more shares of common stock than we have sold to the underwriters. The underwriters may close out any short position by purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common stock on the Nasdaq Capital Market. Passive market making consists of displaying bids on the Nasdaq Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

The underwriters or syndicate members may facilitate the marketing of this offering online directly or through one of their respective affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors. Such websites and the information contained on such websites, or connected to such sites, are not incorporated into and are not a part of this prospectus.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters have in the past, and may in the future, engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters have in the past, and may in the future, receive customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that it acquires, long and/or short positions in such securities and instruments.

Listing

In connection with this offering, we have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “SLGG.” There is no assurance, however, that our common stock will ever be listed on the Nasdaq Capital Market or any other national securities exchange.

Transfer Agent and Registrar

Our transfer agent is Issuer Direct whose address is 1981 E. Murray Holladay Rd #100, Salt Lake City, Utah 84117 and its telephone number is (801) 272-9294.

Additional Information

Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

Selling Restrictions

No action has been taken in any jurisdiction except the United States that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.

United Kingdom

Each of the underwriters has, separately and not jointly, represented and agreed that:

●
it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA;

●
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

●
it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland

The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728—1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares of common stock may be made to the public in that Relevant Member State other than:

(a)
to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive,

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Hong Kong

The contents of this document have not been reviewed or approved by any regulatory authority in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire shares. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purposes of issue, this document or any advertisement, invitation or document relating to the shares, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder); or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (“CO”); or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the shares is personal to the person to whom this document has been delivered, and a subscription for shares will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong, or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”), (ii) to a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased pursuant to an offer made in reliance on Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
 a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor;

shares, debentures and units of shares, and debentures of that corporation, or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except:

(1)
to an institutional investor or to a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2)
where no consideration is or will be given for the transfer; or

(3)
where the transfer is by operation of law.

SHARES ELIGIBLE FOR FUTURE SALE

The shares of our common stock sold in this offering will be freely tradable in the public market, except to the extent they are acquired by an “affiliate” of ours, as such term is defined in Rule 405 under the Securities Act. Under Rule 405, an affiliate of a specified person is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person. Any affiliate of ours that acquires our common stock can only further transact in such common stock in compliance with Rule 144 under the Securities Act, which imposes sales volume limitations and other restrictions on such further transactions. See “Rule 144,” below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least twelve months, at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●
1% of the number of shares of our common stock then outstanding; or

●
the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Lock-Up Agreements

We and our officers, directors, and current stockholders have agreed, or will agree, with the underwriters, subject to certain exceptions, that, without the prior written consent of the underwriters, we and they will not, directly or indirectly, during the period ending 180 days after the date of the prospectus:

●
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the common stock or any securities convertible into or exchangeable or exercisable for the common stock, whether now owned or hereafter acquired by the aforementioned or with respect to which any of the aforementioned has or hereafter acquires the power of disposition; or

●
enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the common stock, whether any such swap or transaction is to be settled by delivery of the common stock or other securities, in cash or otherwise.

LEGAL MATTERS

The validity of our shares of our common stock offered by this prospectus will be passed upon for us by Disclosure Law Group, a Professional Corporation, of San Diego, California. The underwriters are being represented by Faegre Baker Daniels LLP, Minneapolis, Minnesota, in connection with the offering.

EXPERTS

Our financial statements as of and for the years ended December 31, 2018 and 2017, have been included herein in reliance upon the report of Squar Milner LLP, an independent registered public accounting firm, appearing elsewhere herein, and given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract, or any other document, are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. The SEC maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

In connection with this offering and before this registration statement becomes effective, we will register our common stock with the SEC under Section 12 of the Exchange Act and, upon such registration, we will become subject to the information and periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available at the website of the SEC referred to above. We maintain a website at http://www.superleague.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, proxy statements and other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

SUPER LEAGUE GAMING, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Super League Gaming, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Super League Gaming, Inc. (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Other Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has negative operating cash flows, and has a significant accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

SQUAR MILNER LLP

We have served as the Company’s auditor since 2016.

Irvine, California
February 4, 2019, except as to Note 12, as to which the date is February 12, 2019

SUPER LEAGUE GAMING, INC.
BALANCE SHEETS
DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS Current Assets
Cash	$2,774,421	$1,709,473
Accounts receivable	487,398	113,702
Prepaid expenses and other current assets	487,148	780,111
Total current assets	3,748,967	2,603,286

Property and Equipment, net	531,369	1,137,817
Intangible and Other Assets, net	706,821	340,998

Total assets	$ 4,987,157	$4,082,101

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$ 814,052	$383,814
Deferred revenue	45,000	-
Convertible debt and accrued interest, net	10,922,601	-
Total current liabilities	11,781,653	383,814

Commitments and Contingencies (Note 10)

Stockholders’ Equity (Deficit)
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, par value $0.001 per share; 100,000,000 shares authorized; 4,610,109 and 4,603,443 shares issued and outstanding as of December 31, 2018 and 2017, respectively.	13,831	13,811
Additional paid-in capital	48,325,146	38,191,133
Accumulated deficit	(55,133,473)	(34,506,657)
Total stockholders’ equity (deficit)	(6,794,496)	3,698,287

Total liabilities and stockholders’ equity (deficit)	$ 4,987,157	$4,082,101

The accompanying notes are an integral part of these financial statements.

SUPER LEAGUE GAMING, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

SALES	$1,046,359	$201,182

COST OF SALES	684,105	1,487,905

GROSS PROFIT (LOSS)	362,254	(1,286,723)

OPERATING EXPENSES
Selling, marketing and advertising	1,525,525	1,155,506
Research and development	17,197	61,543
General and administrative	14,979,732	12,451,636
Total operating expenses	16,522,454	13,668,685

NET OPERATING LOSS	(16,160,200)	(14,955,408)

OTHER INCOME (EXPENSE)
Interest expense	(4,468,692)	-
Other	2,076	-
Total other income (expense)	(4,466,616)	-

NET LOSS	$ (20,626,816)	$(14,955,408)

Net loss attributable to common stockholders - basic and diluted
Basic and diluted loss per common share	$ (4.48)	$(3.52)
Weighted-average number of shares outstanding, basic and diluted	4,606,951	4,246,626

The accompanying notes are an integral part of these financial statements.

SUPER LEAGUE GAMING, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY(DEFICIT)
  FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

BALANCE – December 31, 2016	3,722,571	$ 11,168	$ 24,281,984	$ (19,551,249)	$ 4,741,903

Issuance of common stock for cash at $10.80 per share, net of issuance costs	788,280	2,365	8,242,517	–	8,244,882
Stock-based compensation	–	–	4,666,910	–	4,666,910
In-kind contribution of services (Note 7)	92,592	278	999,722	–	1,000,000
Net loss	–	–	–	(14,955,408)	(14,955,408)

BALANCE – December 31, 2017	4,603,443	$ 13,811	$ 38,191,133	$ (34,506,657)	$ 3,698,287

Stock-based compensation	–	–	3,905,254	–	3,905,254
Issuance of common stock for services	6,666	20	71,980	–	72,000
Issuance of warrants with convertible notes (Note 6)	–	–	6,156,779	–	6,156,779
Net loss	–	–	–	(20,626,816)	(20,626,816)

BALANCE – December 31, 2018	4,610,109	$ 13,831	$ 48,325,146	$ (55,133,473)	$ (6,794,496)

The accompanying notes are an integral part of these financial statements.

SUPER LEAGUE GAMING, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(20,626,816)	$(14,955,408)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,105,989	1,237,608
Stock-based compensation	3,943,128	3,612,743
Amortized license fees – restricted stock units (Note 5)	-	1,054,167
Accretion of discount on convertible notes (Note 6)	3,862,720	-
In-kind contribution of services	666,667	333,333
Changes in assets and liabilities:
Accounts receivable	(373,696)	(113,702)
Prepaid expenses and other current assets	(339,577)	(72,220)
Accounts payable and accrued expenses	430,238	(65,407)
Deferred revenue	45,000	-
Accrued interest on convertible notes	605,972	-
Net cash used in operating activities	(10,680,375)	(8,968,886)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(254,766)	(327,351)
Capitalization of software development costs	(518,630)	(109,718)
Acquisition of other intangible and other assets	(91,969)	–
Net cash used in investing activities	(865,365)	(437,069)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of issuance costs	-	8,244,882
Proceeds from convertible note payable, net of issuance costs	12,610,688	–
Net cash provided by financing activities	12,610,688	8,244,882

INCREASE (DECREASE) IN CASH	1,064,948	(1,161,073)

CASH – beginning of year	1,709,473	2,870,546

CASH – end of year	$2,774,421	$1,709,473

SUPPLEMENTAL NONCASH FINANCING ACTIVITIES
In-kind contributions (Note 7)	$-	$1,000,000
Common stock issued for services, net of expense of $37,874	$34,126	-

SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid	$800	$800

The accompanying notes are an integral part of these financial statements.

SUPER LEAGUE GAMING, INC.
NOTES TO FINANCIAL STATEMENTS

1.
DESCRIPTION OF BUSINESS

Super League Gaming, Inc. (“Super League,” the “Company,” “we” or “our”) is a leading amateur esports community and content platform offering a personalized experience to gamers. Through our proprietary, cloud-based technology platform, we connect our network of gamers, venues and brand partners to enable local, social and competitive esports that can be uniquely broadcast through our platform. We offer daily and season-focused offerings for which amateur competitive gamers establish meaningful connections with each other while improving their skills. We have multi-year strategic partnerships with leading game publishers such as Microsoft and Riot Games with titles including Minecraft and League of Legends, respectively, to drive use among our member base and further penetrate our target market. We deliver enhanced gaming experiences to our members with these titles through our platform, and we provide our venue and brand partners access to our member network and platform technology.

Super League was incorporated on October 1, 2014 as Nth Games, Inc. under the laws of the State of Delaware and changed its name to Super League Gaming, Inc. on June 15, 2015. We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012, as amended.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The Company believes that, of the significant accounting policies described herein, the accounting policies associated with revenue recognition, the valuation of convertible notes and related common stock purchase warrants discussed at Note 6, stock-based compensation expense, income taxes and valuation allowances against net deferred tax assets, require its most difficult, subjective or complex judgments

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As presented in the financial statements, the Company incurred net losses of $20,626,816 and $14,955,409 during the years ended December 31, 2018 and 2017, respectively, and had an accumulated deficit of $55,133,473 as of December 31, 2018. Noncash expenses (excluding depreciation and amortization of fixed and intangible assets, respectively) totaled $8,850,074 and $5,000,243 for the years ended December 31, 2018 and 2017, respectively. Net cash used in operating activities for the years ended December 31, 2018 and 2017 were $10,680,375 and $8,968,886, respectively.

The Company has and will continue to use significant capital for the growth and development of its business. The Company’s management expects operating losses to continue in the near term in connection with the pursuit of its strategic objectives. The Company considers historical operating results, capital resources and financial position, in combination with current projections and estimates, as part of its plan to fund operations over a reasonable period.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Going Concern (continued)

The Company’s management believes its current cash, net proceeds from debt issuances and the amount available from the issuance of common stock will be sufficient to fund working capital requirements beyond the next 12 months. This belief assumes, among other things, that the Company will be able to raise additional equity financing, will continue to be successful implementing its business strategy and that there will be no material adverse development in the business, liquidity or capital requirements. If one or more of these factors do not occur as expected, it could result in a reduction or delay of business activities, sales of material assets, default on obligations, or forced insolvency. The accompanying financial statements do not contain any adjustments which might be necessary if the Company were unable to continue as a going concern.

Revenue Recognition

The Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery of the products and/or services has occurred, (iii) the selling price is fixed or determinable, and (iv) the collectability of amounts is reasonably assured.

Super League generates revenues and related cash flows from (i) the sale of subscriptions to gamers for participation in Super League’s in-person and online multiplayer gaming experiences and (ii) brand and media partnerships.  To date, subscription revenues have consisted of the sale of season passes to gamers for participation in our in-person and or online multiplayer gaming experiences. For the periods presented herein, season passes for gaming experiences were primarily comprised of multi-week packages and include one-time, single experience admissions. Subscription and sponsorship revenues are recognized as the events occur or when performance is complete. Revenue collected in advance is recorded as deferred revenue until the event occurs. Deferred revenues were not material for the periods presented herein.

Cost of Sales

Cost of sales includes direct costs incurred in connection with the production of Super League’s in-person and online gaming events, including venue rental, venue entertainment, licenses, and contract services.

Advertising

Gaming experience and Super League brand related advertising costs include the cost of ad production, social media, print media, marketing, promotions, and merchandising. The Company expenses advertising costs as incurred. Advertising expenses for the years ended December 31, 2018 and 2017 were $613,984 and $492,936, respectively, and are included in selling, marketing and advertising expenses in the accompanying statements of operations.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

Super League considers all highly liquid, short-term investments with original maturities of three months or less when purchased to be cash equivalents. As of December 31, 2018 and 2017, the Company did not have any cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the original invoice amount, less an estimate made for doubtful accounts, if any. The Company provides an allowance for doubtful accounts for potential credit losses based on its evaluation of the collectability and the customers’ creditworthiness. Accounts receivable are written off when they are determined to be uncollectible. As of December 31, 2018 and 2017, no allowance for doubtful accounts was considered necessary.

Fair Value Measurements

The Company did not have any assets or liabilities that were measured at fair value on a recurring basis or non-recurring basis as of December 31, 2018 and 2017.

Concentration of Credit Risks

The Company maintains its cash on deposit with a bank that is insured by the Federal Deposit Insurance Corporation. At various times, the Company maintained balances in excess of insured amounts. The Company has not experienced any significant losses on its cash held in banks.

Deferred Equity Financing Costs

Specific incremental costs directly attributable to a proposed or actual offering of securities are deferred and charged against the gross proceeds of the offering. In the event that the proposed or actual offering is not completed, or is deemed not likely to be completed, such costs are expensed in the period that such determination is made. Deferred costs related to proposed offerings of securities totaled $154,344 and $0 at December 31, 2018 and 2017, respectively, and are included in other current assets in the accompanying balance sheet.

Property and Equipment

Property and equipment are recorded at cost. Major additions and improvements that materially extend useful lives of property and equipment are capitalized. Maintenance and repairs are charged against the results of operations as incurred. When these assets are sold or otherwise disposed of, the asset and related depreciation are relieved, and any gain or loss is included in the statements of operations for the period of sale or disposal. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets, typically over a three to five-year period.

Intangible Assets

Intangible assets primarily consist of software development costs, domain names, copyrights and other intangible assets which are recorded at cost and amortized using the straight-line method over the estimated useful lives of the assets, ranging from three to ten years.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Intangible Assets (continued)

Software development costs incurred to develop internal-use software during the application development stage are capitalized and amortized on a straight-line basis over the software’s estimated useful life, which is generally three years. Software development costs incurred during the preliminary stages of development are charged to expense as incurred. Maintenance and training costs are charged to expense as incurred. Upgrades or enhancements to existing internal-use software that result in additional functionality are capitalized.

Research and Development Costs

Research and development costs represent costs incurred in connection with the testing of games on the Company’s technology platform and are primarily comprised of payments to outside consultants and contractors. Research and development costs are expensed as incurred.

Impairment of Long-Lived Assets

The Company assesses the recoverability of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset, an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value. Management believes that there was no impairment of long-lived assets for the periods presented herein. There can be no assurance, however, that market conditions or demand for the Company’s products or services will not change, which could result in long-lived asset impairment charges in the future.

Stock-Based Compensation

The compensation cost for all stock-based awards is measured at the grant date, based on the estimated fair value of the award, and is recognized as an expense, typically on a straight-line basis over the employee’s requisite service period (generally the vesting period of the equity award) which is generally two to four years. The fair value of restricted stock and restricted stock unit awards is determined by the product of the number of shares or units granted and the grant date market price of the underlying common stock. The fair value of stock option and common stock purchase warrant awards is estimated on the date of grant utilizing the Black-Scholes-Merton option pricing model. The Company accounts for forfeitures of awards as they occur.

Grants of equity-based awards (including warrants) to non-employees in exchange for consulting or other services are accounted for using the fair value of the consideration received (i.e., the value of the goods or services) or the fair value of the equity instruments issued, whichever is more reliably measurable.

Risks and Uncertainties

Concentrations. The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, or whose accounts payable balances individually represented 10% or more of the Company’s total accounts payable, as follows:

For the years ended December 31, 2018 and 2017, four customers accounted for 82% and three customers accounted for 47% of revenue, respectively. At December 31, 2018, three customers accounted for 96% of accounts receivable.  At December 31, 2017, four customers accounted for 96% of accounts receivable. At December 31, 2018, three vendors accounted for 43% of accounts payable.  At December 31, 2017, two vendors accounted for 32% of accounts payable.

Segment Information

The Company operates in one segment.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing the income or loss by the weighted-average number of outstanding shares of common stock for the applicable period. Diluted earnings per share is computed by dividing the income or loss by the weighted-average number of outstanding shares of common stock for the applicable period, including the dilutive effect of common stock equivalents. Potentially dilutive common stock equivalents primarily consist of employee stock options, common stock purchase warrants issued to employee and non-employees in exchange for services and common stock purchase warrants issued in connection with financings. All outstanding stock options, and common stock purchase warrants for the periods presented have been excluded from the computation of diluted loss per share because the effect of inclusion would have been anti-dilutive.

Income Taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or income tax returns. A valuation allowance is established to reduce deferred tax assets if all, or some portion, of such assets will more than likely not be realized, or if it is determined that there is uncertainty regarding future realization of such assets.

Under U.S. GAAP, a tax position is a position in a previously filed tax return, or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions are recognized only when it is more likely than not, based on technical merits, that the position will be sustained upon examination. Tax positions that meet the more likely than not thresholds are measured using a probability weighted approach as the largest amount of tax benefit being realized upon settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments, and which may not accurately forecast actual outcomes. Management believes the Company has no uncertain tax positions for the years ended December 31, 2018 and 2017.

The Company has elected to include interest and penalties related to its tax contingences as a component of income tax expense. There were no accruals for interest and penalties related to uncertain tax positions for the periods presented. Income tax returns remain open for examination by applicable authorities, generally three years from filing for federal and four years for state. The Company is not currently under examination by any taxing authority nor has it been notified of an impending examination.

Recent Accounting Guidance

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers. Subsequently, the FASB issued additional ASUs to clarify the guidance in ASU 2014-09. ASU 2014-09 and its related ASUs are collectively referred to herein as the “new revenue standard.” The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The new guidance is effective for emerging growth companies for annual periods beginning after December 15, 2018, with early adoption permitted. We are in the process of evaluating the impact, if any, of the update on our financial position, results of operations and financial statement disclosures.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Guidance (continued)

In February 2016, the FASB issued an ASU that requires lessees to present right-of-use assets and lease liabilities on the balance sheet. The new guidance is to be applied using a modified retrospective approach at the beginning of the earliest comparative periods in the financial statements and is effective for fiscal years beginning after December 15, 2019 and early adoption is permitted. The Company is evaluating the impact that this guidance will have on its financial position, results of operations and financial statement disclosures.

In June 2016, the FASB issued guidance on the measurement and recognition of credit losses on most financial assets. For trade receivables, loans, and held-to-maturity debt securities, the current probable loss recognition methodology is being replaced by an expected credit loss model. For available-for-sale debt securities, the recognition model on credit losses is generally unchanged, except the losses will be presented as an adjustable allowance. The guidance will be applied retrospectively with the cumulative effect recognized as of the date of adoption. The guidance will become effective at the beginning of the Company’s first quarter of fiscal year ending December 31, 2021 but can be adopted as early as the beginning of the first quarter of fiscal  year ending December 31, 2020. The Company is currently assessing the impact that adopting this new accounting guidance will have on its financial statements and footnote disclosures.

3.
PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2018 and 2017 :

	2018	2017

Furniture and fixtures	$206,877	$76,156
Computer hardware	3,195,444	3,073,319
	3,402,321	3,149,475
Less: accumulated depreciation and amortization	(2,870,952)	(2,011,658)
	$ 531,369	$ 1,137,817

Depreciation and amortization expense for property and equipment was $861,214 and $993,887 for the years ended December 31, 2018 and 2017, respectively.

4.
INTANGIBLE AND OTHER ASSETS

Intangible and other assets consisted of the following as of December 31, 2018 and 2017:

	2018	2017

Capitalized software development costs	$ 1,281,201	$ 762,572
Domain	67,644	65,579
Copyrights and other	126,474	36,570
	1,475,319	864,721
Less: accumulated amortization	(768,498)	(523,723)
	$ 706,821	$ 340,998

Amortization expense totaled $244,775 and $243,721 for the years ended December 31, 2018 and 2017, respectively.

4.
INTANGIBLE AND OTHER ASSETS (continued)

Future amortization expense of intangible and other assets is expected to be as follows:

For the years ending December 31:
2019	$262,413
2020	222,112
2021	151,338
2022	19,398
2023	18,600
Thereafter	32,960
$706,821

5.
GAMING LICENSE AGREEMENT

In June 2016, the Company entered into a gaming license agreement whereby the Company agreed to issue 166,667 shares of common stock purchase warrants (“License Warrants”) and 183,334 shares of restricted stock units (“License RSUs”) when the following performance or service conditions are met:

Vesting Conditions for License Warrant	Category	Number of License Warrants
Achievement of:
Greater than $5.0 million game related net revenues	Performance	41,667
Greater than $15.0 million game related net revenues	Performance	58,333
Greater than $35.0 million game related net revenues	Performance	66,667
		166,667

Vesting Conditions for License RSUs	Category	Number of License RSUs

Execution of the gaming license agreement	Service	45,834
9-month anniversary	Service	45,834
18-month anniversary	Service	91,666
		183,334

The License Warrants have a five-year contractual term with an exercise price of $9.00 per share, with vesting upon satisfactory performance under the gaming license agreement. The value of the License Warrants would be measured when any of vesting conditions are satisfied. During the periods presented, achievement of the vesting conditions was not deemed probable. Accordingly, no expense for the License Warrants was recognized during the years ended December 31, 2018 and 2017. In future periods, in the event that a determination is made that all or a portion of the vesting conditions may be met, the related expense would be reflected in the statement of operations.

The License RSUs were expensed on a straight-line basis over the contractual license term of 18-months beginning June 2016 and ending December 31, 2017. Noncash expense included in cost of sales related to License RSUs for the year ended December 31, 2017 was $1,054,167.

6.
CONVERTIBLE NOTE PAYABLE TO A RELATED PARTY

In February through April 2018, the Company issued 9.00% secured convertible promissory notes with a collective face value of $3,000,000 (the “Initial 2018 Notes”). The Initial 2018 Notes (i) accrued simple interest at the rate of 9.00% per annum, (ii) matured on the earlier of December 31, 2018 or the close of a $15,000,000 equity financing (“Qualifying Equity Financing”) by the Company, and (iii) all outstanding principal and accrued interest was automatically convertible into equity or equity-linked securities sold in a Qualifying Equity Financing based upon a conversion rate equal to (x) a 10% discount to the price per share of a Qualifying Equity Financing, with (y) a floor of $10.80 per share. In addition, the holders of the Initial 2018 Notes were collectively issued warrants to purchase approximately 55,559 shares of common stock, at an exercise price of $10.80 per share and a term of five years (the “Initial 2018 Warrants”).

In May through August 2018, the Company issued additional 9.00% secured convertible promissory notes with a collective face value of $10,000,000 (the “Additional 2018 Notes”). In May 2018, all of the Initial 2018 Notes and related accrued interest, totaling $3,056,182, were converted into the Additional 2018 Notes, resulting in an aggregate principal amount of $13,056,182 (hereinafter collectively, the “2018 Notes”). The holders of the converted Initial 2018 Notes retained their respective Initial 2018 Warrants.

The 2018 Notes (i) accrue simple interest at the rate of 9.00% per annum, (ii) mature on the earlier of the closing of an initial public offering (“IPO”) of the Company’s common stock on a national securities exchange or April 30, 2019, and (iii) all outstanding principal and accrued interest is automatically convertible into shares of common stock upon the closing of an IPO at the lesser of (x) $10.80 per share or (y) a 15% discount to the price per share of the IPO. In addition, the holders of the 2018 Notes were collectively issued 1,208,936 warrants to purchase common stock equal to 100% of the aggregate principal amount of the 2018 Notes divided by $10.80 per share (the “2018 Warrants”). The number of 2018 Warrants ultimately issued is subject to adjustment upon the closing of an IPO and will be determined by dividing 100% of the face value of the 2018 Notes by the lesser of (x) $10.80 per share or (y) a 15% discount to the price per share of the IPO. The 2018 Warrants are exercisable for a term of five years, commencing on the close of an IPO, at an exercise price equal to the lesser of (x) $10.80 per share or (y) a 15% discount to the IPO price per share and are callable at the election of the Company at any time following the closing of an IPO. The 2018 Notes are secured by a security interest in all of the assets, tangible and intangible, of the Company.

The proceeds from the sale of the 2018 Notes, the 2018 Warrants and the Initial 2018 Warrants, were allocated to the instruments based on the relative fair values of the convertible debt instrument without the warrants and of the warrants themselves at the time of issuance. The number of warrants issued was determined based on an estimated per share price of $10.80. The portion of the proceeds, totaling $5,933,424 allocated to the 2018 Warrants, was accounted for as a discount to the debt, with the offsetting credit to additional paid-in capital. The remainder of the proceeds were allocated to the convertible debt instrument portion of the transaction. The resulting debt discount is being amortized over the period from issuance to April 30, 2019, the stated maturity date of the debt.

The non-detachable conversion feature embedded in the 2018 Notes provides for a conversion rate that is below market value at the commitment date, and therefore, represents a beneficial conversion feature (“BCF”). The BCF is generally recognized separately at issuance by allocating a portion of the debt proceeds equal to the intrinsic value of the BCF to additional paid-in capital. The resulting convertible debt discount is recognized as interest expense using the effective yield method. The BCF is measured using the commitment date stock price. However, the conversion feature associated with the 2018 Notes is not exercisable until the consummation of an initial public offering by the Company of its common stock. As such, the BCF is not recognized in earnings until the contingency is resolved in future periods. The intrinsic value of the BCF at December 31, 2018, which was limited to the net proceeds allocated to the debt on a relative fair value basis, was approximately $8,227,542.

Debt issuance costs were comprised of $389,275 of cash commissions and common stock purchase warrants with a fair value of $223,355, paid and issued, respectively, to third-parties, and are reflected as a discount to the debt instrument, net of accumulated amortization, in the accompanying balance sheet. Debt issuance costs are amortized over the term of the debt as interest expense in the statement of operations.

Amounts related to the convertible notes as of and for the year ended December 31, 2018 were as follows:

	As of December 31, 2018		Year Ended December 31, 2018
2018 Notes	$ 13,000,000	Accretion of discount on 2018 Notes - warrants	$ 3,508,176
Accrued interest	605,972	Accretion of 2018 Notes - issuance costs	354,544
Unamortized debt discount	(2,425,248)	Accrued interest expense	605,972
Unamortized debt issuance costs	(258,123)	Total interest expense	$ 4,468,692
	$ 10,922,601

A summary of Initial 2018 Warrant and 2018 Warrant (collectively “Debt Warrants”) activity for the year ended December 31, 2018 is as follows:

		Weighted-Average
	Warrants (#)	Exercise Price Per Share ($)	Remaining Contractual Term (Years)	Aggregate Intrinsic Value ($)

Outstanding at December 31, 2017	-	-	-	$ 1,609,800
Initial 2018 Warrants issued	55,559	$ 10.80	-
2018 Warrants issued	1,208,936	10.80	-
Commission warrants issued	28,178	10.80	-
Outstanding at December 31, 2018	1,292,673	$ 10.80	4.51	$ 1,609,800
Vested and exercisable as of December 31, 2018	1,292,673	$ 10.80	4.51	$ 1,152,300

The weighted-average grant date fair value of Debt Warrants issued during the year ended December 31, 2018 was $7.98. The aggregate fair value of Debt Warrants that vested during the year ended December 31, 2018 was $10,296,926.

The fair value of Debt Warrants issued was estimated on their respective issue dates using the Black Scholes-Merton option pricing model and the following weighted-average assumptions:

Volatility	96%
Risk–free interest rate	2.75
Dividend yield	0%
Expected life of options (in years)	5
Weighted-average fair value of common stock	$10.80

7.
STOCKHOLDERS’ EQUITY

Preferred Stock

The Company’s initial certificate of incorporation authorized 5,000,000 shares of preferred stock, par value $0.001 per share. No preferred stock had been issued and outstanding since inception of the Company. In October 2016, the Company’s Board of Directors and a majority of the holders of the Company’s common stock approved an amendment and restatement of the certificate of incorporation which, in part, eliminated the authorized preferred stock. In August 2018, the Company’s Board of Directors approved a second amendment and restatement of the Company’s amended and restated certificate of incorporation (the “Amended and Restated Charter”) to, in part, increase the Company’s authorized capital to a total of 110.0 million shares, including 10.0 million shares of newly created preferred stock, par value $0.001 per share (“Preferred Stock”), authorize the Company’s Board of Directors to fix the designation and number of each series of Preferred Stock, and to determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Amended and Restated Charter was approved by a majority of the Company’s stockholders in September 2018, and was filed with the State of Delaware in November 2018. All references in the accompanying financial statements to Preferred Stock have been restated to reflect the Amended and Restated Charter.

Common Stock

The Amended and Restated Charter also increased the Company’s authorized capital to include 100.0 million shares of common stock, par value $0.001, and removed the deemed liquidation provision, as such term is defined in the Amended and Restated Charter. Each holder of common stock is entitled to one vote for each share of common stock held at all meetings of stockholders.

7.
STOCKHOLDERS’ EQUITY (continued)

Common Stock Purchase Warrants

During the year ended December 31, 2018, the Company issued common stock purchase warrants to certain employees and non-employees in exchange for services performed, subject to certain vesting conditions. The warrants have expiration dates ranging from five to 10 years from the date of grant and exercise prices ranging from $0.30 to $10.80 per share. A summary of warrant activity for the year ended December 31, 2018 is as follows:

		Weighted-Average
	Warrants (#)	Exercise Price Per Share ($)	Remaining Contractual Term (Years)	Aggregate Intrinsic Value ($)

Outstanding at December 31, 2017	848,295	$ 8.91	5.76	$1,609,800
Granted	250,000	$ 10.80
Outstanding at December 31, 2018	1,098,295	$ 9.33	3.30	1,609,800
Vested and exercisable as of December 31, 2018	566,626	$ 8.76	2.23	$1,152,300

Compensation expense related to common stock purchase warrants was $1,400,488 and $1,664,563 for the years ended December 31, 2018 and 2017, respectively. The weighted-average grant date fair value of warrants granted during the years ended December 31, 2018 and 2017 was $7.80 and $7.77, respectively. The aggregate fair value of warrants that vested during the years ended December 31, 2018 and 2017 was $1,401,113 and $1,651,891, respectively.

As of December 31, 2018, the total unrecognized compensation expense related to warrants was $2,660,385, which is expected to be recognized over a weighted-average term of approximately 1.07 years.

In-Kind Contribution of Services

In June 2017, the Company entered into an arrangement with a major media network for $1,000,000 of in-kind contributions of media services in exchange for 92,592 shares of common stock. Expense included in general and administrative expenses in the statement of operations for usage of the in-kind media services for the years ended December 31, 2018 and 2017 was $666,667 and $333,333, respectively. The balance included in prepaid expenses in the accompanying balance sheets as of December 31, 2018 and 2017 was $0 and 666,667, respectively.

8.
STOCK-BASED INCENTIVE PLANS

The Super League 2014 Stock Option and Incentive Plan (the “Plan” or “SOP”) was approved by the Board of Directors and the stockholders of Super League in October 2014. The Plan was subsequently amended in May 2015, May 2016, July 2017 and October 2018. The Plan allows grants of stock options, stock awards and performance shares with respect to common stock of the Company to eligible individuals, which generally includes directors, officers, employees, advisors and consultants. The Plan provides for both the direct award and sale of shares of common stock and for the grant of options to purchase shares of common stock. Options granted under the Plan include non-statutory options as well as incentive options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended.

The Board of Directors administers the Plan and determines which eligible individuals are to receive option grants or stock issuances under the Plan, the times when the grants or issuances are to be made, the number of shares of common stock subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The exercise price of options is generally equal to the fair market value of common stock of the Company on the date of grant. Options generally begin to be exercisable six months to one year after grant and typically expire 10 years after grant. Stock options and restricted shares generally vest over two to four years (generally representing the requisite service period). The Plan terminates automatically on July 1, 2027. The Plan provides for the following programs:

Option Grants

Under the discretionary option grant program, Super League’s compensation committee may grant (1) non-statutory options to purchase shares of common stock to eligible individuals in the employ or service of Super League or its affiliates (including employees, non-employee members of the Board of Directors and consultants) at an exercise price not less than 85% of the fair market value of such shares on the grant date, and (2) incentive stock options to purchase shares of common stock to eligible employees at an exercise price not less than 100% of the fair market value of such shares on the grant date (not less than 110% of fair market value if such employee actually or constructively owns more than 10% of Super League’s voting stock or the voting stock of any of its subsidiaries).

Stock Awards or Sales

Under the stock award or sales program, eligible individuals may be issued shares of common stock of the Company directly, upon the attainment of performance milestones or the completion of a specified period of service or as a bonus for past services. Under this program, the purchase price for the shares will not be less than 100% of the fair market value of the shares on the date of issuance, and payment may be in the form of cash or past services rendered. Eligible individuals will have no stockholder rights with respect to any unvested restricted shares or restricted stock units issued to them under the stock award or sales program; however, eligible individuals will have the right to receive any regular cash dividends paid on such shares.

8.
STOCK-BASED INCENTIVE PLANS (continued)

Stock Awards or Sales (continued)

The initial reserve under the Plan was 583,334 shares of common stock, which reserve was subsequently increased to 1,000,000 shares upon stockholders’ approval in May 2016. In July 2017, the Company amended and restated the SOP to increase the number of shares of common stock reserved thereunder from1,000,000 shares to 1,500,000 shares. In October 2018, the Company amended and restated the SOP to increase the number of shares of common stock reserved thereunder from 1,500,000 shares to 1,833,334 shares.

Super League issues new shares of common stock upon the exercise of stock options, the grant of restricted stock, or the delivery of shares pursuant to vested restricted stock units. The compensation committee of the Board of Directors may amend or modify the Plan at any time, subject to any required approval by the stockholders of the Company, pursuant to the terms therein.

Stock Options

The fair value of stock options granted were estimated on their respective grant dates using the Black-Scholes-Merton option pricing model and the following weighted-average assumptions for the years ended December 31, 2018 and 2017:

	2018	2017
Volatility	96%	104%
Risk–free interest rate	2.82	1.95%
Dividend yield	0%	0%
Expected life of options (in years)	5.78	5.62
Weighted-average fair value of common stock	$10.80	$10.80

A summary of stock option activity for the year ended December 31, 2018 is as follows:

		Weighted-Average
	Options (#)	Exercise Price Per Share ($)	Remaining Contractual Term (Years)	Aggregate Intrinsic Value ($)

Outstanding at December 31, 2017	1,108,417	$ 8.51	8.66	$ 2,540,900
Granted	668,352	$ 10.80
Exercised	-	-
Canceled / forfeited	(252,301)	$ 10.54
Outstanding at December 31, 2018	1,524,468	$ 9.18	8.35	$ 2,475,900
Vested and exercisable at December 31, 2017	729,575	$ 7.62	7.43	$ 2,316,448

Compensation expense related to stock options was $2,490,277 and $1,948,179 for the years ended December 31, 2018 and 2017, respectively. The weighted-average grant date fair value of stock options granted during the years ended December 31, 2018 and 2017 was $8.85 and $8.61, respectively. The aggregate fair value of stock options that vested during the years ended December 31, 2018 and 2017 was $4,720,009 and $2,601,477, respectively.

8.
STOCK-BASED INCENTIVE PLANS (continued)

Stock Options (continued)

As of December 31, 2018, the total unrecognized compensation expense related to non-vested stock option awards was $4,851,396, which is expected to be recognized over a weighted-average term of approximately 2.14 years.

Restricted Stock Units

The following table summarizes non-vested restricted stock unit activity for the year ended December 31, 2018:

	Restricted Stock Units (#)	Weighted Average Grant Date Fair Value ($)
Non-vested restricted stock units at December 31, 2017	8,334	$ 6.00
Granted	2,500	$ 10.80
Vested	(834)
Canceled	–
Non-vested restricted stock units at December 31, 2018	10,000	$ 6.81

Compensation expense related to restricted stock units, including the License RSUs described in Note 5, was $14,489 and $1,054,167 during the years ended December 31, 2018 and 2017, respectively. As of December 31, 2018, the total unrecognized compensation expenses related to non-vested restricted stock units was $62,511, of which $12,511 will be recognized over a weighted-average term of approximately 0.5 years and $50,000 will be recognized if and when the applicable performance conditions are satisfied.

9.
INCOME TAXES

Super League’s provision for income taxes consisted of the following for the years ended December 31, 2018 and 2017:

	2018	2017
Current:
Federal taxes	$–	$–
State taxes	800	800
Total current	800	800

9.
INCOME TAXES (continued)

	2018	2017
Deferred:
Federal taxes	4,072,936	675,668
State taxes	1,609,476	1,390,658
Subtotal	5,682,412	2,066,326
Change in valuation allowance	(5,682,412)	(2,066,326)
Total deferred	–	–

Provision for income taxes	$800	$800

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following as of December 31, 2018 and 2017.

	2018	2017
Deferred tax assets (liabilities):
Net operating loss and credits	$ 11,128,731	$ 8,400,379
Stock compensation	3,451,459	1,807,452
Accrued interest expense	938,425
Fixed assets and intangibles	87,359	(257,538)
Accrued liabilities and other	-	(26,730)
Total deferred tax assets	15,605,974	9,923,563
Valuation allowance	(15,605,974)	(9,923,563)
Total deferred tax assets, net of valuation allowance	$ -	$ -

A reconciliation of the federal statutory income tax rate and the effective income tax rate is as follows:

	2018	2017

Statutory federal tax rate - (benefit) expense	21%	35%
Non-deductible permanent items	(1)	(1)
Change in tax rate	-	(29)
Valuation allowance	(20)	(5)
	-%	-%

For the years ended December 31, 2018 and 2017, the Company recorded full valuation allowances against its net deferred tax assets due to uncertainty regarding future realizability pursuant to guidance set forth in the FASB’s Accounting Standards Codification Topic No. 740, Income Taxes. In future periods, if the Company determines it will more likely than not be able to realize these amounts, the applicable portion of the benefit from the release of the valuation allowance will generally be recognized in the statements of operations in the period the determination is made.

At December 31, 2018, the Company had U.S. federal and state income tax net operating loss carryforwards of approximating $35,979,203 and $40,447,895, respectively, expiring through 2038. Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions. The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company’s formation due to the complexity and cost associated with such a study, and the fact that there may be additional such ownership changes in the future.

On December 22, 2017, new U.S. federal tax legislation was enacted that significantly changed the U.S. federal income taxation of U.S. corporations, including by reducing the U.S. corporate income tax rate from 35% to 21%, revising the rules governing net operating losses and foreign tax credits, and introducing new anti-base erosion provisions. Many of the changes were effective immediately, without any transition periods or grandfathering for existing transactions. The legislation is unclear in many respects and could be subject to potential amendments and technical corrections, as well as interpretations and implementing regulations by the U.S. Department of the Treasury and the Internal Revenue Service (“IRS”), any of which could decrease or increase certain adverse impacts of the legislation. In addition, it is unclear how these U.S. federal income tax changes will affect state and local taxation, which often uses federal taxable income as a starting point for computing state and local tax liabilities.

9.
INCOME TAXES (continued)

The new legislation reduced the corporate income tax rate from 35% to 21% effective January 1, 2018. As a result, all deferred income tax assets and liabilities, including NOL’s, have been measured using the new rate under and are reflected in the valuation of these assets as of December 31, 2018 and 2017. As a result, as of December 31, 2017, the value of our deferred tax assets was reduced by $4,278,626 and the related valuation allowance was reduced by the same amount. Our analysis and interpretation of this legislation is ongoing. Given the full valuation allowance provided for net deferred tax assets for the periods presented herein, the change in tax law did not have a material impact on the Company’s financial statements provided herein. There may be additional tax impacts identified in subsequent periods throughout the Company’s fiscal year ending December 31, 2019 in accordance with subsequent interpretive guidance issued by the SEC or the IRS. Further, there may be other material adverse effects resulting from the legislation that we have not yet identified. No estimated tax provision has been recorded for tax attributes that are incomplete or subject to change.

10.
COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office space under an operating lease agreement which expired on May 31, 2017 and was amended to a month-to-month lease.

Rent expense for the years ended December 31, 2018 and 2017 was approximately $317,415 and $238,114, respectively, and is included in general and administrative expenses in the accompanying statements of operations. Rental payments are expensed in the statements of operations in the period to which they relate. Scheduled rent increases, if any, are amortized on a straight-line basis over the lease term.

Related Party Transactions

In May 2015, the Company entered into a consulting agreement with a member of the Company's Board of Directors, pursuant to which the director provided consulting services including assistance with business and corporate strategies, for which he was paid a monthly consulting fee of $6,250. The term of the consulting agreement ended as of December 31, 2018.

11.
SUBSEQUENT EVENTS

The Company evaluated subsequent events for their potential impact on the financial statements and disclosures through the date the annual audited financial statements were available to be issued.

12.
REVERSE STOCK SPLIT

On February 8, 2019, the Company filed an amendment to the Company’s amended and restated certificate of incorporation to effect a reverse split of shares of the Company’s common stock on a one-for-three basis (the “Reverse Stock Split”). All references to common stock, warrants to purchase common stock, options to purchase common stock, early exercised options, restricted stock, share data, per share data and related information contained in the financial statements have been retrospectively adjusted to reflect the effect of the Reverse Stock Split for all periods presented. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split will be rounded down to a whole share, and any effected stockholders will receive a cash payment equal to the value of such fractional shares.

2,272,727 Shares

Super League Gaming, Inc.

PROSPECTUS

Joint Book-Running Managers
Northland Capital Markets	Lake Street

Co-Manager
National Securities Corporation

The date of this prospectus is           , 2019

Until                     , 2019 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission (the “SEC”) registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the Nasdaq Capital Market listing fee.

Amount
SEC registration fee	$ 3,802
FINRA filing fee	4,250
Nasdaq Capital Stock Market listing fee	55,000
Accountants’ fees and expenses	126,000
Legal fees and expenses	176,000
Transfer Agent’s fees and expenses	5,000
Printing and engraving expenses	246,000
Underwriters reimbursable expenses	275,000
Miscellaneous	5,000

Total expenses	$ 896,052

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our certificate of incorporation, as amended and restated (“Charter”), and our amended and restated bylaws (“Bylaws”) provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

We also expect to enter into separate indemnification agreements with our directors and officers in addition to the indemnification provided for in our Amended and Restated Charter and Bylaws. These indemnification agreements will provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of the company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

We have entered into an underwriting agreement in connection with this offering, which provides for indemnification by the underwriter of us, our officers and directors, for certain liabilities, including liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities sold by us within the last three years which were not registered under the Securities Act. Also included is the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a)
Issuances of Capital Stock:

During the year ended December 31, 2016, we issued 505,696 shares of common stock at a price of $10.80 per share to certain accredited investors in private placement transactions, resulting in aggregate net proceeds of $5,356,645.

During the year ended December 31, 2017, we issued 788,280 shares of common stock at a price of $10.80 per share to certain accredited investors in private placement transactions, resulting in aggregate net proceeds of $8,244,883.

In connection with these issuances of common stock, we granted the investors certain demand and piggyback registration rights for the shares purchased in these transactions. In addition, the investors were provided with the right to participate on a pro-rata basis in any future financings, subject to certain exceptions including the issuance of securities in connection with the closing of our initial public offering, to maintain their respective ownership interest in the Company.

In June 2016, we entered into a gaming license agreement whereby we agreed to issue 183,333 shares of restricted stock upon the achievement of certain game related service conditions.

Issuances of Warrants to Purchase Common Stock

On June 22, 2016, we granted a ten-year warrant to purchase 166,667 shares of common stock with an exercise price of $9.00 per share to a third-party as partial consideration for the execution of a license agreement. Pursuant to its terms, the warrant will vest in increments of 25%, 35% and 40%, respectively, upon the occurrence of certain performance-based achievements.

From January 1, 2016 to December 31, 2018, we granted five and ten year warrants to purchase an aggregate of 355,584 shares of our common stock at an average exercise price of $10.17 per share, to certain employees, consultants and directors of the Company, including our Chief Executive Officer Ann Hand, and Robert Stewart and Jeff Gehl, each of whom serve as a member of our Board of Directors, as consideration for their previous and future services to the Company.

On November 15, 2018, we granted an employee a ten-year common stock purchase warrant to purchase up to 250,000 shares of the Company’s common stock, at an exercise price of $10.80, pursuant to an amended employment agreement, subject to the following vesting schedule: (i) 25% upon issuance; (ii) 50% upon close of an IPO or an additional private financing (occurring subsequent to September 1, 2018) of not less than $15,000,000; and (iii) 25% on the one-year anniversary of an IPO or the one-year anniversary of an additional private equity financing of not less than $15,000,000 (occurring subsequent to September 1, 2018).

Sale of Convertible Promissory Notes in Private Placements

In October 2015, we entered into a non-interest bearing, unsecured convertible note in the principal amount of $3,250,000 (the “2015 Note”) with a stockholder of the Company. In April 2016, the 2015 Note automatically converted into 387,795 shares of common stock pursuant to the terms of the 2015 Note.

In April 2016, we entered into non-interest bearing, unsecured convertible notes with an aggregate principal amount of $5,350,000 (the “2016 Notes”) with certain stockholders of the Company, $5,050,000 of such principal amount was automatically converted into 517,161 shares of common stock in October 2016 upon closing of a “qualified equity offering” (as such term is defined in the 2016 Notes) pursuant to the terms of the 2016 Notes. The remaining principal amount of $300,000 was fully repaid by us during the year ended December 31, 2016.

In February through April 2018, we issued 9.00% secured convertible promissory notes with a collective face value of $3,000,000 (the “Initial 2018 Notes”). The Initial 2018 Notes (i) accrued simple interest at the rate of 9.00% per annum, (ii) matured on the earlier of December 31, 2018 or the close of a $15,000,000 equity financing (“Qualifying Equity Financing”) by us, and (iii) all outstanding principal and accrued interest was automatically convertible into equity or equity-linked securities sold in a Qualifying Equity Financing based upon a conversion rate equal to (x) a 10% discount to the price per share of a Qualifying Equity Financing, with (y) a floor of $10.80 per share. In addition, the holders of the Initial 2018 Notes were collectively issued warrants to purchase approximately 55,559 shares of common stock, at an exercise price of $10.80 per share and a term of five years (the “Initial 2018 Warrants”).

In May through August 2018, we issued additional 9.00% secured convertible promissory notes with a collective face value of $10,000,000 (the “Additional 2018 Notes”). In May 2018, all of the Initial 2018 Notes and related accrued interest, totaling $3,056,182, were converted into the Additional 2018 Notes, resulting in an aggregate principal amount of $13,056,182 (hereinafter collectively, the “2018 Notes”). The holders of the converted Initial 2018 Notes retained their respective Initial 2018 Warrants.

The 2018 Notes (i) accrue simple interest at the rate of 9.00% per annum, (ii) mature on the earlier of the closing of an initial public offering (“IPO”) of our common stock on a national securities exchange or April 30, 2019, and (iii) all outstanding principal and accrued interest is automatically convertible into shares of common stock upon the closing of an IPO at the lesser of (x) $10.80 per share or (y) a 15% discount to the price per share of the IPO. In addition, the holders of the 2018 Notes were collectively issued 1,208,936 warrants to purchase common stock equal to 100% of the aggregate principal amount of the 2018 Notes divided by $10.80 per share (the “2018 Warrants”). The number of 2018 Warrants ultimately issued is subject to adjustment upon the closing of an IPO and will be determined by dividing 100% of the face value of the 2018 Notes by the lesser of (x) $10.80 per share or (y) a 15% discount to the price per share of the IPO. The 2018 Warrants are exercisable for a term of five years, commencing on the close of an IPO, at an exercise price equal to the lesser of (x) $10.80 per share or (y) a 15% discount to the IPO price per share and are callable at our election at any time following the closing of an IPO.

Grants of Restricted Common Stock

On January 15, 2016, we issued 140,000 shares of our common stock to an employee upon the exercise of certain previously issued warrants at an exercise price of $0.30 per share.

The offers, sales and issuances of the securities described in Item 15 were deemed to be exempt from registration under the Securities Act under either (i) Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (ii) Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.  The share and per share information in this Item 15 reflects the one-for-three reverse stock split of our common stock that was consummated on February 8, 2019.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. The list of exhibits is set forth below and is incorporated by reference herein.

1.1	Form of Underwriting Agreement, filed herewith.
3.1#	Second Amended and Restated Certificate of Incorporation of Super League Gaming, Inc., dated November 19, 2018.
3.2#	Second Amended and Restated Bylaws of Super League Gaming, Inc.
3.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Super League Gaming, Inc., dated February 8, 2019, filed herewith.
4.1	Form of Common Stock Certificate, filed herewith.
4.2#	Form of Registration Rights Agreement, among Super League Gaming, Inc. and certain accredited investors.
4.3#	Common Stock Purchase Warrant dated June 16, 2017 issued to Ann Hand.
4.4#	Form of 9.00% Secured Convertible Promissory Note.
4.5#	Form of Callable Common Stock Purchase Warrant, issued to certain accredited investors.
4.6	Form of Representative’s Warrant, filed herewith.
5.1	Opinion of Disclosure Law Group, a Professional Corporation, filed herewith.
10.1†#	Super League Gaming, Inc. Amended and Restated 2014 Stock Option and Incentive Plan.
10.2†#	Form of Stock Option Agreement under 2014 Stock Option and Incentive Plan.
10.3#	Subscription Agreement, among Nth Games, Inc. and certain accredited investors.
10.4#	Subscription Agreement, among Super League Gaming, Inc. and certain accredited investors.
10.5#	Form of Theater Agreement, filed herewith.
10.6#	Lease between Super League Gaming, Inc. and Roberts Business Park Santa Monica LLC, dated June 1, 2016.
10.7+	License Agreement between Super League Gaming, Inc. and Riot Games, Inc., dated June 22, 2016, filed herewith.
10.8+	Amended and Restated License Agreement between Super League Gaming, Inc. and Mojang AB, dated August 1, 2016, filed herewith.
10.9+	Master Agreement between Super League Gaming, Inc. and Viacom Media Networks, dated June 9, 2017, filed herewith.
10.10#	Form of Common Stock Purchase Agreement, among Super League Gaming, Inc. and certain accredited investors.
10.11#	Form of Investors’ Rights Agreement, among Super League Gaming, Inc. and certain accredited investors.
10.12†#	Employment Agreement, between Super League Gaming, Inc. and Ann Hand, dated June 16, 2017.
10.13†#	Employment Agreement, between Super League Gaming, Inc. and David Steigelfest, dated October 31, 2017.
10.14#	Riot Games, Inc. Extension Letter, dated November 21, 2017.
10.15#	Form of Note Purchase Agreement, among Super League Gaming, Inc. and certain accredited investors.
10.16#	Form of Security Agreement, between Super League Gaming, Inc. and certain accredited investors.
10.17#	Form of Intercreditor and Collateral Agent Agreement, among Super League Gaming, Inc. and certain accredited investors.
10.18#	Form of Investors’ Rights Agreement (9% Secured Convertible Promissory Notes), among Super League Gaming, Inc. and certain accredited investors.
10.19#	Master Service Agreement and Initial Statement of Work between Super League Gaming, Inc. and Logitech Inc., dated March 1, 2018.
10.20#	Asset Purchase Agreement, between Super League Gaming, Inc. and Minehut, dated June 22, 2018.
10.21†#	Amended and Restated Employment Agreement, between Super League Gaming, Inc. and Ann Hand, dated November 15, 2018.
10.22†#	Amended and Restated Employment Agreement, between Super League Gaming, Inc. and David Steigelfest, dated November 1, 2018.
10.23†#	Employment Agreement, between Super League Gaming, Inc. and Matt Edelman, dated November 1, 2018.
10.24†#	Employment Agreement, between Super League Gaming, Inc. and Clayton Haynes, dated November 1, 2018.
14.1#	Super League Gaming, Inc. Code of Business Conduct and Ethics.
23.1	Consent of Squar Milner LLP, filed herewith.
23.2	Consent of Disclosure Law Group, a Professional Corporation (included in Exhibit 5.1).
24.1#	Power of attorney (included on signature page to the Registration Statement on Form S-1, filed on January 4, 2019).

#	Previously filed.
†	Identifies exhibits that consist of a management contract or compensatory plan or arrangement.
+
Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act of 1933, as amended, and Rule 24b-2 under the Securities Exchange Act of 1934, as amended (together, the “Rules”). In accordance with the Rules, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

 (b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby further undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2)   For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 12th day of February, 2019.

Super League Gaming, Inc.

By:	/s/ Ann Hand
Ann Hand Chief Executive Officer, President and Chair of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Ann Hand	Chief Executive Officer,	February 12, 2019
Ann Hand	President, Chair of the Board
(Principal Executive Officer)

/s/ Clayton Haynes	Chief Financial Officer	February 12, 2019
Clayton Haynes	(Principal Financial and Accounting Officer)

*	Director	February 12, 2019
David Steigelfest

*	Director	February 12, 2019
John Miller

*	Director	February 12, 2019
Jeff Gehl

*	Director	February 12, 2019
Robert Stewart

*	Director	February 12, 2019
Peter Levin

*	Director	February 12, 2019
Kristin Patrick

*	Director	February 12, 2019
Michael Keller

* By: /s/ Ann Hand
Ann Hand
Attorney-in-Fact